As filed with the Securities and Exchange Commission on April 5, 2005

Registration No. 333-123027

SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 1 TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGON N.V.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands	6311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

AEGONplein 50

2591 TV The Hague

The Netherlands

011-31-70-344-3210

(Address and telephone number of Registrant’s principal executive offices)

Craig D. Vermie, Esq.

AEGON USA, Inc.

4333 Edgewood Road NE

Cedar Rapids, IA 52499

(319) 398-8511

(Name, address and telephone number of agent for service)

Copy of communications to:

A. Peter Harwich, Esq. Allen & Overy LLP 1221 Avenue of the Americas New York, NY 10020 (212) 610-6471	Ward S. Bondurant, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, GA 30326 (404) 233-7000

Approximate date of commencement of proposed sale of the securities to public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated in the Reorganization Agreement described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

MAJOR TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

6455 East Johns Crossing

Suite 402

Duluth, Georgia 30097

April 5, 2005

Dear Fellow Stockholders:

You are invited to attend a Special Meeting of Stockholders of Global Preferred Holdings, Inc. (“GPH”), a Delaware corporation, to be held on May 10, 2005 at 4:00 p.m. local time at the J.W. Marriott Lenox, 3300 Lenox Rd., Atlanta, Georgia.

As previously announced, on December 30, 2004, our board of directors approved and GPH entered into an agreement to sell the entire issued and outstanding share capital of Global Preferred Re Limited (“GPRe”), the Bermuda-incorporated life reinsurance company owned by GPH, to GPRE Acquisition Corp., a Delaware corporation (“GAC”) and a wholly-owned subsidiary of AEGON N.V. (“AEGON”), in exchange for common shares of AEGON. The entire issued and outstanding share capital of GPRe represents substantially all of the assets of GPH.

In addition, on December 30, 2004, our board of directors approved the liquidation and dissolution of GPH to be effected under Delaware law, contingent upon the closing of the sale of GPRe and subject to authorization by the stockholders of GPH.

As more fully set forth in this Proxy Statement/Prospectus, at the special meeting you will be asked to consider and vote upon a proposal to authorize (1) the sale of the entire issued and outstanding share capital of GPRe (which comprises substantially all of the assets of GPH (the “Asset Transfer”)) to GAC pursuant to the Agreement and Plan of Reorganization, dated as of December 30, 2004, attached to this Proxy Statement/Prospectus as Annex A (the “Reorganization Agreement”) and (2) the liquidation and dissolution of GPH (the “Dissolution”) pursuant to the Plan of Liquidation and Complete Dissolution substantially in the form attached as Annex B-2 to this Proxy Statement/Prospectus (the “Dissolution Plan”). The Asset Transfer and the Dissolution are jointly referred to in this Proxy Statement/Prospectus as the “Reorganization.”

As described more fully in this Proxy Statement/Prospectus, we are seeking stockholder authorization of the Asset Transfer and the Dissolution. If the Asset Transfer and Dissolution are authorized, GPH will sell the entire issued and outstanding share capital of GPRe to GAC in exchange for a payment to be made by GAC of common shares of AEGON. GPH’s board of directors has determined that if GPH stockholders fail to approve both the Asset Transfer and the Dissolution, GPH will not undertake to complete either the Asset Transfer or the Dissolution. The purchase price for the entire issued and outstanding share capital of GPRe pursuant to the Reorganization Agreement is payable in common shares of AEGON. The number of such shares to be paid by GAC to GPH at the closing of the Asset Transfer will be calculated using the average of the closing prices of AEGON common shares as quoted on the Euronext Amsterdam Exchange (“Euronext Amsterdam”) on the 20 trading days ending on the day which is the last business day prior to the special meeting of GPH stockholders.

If the Reorganization satisfies certain U.S. tax requirements, then it will qualify as a tax-deferred “reorganization” for purposes of U.S. federal income tax law and, consequently, GPH (except to the extent of cash received from the sale of any of its assets to generate cash to satisfy its liabilities and expenses and with respect to appreciated property other than AEGON common shares distributed to its stockholders and creditors) and its stockholders (except to the extent that such stockholders receive cash instead of fractional AEGON common shares or cash or other non-stock property in exchange for their shares of GPH common stock) generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reorganization. You may, however, recognize a taxable gain or loss when you dispose of any AEGON common shares you receive as a result of the Reorganization. Determining the actual tax consequences of the Reorganization to you can be complicated and will depend on your specific situation. You should consult your own tax advisor for a full understanding of the Reorganization’s tax consequences.

The board of directors of GPH has deemed the Asset Transfer and the Dissolution advisable and it unanimously recommends that you vote FOR authorization of the Asset Transfer pursuant to the Reorganization Agreement and FOR authorization of the Dissolution pursuant to the Dissolution Plan. GPH will not dissolve and liquidate unless the Asset Transfer is completed. GPH will not complete the Asset Transfer if the Dissolution is not approved. We urge you to read the attached Proxy Statement/Prospectus, including the “Risks Related to the Reorganization” section.

Your vote is very important, regardless of the number of shares of GPH common stock that you own. Please take the time to vote by completing the accompanying proxy card and returning it in the return envelope provided, even if you plan to attend the special stockholders meeting. You should note that if you sign, date and mail your proxy card, without indicating how you wish to vote, your proxy will be voted in favor of the Asset Transfer and in favor of the Dissolution. If you hold shares in the name of your bank, broker or other record holder, you should follow the instructions on the form you receive from them in order to vote your shares. I support the proposed Reorganization and join with the entire board of directors of GPH in recommending that you vote in favor of the proposed Asset Transfer and the proposed Dissolution presented to you for your authorization.

Sincerely,

Edward F. McKernan

President and Chief Executive Officer

Global Preferred Holdings, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL 5, 2005, AND IS FIRST BEING MAILED TO STOCKHOLDERS OF GPH ON OR ABOUT APRIL 11, 2005.

ADDITIONAL INFORMATION

This Proxy Statement/Prospectus incorporates important business and financial information about AEGON and GPH from other documents that are not included in or delivered with this Proxy Statement/Prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

Investor Relations AEGON N.V. P.O. Box 202 2501 CE The Hague The Netherlands Tel: 011-31-70-344-8305 Fax: 011-31-70-383-2773 E-mail: groupir@aegon.nl	Investor Relations AEGON USA, Inc. 1111 North Charles Street Baltimore, MD 21201 USA Tel: 1-410-576-4577 Fax: 1-410-347-8685 E-mail: ir@aegonusa.com	Global Preferred Holdings, Inc. 6455 East Johns Creek Crossing Suite 402 Duluth, Georgia 30097 Tel: 1-770-248-3311 Fax: 1-770-248-3323 Email: gph@gphre.com

If you would like to request any documents, please do so by April 25, 2005 in order to receive them before the special meeting.

See “WHERE YOU CAN FIND MORE INFORMATION ABOUT AEGON AND GPH” that begins on page 74.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2005

To Holders of Shares of Common Stock of Global Preferred Holdings, Inc. (“GPH”):

NOTICE IS HEREBY GIVEN that a special meeting of holders of GPH common stock will be held at the J.W. Marriott Lenox, 3300 Lenox Rd., Atlanta, Georgia on May 10, 2005, at 4:00 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to authorize GPH to sell the entire issued and outstanding share capital of Global Preferred Re Limited, the Bermuda-incorporated life reinsurance company owned by, and comprising substantially all the assets of, GPH, to GPRE Acquisition Corp., a Delaware corporation (“GAC”) and a wholly-owned subsidiary of AEGON N.V., a company formed under the laws of The Netherlands (“AEGON”), in exchange for payment of common shares of AEGON pursuant to the Agreement and Plan of Reorganization, dated December 30, 2004 (the “Reorganization Agreement”), among AEGON, GAC and GPH. A copy of the Reorganization Agreement is attached to this Proxy Statement/Prospectus as Annex A.

2.	To consider and vote upon a proposal to authorize the dissolution and liquidation of GPH pursuant to the Plan of Liquidation and Complete Dissolution (the “Dissolution Plan”), which is subject to authorization by GPH stockholders and closing of the Asset Transfer. Copies of the certificate of dissolution and the Dissolution Plan are attached to this Proxy Statement/Prospectus as Annexes B-1 and B-2, respectively.

3.	To conduct any other business properly brought before the meeting.

The foregoing items of business are more fully described in this Proxy Statement/Prospectus. Only holders of record of GPH common stock at the close of business on March 31, 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

Stockholders will not be entitled to dissenters’ or appraisal rights with respect to the proposals being presented for authorization at the special meeting.

All stockholders are cordially invited to attend the special meeting. It is important that your shares be represented at the special meeting, whether or not you plan to attend in person. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Prompt action in sending in your proxy card will eliminate the expense of further solicitation. You may revoke your proxy in the manner described in this Proxy Statement/Prospectus at any time before the proxy has been voted at the special meeting. If you instruct your bank, broker or other record holder to vote your shares, you must follow any directions received from them to change those instructions. You are receiving a proxy for each account in your household. Please vote, sign and mail all proxies you receive.

By order of the Board of Directors,

Edward F. McKernan

President and Chief Executive Officer

Global Preferred Holdings, Inc.

Duluth, Georgia

April 5, 2005

i

ii

iii

QUESTIONS AND ANSWERS

Q:	WHAT AM I BEING ASKED TO DO AS A STOCKHOLDER OF GLOBAL PREFERRED HOLDINGS, INC. (“GPH”)?

A:    You are being asked to vote on:

(1)	the transfer of the entire issued and outstanding share capital of Global Preferred Re Limited (“GPRe”), the Bermuda-incorporated life reinsurance company owned by, and comprising substantially all the assets of, GPH (the “Asset Transfer”) to GPRE Acquisition Corp., a Delaware corporation (“GAC”) and a wholly-owned subsidiary of AEGON N.V., a company formed under the laws of The Netherlands (“AEGON”), in exchange for common shares of AEGON pursuant to the Agreement and Plan of Reorganization (the “Reorganization Agreement”); and

(2)	the dissolution and liquidation of GPH (the “Dissolution”) pursuant to the Plan of Liquidation and Complete Dissolution (the “Dissolution Plan”), which is subject to the closing of the Asset Transfer.

In this Proxy Statement/Prospectus, we refer to the Asset Transfer contemplated in the Reorganization Agreement and the Dissolution contemplated in the Dissolution Plan jointly as the “Reorganization.”

Q:	WHAT DO I NEED TO DO NOW?

A:    You should read this Proxy Statement/Prospectus carefully in its entirety, including its annexes, to consider how the matters discussed herein will affect you. Whether or not you plan to attend the special meeting of GPH stockholders, please vote your proxy promptly by indicating on the enclosed proxy card how you want to vote, and fill out your letter of instruction according to its instructions. Please sign and mail the proxy card as soon as possible so that your shares of GPH common stock may be represented at the special meeting of GPH stockholders. If your proxy is properly given and not revoked without indicating how you want to vote, your proxy will be counted as a vote in favor of the Asset Transfer and the Dissolution.

If you do not vote on the Asset Transfer and the Dissolution or if you abstain from voting, the effect will be a vote against the Asset Transfer and against the Dissolution.

Regardless of whether or not you plan to attend the special meeting of GPH stockholders in person, we encourage you to vote your proxy promptly. This will help to ensure that a quorum is present at the special meeting of GPH stockholders and will help reduce the costs associated with the solicitation of proxies.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:    Yes. You can take back your proxy at any time until GPH stockholders vote at the special meeting and either change your vote or attend the special meeting and vote in person.

You may change your vote in any of the following ways:

•	by delivering a written notice to the secretary of GPH, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by signing and delivering prior to the vote at the special meeting a subsequent proxy card relating to the same shares and bearing a later date;

•	if your shares are held by your bank, broker or other record holder, by following the directions received from them to change your instructions; or

•	if you are a registered stockholder, by appearing in person and voting at the special meeting; although attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Please note, however, that if your shares are held of record in the name of your bank, broker or other record holder, and you wish to vote in person at the special meeting, you must contact them and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

Q:	WHAT HAPPENS IF I MISS THE PROXY DEADLINE?

A:    Your proxy must be received by GPH prior to the date on which the GPH stockholders’ meeting takes place. Missing the proxy deadline will invalidate the proxy granted by the enclosed proxy card and is therefore the same as voting against the Asset Transfer and against the Dissolution unless you do one of the following:

•	vote by proxy at the special meeting, or

•	attend the special meeting and vote in person.

Q:	CAN I SELL MY SHARES OF GPH COMMON STOCK AFTER THE STOCKHOLDERS APPROVE THE REORGANIZATION AT THE SPECIAL MEETING AND GPH TAKES ACTION TO DISSOLVE ITSELF?

A:    No. If the Reorganization is authorized by GPH stockholders, GPH intends to close its transfer books on the date on which it files a certificate of dissolution with the Secretary of State of the State of Delaware, which GPH anticipates will be shortly after the closing of the Asset Transfer. After such date, GPH will not record any further transfers of shares of its common stock.

Q:	WHAT IS THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS?

A:    This document serves as GPH’s proxy statement and as AEGON’s prospectus. As a proxy statement, this document is being provided to GPH stockholders because GPH’s board of directors is soliciting your proxy to vote to authorize the Reorganization. As a prospectus, this document is being provided to GPH stockholders by AEGON because, as a result of the Reorganization, GPH will receive and intends to subsequently distribute to its stockholders AEGON common shares.

Q:	IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A:    Yes. Much of the business and financial information about AEGON that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by reference to documents separately filed or furnished by AEGON with the Securities and Exchange Commission (the “SEC”). This means that AEGON may satisfy its disclosure obligations to you by referring you to one or more documents separately filed or furnished by them with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION ABOUT AEGON AND GPH,” beginning on page 74, for a list of documents that AEGON has incorporated by reference into this Proxy Statement/Prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	WHAT IF I CHOOSE NOT TO READ THE DOCUMENTS INCORPORATED BY REFERENCE?

A:    Information contained in a document that is incorporated into this Proxy Statement/Prospectus by reference is part of this Proxy Statement/Prospectus, unless it is superseded by information contained directly in this Proxy Statement/Prospectus or in documents filed or furnished by AEGON with the SEC after the date of this Proxy Statement/Prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:	WHAT WILL GPH RECEIVE IN EXCHANGE FOR THE ASSETS BEING TRANSFERRED TO GAC?

A:    The amount of consideration to be paid by GAC to GPH in the Asset Transfer is fixed at $57,000,000 to be paid solely in AEGON common shares of New York Registry which are listed on the New York Stock Exchange (the “NYSE”).

The number of such AEGON common shares to be received by GPH at the time that the Asset Transfer closes will be calculated by first (1) converting $57,000,000 to Euro based on the currency exchange rate quoted in the Wall Street Journal six business days prior to the commencement of the Calculation Period, and then (2) dividing such amount by the average of the closing prices of AEGON common shares quoted on the Euronext Amsterdam Exchange (“Euronext Amsterdam”) during the Calculation Period (the “Average Price”). The “Calculation Period” will be the 20 trading days on Euronext Amsterdam that immediately precede the day on which the GPH stockholders’ meeting takes place. No adjustments will be made for any changes in value of the AEGON common shares between the time that the Calculation Period ends and the time that the AEGON shares are delivered to GPH. However, appropriate adjustments will be made to account for any dividends, distributions, subdivisions or stock splits declared by AEGON on the AEGON common shares during the Calculation Period and until the closing of the Asset Transfer. No fractional AEGON common shares will be delivered to GPH pursuant to the Reorganization Agreement. Any fractional AEGON common shares to which GPH will have been entitled will be rounded up to a whole AEGON common share. If the Average Price is lower than EUR 8.072, then AEGON and/or GAC may terminate the Reorganization Agreement. If the Average Price is higher than EUR 12.108, then GPH may terminate the Reorganization Agreement.

Q:	WHAT WILL GPH STOCKHOLDERS RECEIVE IN THE REORGANIZATION?

A:    Upon the Dissolution pursuant to the Dissolution Plan, GPH intends to distribute all AEGON common shares received at the closing of the Asset Transfer and any of its assets to its stockholders remaining after making adequate provision for its liabilities in accordance with Delaware law. There may be GPH stockholders who hold a number of shares of GPH stock that entitle them to a fraction of an AEGON common share. In those instances, GPH will pay cash instead of any fractional AEGON common shares to which such stockholders would have been entitled.

Due to the uncertainties as to the precise net realizable value of GPH’s remaining assets and the ultimate settlement amount of its liabilities, as well as fluctuations in the AEGON common share price, it is impossible for GPH to ascertain the aggregate number of AEGON common shares and cash that will be distributed to its stockholders. However, GPH currently estimates that between 0.86 and 1.31 AEGON common shares and between $0.24 and $0.71 in cash per outstanding share of GPH common stock will be available for distribution to GPH stockholders, after payment of known liabilities and expenses associated with the Reorganization and otherwise.

Q:	WHAT WILL HOLDERS OF OPTIONS TO PURCHASE GPH COMMON STOCK RECEIVE IN THE REORGANIZATION?

A:    GPH’s board of directors has approved the acceleration of the vesting of all options to acquire shares of GPH common stock that would otherwise remain unvested as of the closing date of the Asset Transfer. GPH’s board of directors has elected to cancel each outstanding option as of the closing date of the Asset Transfer in exchange for that number of whole shares of GPH common stock which, in the aggregate, are equal in value to the excess of the fair market value of the shares of GPH common stock for which the option is exercisable, determined as of the closing date by GPH’s board of directors, over the aggregate exercise price of the option. This means that a holder of such an option will be entitled to distributions in the Dissolution as a holder of that number of shares for which his or her option is exercisable on such “net” exercise basis.

Q.	WHEN WILL GPH STOCKHOLDERS RECEIVE ANY DISTRIBUTIONS IN THE REORGANIZATION?

A:    GPH intends to distribute all AEGON common shares received pursuant to the Reorganization Agreement and any of its other assets to GPH stockholders remaining after making adequate provision for its liabilities in accordance with Delaware law. The Reorganization Agreement provides that GPH will dissolve and distribute all remaining AEGON common shares received pursuant to the Reorganization Agreement and any of its other remaining assets to GPH stockholders, no more than twelve months after the closing of the Asset Transfer. Dividends paid to GPH on AEGON common shares, if any, will be distributed to GPH stockholders together with GPH’s other remaining assets. Although GPH’s board of directors has not yet established a timetable for such distributions, if any, to its stockholders, GPH’s board of directors will, subject to uncertainties inherent in winding up of GPH’s business, make any such distributions as promptly as practicable after the closing of the Asset Transfer. The timing of any such distributions will depend on GPH’s ability to pay or provide for the payment of any of its known outstanding claims and obligations. GPH expects that the distribution of its remaining assets, if any, to its stockholders will be made between 200 days and one year following the filing by GPH of the certificate of dissolution with the Secretary of State of Delaware. Distributions also could be delayed if GPH’s board of directors determines that it is in the best interests of GPH, its stockholders and its creditors to effectuate the dissolution in accordance with the procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law (“DGCL”), which require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery.

Q:	WHAT HAPPENS IF THE PRICE OF THE AEGON COMMON SHARES GOES DOWN?

A:    There are three ways a decline in the market price of AEGON common shares could affect the GPH stockholders. First, if the Average Price is lower than EUR 8.072, then AEGON and/or GAC may elect not to proceed with the Asset Transfer. Second, if the market price of AEGON common shares declines subsequent to the end of the Calculation Period, then the value of AEGON common shares available to satisfy the liabilities of GPH in connection with the Dissolution will be lower and the value of AEGON common shares, if any, available to be distributed to GPH stockholders will be lower. Third, if the market price of AEGON common shares declines subsequent to a distribution to stockholders of GPH, then the value of such shares to GPH stockholders will decrease. The period of time from the closing of the Asset Transfer to the final distribution of AEGON common shares, if any, may be many months. You should consult your financial advisors to determine if there are any steps that you could take to reduce this risk.

Q:	WHAT ARE THE U.S. FEDERAL TAX CONSEQUENCES OF THE REORGANIZATION TO ME?

A:    GPH has obtained the opinion of Morris, Manning & Martin, LLP, tax counsel to GPH, and AEGON and GAC have obtained the opinion of KPMG LLP, tax advisor to AEGON and GAC, to the effect that, based upon current law and certain other customary assumptions, the Reorganization will qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Reorganization qualifies as a tax-deferred “reorganization,” for U.S. federal income tax purposes, (1) GPH generally will not recognize gain or loss as a result of the Reorganization, except to the extent of (a) cash received from the sale of any of its assets to generate cash to satisfy its liabilities and expenses and (b) the gain on property other than AEGON common shares distributed to its stockholders and creditors, and (2) GPH stockholders generally will not recognize gain or loss as a result of the Reorganization except to the extent of (a) cash received by them in lieu of fractional AEGON common shares, and (b) cash or other non-stock property received or deemed received by them in exchange for their shares of GPH common stock. You may, however, recognize a taxable gain or loss when you dispose of any AEGON common shares that you receive as a result of the Reorganization. The tax opinions of Morris, Manning & Martin, LLP and KPMG LLP are subject to certain assumptions and qualifications, including but not limited to the accuracy of certain factual representations made by GPH, AEGON and GAC. These tax opinions are not binding on the Internal Revenue Service (the “IRS”) or any court and do not preclude the IRS or any court from adopting a contrary position. The federal income tax consequences described may not apply to all stockholders of GPH. Your tax consequences will depend on your own situation. You are urged to consult your tax advisor so as to fully understand the tax consequences of the Reorganization to you.

Q:	DOES GPH’S BOARD OF DIRECTORS RECOMMEND THAT GPH STOCKHOLDERS AUTHORIZE THE ASSET TRANSFER AND THE DISSOLUTION?

A:    Yes. After careful consideration, the board of directors of GPH has determined that the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan are fair to, and in the best interests of, GPH and its stockholders, and unanimously recommends that you vote FOR the approval of the Asset Transfer and the Dissolution set forth in this Proxy Statement/Prospectus. If either the Asset Transfer or the Dissolution is not approved, GPH will not undertake either action.

Q:	DID GPH’S FINANCIAL ADVISOR RENDER A FAIRNESS OPINION IN CONNECTION WITH THE ASSET TRANSFER?

A:    Yes. In deciding to approve the Reorganization, GPH’s board of directors considered, among other things, the opinion of GPH’s financial advisor, Cochran, Caronia & Co., LLC (“CC&Co”). CC&Co rendered an opinion to the board of directors of GPH that, as of December 30, 2004, and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by GPH in the Asset Transfer was fair, from a financial point of view, to the GPH stockholders.

Q.	ARE AEGON SHAREHOLDERS REQUIRED TO APPROVE THE ASSET TRANSFER AND THE DISSOLUTION?

A:    No. AEGON shareholders are not required to approve the Asset Transfer or the Dissolution.

Q.	DO I HAVE DISSENTERS’ RIGHTS?

A:    No. Neither Delaware law nor GPH’s Certificate of Incorporation entitles GPH stockholders to any dissenter’s or appraisal rights with respect to the Asset Transfer contemplated in the Reorganization Agreement or the Dissolution contemplated in the Dissolution Plan.

Q:	WILL I CONTINUE TO RECEIVE PERIODIC REPORTS FROM GPH?

A:    Following the filing of the certificate of dissolution with the Secretary of State of the State of Delaware, GPH intends to seek relief from the SEC from the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Until the SEC grants this relief, GPH will continue to file reports with the SEC under the Exchange Act. If relief is granted by the SEC, GPH will only be obligated to file limited reports with the SEC. Additionally, GPH may at any time discontinue sending periodic reports directly to stockholders.

Q.	WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE REORGANIZATION?

A:    If you have more questions about the Reorganization, you should contact GPH Investor Relations, Mr. Bradley Barks at (770) 248-3311.

SUMMARY

This summary, together with the matters discussed under “Questions and Answers,” highlights the material terms of the Reorganization and may not contain all of the information that is important to you. Before making your decision on how to vote, you should read carefully this entire Proxy Statement/Prospectus, the reports incorporated by reference into this Proxy Statement/Prospectus and the documents referred to in this Proxy Statement/Prospectus for a more complete description of the matters on which you are being asked to vote. The Reorganization Agreement and the Dissolution Plan are attached to this Proxy Statement/Prospectus as Annexes A and B-2, respectively. You are encouraged to read the Reorganization Agreement and the Dissolution Plan as these are the legal documents that govern the Reorganization on which you are being asked to vote. Also attached as Annexes C through E are certain other materials relating to the Reorganization, including the opinions of GPH’s financial advisor, GPH’s tax counsel and AEGON’s and GAC’s tax advisor. You are encouraged to read those materials as well. This summary is qualified in its entirety by the Reorganization Agreement and the Dissolution Plan and the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

GPH has supplied all information contained in this Proxy Statement/Prospectus relating to GPH, and AEGON has supplied all information contained in this Proxy Statement/Prospectus relating to AEGON and GAC.

AEGON

AEGONplein 50

P.O. Box 202

2501 CE The Hague

The Netherlands

Tel: 011-31-70-344-8305

AEGON, domiciled in the Netherlands, is a limited liability stock company organized under Dutch law. AEGON, through its member companies, is a leading international insurance group with its headquarters in The Hague. Its common shares are listed in Amsterdam (Euronext), New York (NYSE), Frankfurt, London, Tokyo and Zurich (SWX). AEGON’s businesses focus primarily on life insurance, pensions, savings and investment products. AEGON is also active in accident and supplemental health insurance and general insurance and has limited banking activities. AEGON’s three major markets are the United States, the Netherlands and the United Kingdom. In addition, AEGON is present in a number of other countries including Canada, Hungary, Slovakia, Spain and Taiwan. AEGON is also active in China. New products and service initiatives are developed by local business units with a continuous focus on cost control, using a multi-brand, multi-channel distribution approach to meet customers’ needs.

GPH

6455 East Johns Creek Crossing

Suite 402

Duluth, Georgia 30097

Tel: 770-248-3311

GPH is a Delaware holding company with its executive offices located in Duluth, Georgia and conducts business primarily through its subsidiaries in providing reinsurance solutions for the life insurance and annuity industry. GPH’s principal business objective is to align the long-term interests between independent marketing organizations and life insurance companies. GPH conducts its business through its wholly-owned subsidiaries: Global Preferred Re Limited, Global Preferred Solutions, Inc., Global Preferred Resources, Inc. and Preferred Advantage Insurance Services, Inc. The shares of GPH common stock are not listed on any stock exchange.

GPH’S REASONS FOR THE REORGANIZATION AND RECOMMENDATION TO GPH STOCKHOLDERS (SEE PAGE 42)

GPH’s board of directors has determined that the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan are fair to, and in the best interests of, GPH and its stockholders. GPH’s board of directors has unanimously approved the Asset Transfer and the Dissolution and it recommends that you vote FOR both of these proposals set forth in this Proxy Statement/Prospectus. GPH’s board of directors believes that the Reorganization contemplated in the Reorganization Agreement and Dissolution Plan is in the best interests of GPH stockholders and in making this determination it considered, among other things:

•	GPH stockholders will be entitled to receive publicly traded common shares of AEGON in the liquidation of their shares of GPH common stock;

•	The current value of AEGON common shares that will comprise the consideration in exchange for the assets of GPH that will be transferred pursuant to the Reorganization Agreement currently represents a premium to the book value of such assets of GPH;

•	The significant legal, accounting and administrative costs associated with maintaining GPH as a stand-alone, public reporting company relative to its total operating margins;

•	The expectation that, the Reorganization will qualify as a tax-deferred “reorganization” for purposes of Section 368(a)(1)(C) of the Code;

•	The majority of GPRe’s business is already conducted with AEGON’s affiliates;

•	GPRe’s and the businesses of certain affiliates of AEGON are complementary in nature;

•	The amount of consideration and the manner in which it is to be paid for the assets of GPH is fixed as of December 30, 2004, the date on which the Reorganization Agreement was signed. Consequently, the amount of such consideration will not change to reflect any increases in the value of GPH’s assets or its stock;

•	The fact that GPH’s board of directors will not be able to accurately predict the timing or amount of any distributions to GPH stockholders pursuant to the Dissolution Plan; and

•	The risk that GPH stockholders may be required to pay a portion of the liquidating distribution to GPH’s creditors if GPH does not establish an adequate contingency reserve fund to satisfy all of its known and any of its unknown claims and liabilities that may arise during the statutory three-year period during which it is winding up its business.

OPINION OF GPH’S FINANCIAL ADVISOR (SEE PAGE 45)

On December 30, 2004, the board of directors of GPH received a written opinion of its financial advisor, CC&Co, to the effect that as of such date, and subject to the considerations set forth in the opinion, the consideration to be received by GPH in the Asset Transfer was fair to GPH stockholders from a financial point of view.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, CC&Co believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion. The full text of the written opinion of CC&Co, which describes assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Proxy Statement/Prospectus. The opinion of CC&Co does not constitute a recommendation as to how any holder of shares of GPH common stock should vote with respect to the Reorganization. You are urged to read the opinion in its entirety.

AEGON’S REASONS FOR THE TRANSACTION (SEE PAGE 49)

In reaching their decision to execute the Reorganization Agreement, AEGON and GAC consulted with their management and considered a number of factors, including the terms of the Reorganization Agreement, the fair market value of GPRe, the high degree of knowledge about GPRe’s in force business and the expectation that the net amount of costs incurred by Western Reserve Life Assurance Co. of Ohio, which is a subsidiary of AEGON, in connection with administering its existing reinsurance agreements with GPRe would be reduced following the acquisition of GPRe. In considering the anticipated impact of the Reorganization on AEGON and GAC, they did not identify any material disadvantages expected to result from the Reorganization during these discussions.

THE REORGANIZATION AGREEMENT (SEE PAGE 26)

The Reorganization Agreement provides that GPH will deliver to GAC the entire issued and outstanding share capital of GPRe as well as certain related books and records. Such assets will be free and clear of any claims or liabilities. In exchange for such assets, GPH will be paid in the form of AEGON common shares of New York Registry which are listed on the NYSE.

The number of such AEGON common shares to be received by GPH at the time that the Asset Transfer closes will be calculated by first (1) converting $57,000,000 to Euro based on the currency exchange rate quoted in the Wall Street Journal six business days prior to the commencement of the Calculation Period, and then (2) dividing such amount by the average of the closing prices of AEGON common shares quoted on Euronext Amsterdam during the Calculation Period (the “Average Price”). The “Calculation Period” will be the 20 trading days on Euronext Amsterdam that immediately precede the day on which the GPH stockholders’ meeting takes place.

The Average Price will be appropriately adjusted to account for any dividends, distributions, subdivisions or stock splits declared by AEGON on the AEGON common shares from the time that the Calculation Period commences and until the time that the Asset Transfer closes. However, no adjustments will be made for any other changes in value of the AEGON common shares between the time that the Calculation Period ends and the time that the AEGON common shares are delivered to GPH. If the Average Price is lower than EUR 8.072, then AEGON and/or GAC may terminate the Reorganization Agreement. If the Average Price is higher than EUR 12.108, then GPH may terminate the Reorganization Agreement.

No fractional AEGON common shares will be delivered to GPH pursuant to the Reorganization Agreement. Any fractional AEGON common shares will be rounded up to a whole AEGON common share.

AEGON, GAC and GPH will not close the Asset Transfer unless the following conditions are satisfied or waived:

•	GPH stockholders authorize the Reorganization;

•	necessary consents and approvals or waivers are obtained from the appropriate parties, including the consent of the Bermuda Monetary Authority, which approval has been obtained;

•	the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus is a part is declared effective; and

•	tax counsel to GPH issues to GPH, and tax advisor to AEGON issues to AEGON and GAC, an opinion as to the tax-deferred nature of the Reorganization.

AEGON, GAC and GPH may mutually agree to terminate the Reorganization Agreement at any time prior to the closing of the Asset Transfer. Any of the parties may also terminate the Reorganization Agreement if any governmental entity enjoins or otherwise prohibits the Reorganization or if any person brings a claim seeking to enjoin or prohibit the Reorganization.

In the event of its termination by any of the parties, the Reorganization Agreement will become void and have no effect, except with respect to the parties’ obligations to pay certain termination fees under certain circumstances, some of which are described below:

•	If GPH terminates the Reorganization Agreement because prior to the closing of the Asset Transfer either the AEGON Executive Board and/or GAC’s board of directors withdraws its approval of the Asset Transfer, then AEGON or GAC will pay GPH $2,000,000;

•	If either AEGON, GAC or GPH terminate the Reorganization Agreement because GPH stockholders do not authorize the Reorganization, then GPH will pay AEGON $1,000,000. Further, if within twelve months after such termination, GPH enters into an acquisition agreement with a third party then GPH will pay AEGON an additional $500,000;

•	If either AEGON or GAC terminate the Reorganization Agreement because either (1) prior to the closing of the Asset Transfer, GPH’s board of directors withdraws its approval of the Reorganization or (2) GPH breaches any of its obligations described in “EXCLUSIVITY AND THIRD PARTY ACQUISITION PROPOSALS,” then GPH will pay AEGON $2,000,000;

•	If either GPH, AEGON or GAC terminate the Reorganization Agreement because the Asset Transfer has not closed by August 1, 2005 (and the failure of such occurrence is not due to GPH’s failure to perform or observe the covenants under the Reorganization Agreement), then AEGON or GAC will pay GPH $1,000,000. Such sum will only be payable if at the time of such termination certain conditions are not satisfied including: (1) AEGON and GAC do not obtain all necessary consents and approvals in connection with the Reorganization Agreement, (2) AEGON does not purchase, prior to the closing date, the AEGON common shares that will comprise the consideration to be paid to GPH, or (3) the AEGON Executive Board and the board of directors of GAC do not authorize or ratify the execution of the Reorganization Agreement. If at the time of such termination, all conditions to closing of the Asset Transfer have been satisfied (except that AEGON and GAC have not obtained all the necessary consents, authorizations and approvals in connection with the Reorganization Agreement but have exercised their good faith, commercially reasonable efforts to do so), then the termination fee payable by AEGON or GAC to GPH will be reduced from $1,000,000 to $200,000.

Until the Asset Transfer is closed or the Reorganization Agreement is terminated, GPH will not solicit, provide information concerning GPH or GPRe, or engage in negotiations with any person or entity in connection with any proposals or agreements for the acquisition of GPH, GPRe, the sale of the GPH’s securities, or assets of GPRe. GPH will be permitted to take certain actions if it receives an unsolicited, bona fide proposal in connection with the foregoing that GPH’s board of directors concludes in good faith (following receipt of the advice of outside counsel and an outside financial advisor) is more favorable to GPH stockholders from a financial point of view than the Reorganization. If GPH’s board of directors decides to enter into any acquisition agreement and terminate the Reorganization Agreement, then GPH will pay AEGON a termination fee of $2,000,000.

GPH will bear the cost of all sales and transfer taxes incurred in connection with the Reorganization Agreement. Any other fees and expenses will be paid by the party incurring such fees and expenses.

THE DISSOLUTION PLAN (SEE PAGE 36)

The Reorganization Agreement provides that GPH will dissolve and arrange to distribute all remaining AEGON common shares received pursuant to the Reorganization Agreement and any of its other remaining assets to GPH stockholders, no more than twelve months after the closing of the Asset Transfer after making adequate provision for its liabilities in accordance with Delaware law. During this period, GPH will not engage in any business or income-generating activities, other than in connection with winding up and settling its affairs.

Following the closing of the Asset Transfer, GPH’s board of directors will determine the amounts reasonably sufficient under Delaware law to be set aside as a contingency reserve to cover all known, contingent, unliquidated and unknown claims of GPH’s creditors, including the estimated expenses of the Dissolution.

GPH anticipates that at the time of the closing of the Asset Transfer, it will have sufficient liquid assets to satisfy its creditors and pay the expenses associated with the Reorganization. As of December 31, 2004, cash and the fair value of invested securities of GPH totaled $5,887,241. Existing cash and invested securities along with income through the closing of the Asset Transfer and proceeds resulting from the sale of any such remaining assets that are not transferred to GAC pursuant to the Reorganization Agreement, will be applied to satisfy creditors and cover any expenses, including the expenses of the Dissolution. GPH currently estimates that as of the anticipated closing date of the Asset Transfer it will be required to reserve for its creditors an amount equal to approximately $3.1 million, and that the expenses of the Dissolution will be approximately $2.8 million. If its liquid assets are not sufficient to cover its liabilities and expenses, however, GPH may be required to sell in the public market, or otherwise, such number of the AEGON common shares received at the closing of the Asset Transfer that will be sufficient to generate cash to satisfy such claims and cover such expenses. GPH expects that it will be necessary to retain a portion of its liquid assets to pay liabilities that may arise after completion of the Dissolution; therefore, the GPH board of directors may transfer a portion of its assets to a liquidating trust. The liquidating trust will permit GPH to dissolve and, as required under Delaware law, have assets still available to be applied to liabilities after the Dissolution. No assurance can be given whether any amounts deposited into the liquidating trust would ultimately be distributed to the stockholders and, if distributed, when such distribution would occur, nor can it be certain that the amounts deposited in the liquidating trust will be adequate to pay all claims arising after completion of the Dissolution.

Due to the uncertainties as to the precise net realizable value of its remaining assets and the ultimate settlement amount of its liabilities, as well as fluctuations in the AEGON common share price, it is impossible for GPH to ascertain the aggregate number of AEGON common shares and cash that will be distributed to its stockholders pursuant to the Dissolution Plan. However, GPH currently estimates that between 0.86 and 1.31 AEGON common shares and between $0.24 and $0.71 in cash per outstanding share of GPH common stock will be available for distribution to GPH stockholders, after payment of known liabilities and expenses associated with the Reorganization and otherwise. The actual value of assets available for distribution, if any, could be substantially less, depending on a number of factors including (1) unknown liabilities or claims, (2) unexpected or greater than expected expenses, (3) a decline in the price of AEGON common shares prior to the settlement of GPH’s outstanding liabilities and (4) a change in the value of the US dollar relative to the Euro which may affect the value of the AEGON common shares delivered to GPH at the closing of the Asset Transfer. If the amount reserved by GPH to satisfy the claims of its creditors is not sufficient to cover all valid claims, and GPH stockholders have received a distribution of AEGON common shares or cash, they will be liable to any creditors with a valid unsatisfied claim against GPH. The liability of GPH stockholders will be limited to the aggregate amount they received in the distribution, and they will be entitled to contribution from all persons who received a distribution for their pro rata share of any valid unsatisfied claim.

GPH’s board of directors has approved the acceleration of the vesting of all options to acquire shares of GPH common stock that would otherwise remain unvested as of the closing date of the Asset Transfer. Further, GPH’s board of directors has elected to cancel each outstanding option as of the closing date of the Asset Transfer in exchange for that number of whole shares of GPH common stock which, in the aggregate, are equal in value to the excess of the fair market value of the shares of GPH common stock for which the option is exercisable, determined as of the closing date by GPH’s board of directors, over the aggregate exercise price of the option. This means that a holder of such an option will be entitled to distributions in the Dissolution as a holder of that number of shares for which his or her option is exercisable on such “net” exercise basis.

A committee of the GPH board of directors, consisting of all of the non-employee members of the board, is evaluating various alternatives for the management of the affairs of GPH during the Dissolution. As part of this evaluation, the committee intends to seek proposals for the possible out-sourcing of the administrative services relating to the Dissolution. Members of management of GPH have made a proposal to the board of directors regarding the provision of services to GPH during the Dissolution, which contemplates the divesture of certain remaining assets, liabilities and contingencies sooner than would otherwise occur absent such a proposal, coupled with an agreement to provide services necessary in support of the Dissolution. The proposal contemplates that existing management, including all current officers and employees of GPH, would form a new company which would (1) acquire the remaining three subsidiaries of GPH, which had minimal revenues in 2004, (2) purchase substantially all of the furniture, computers and other office equipment and supplies of GPH, (3) assume the obligations of GPH under the existing office and equipment leases, (4) hire all GPH employees, (5) assume all GPH’s existing obligations to those employees and (6) enter into a management services agreement to provide outsourced administrative services to GPH during the Dissolution. The management proposal further contemplates that, in exchange for the assumption of the specified GPH obligations, GPH would advance cash at the time of such assumption equal to the value at the time of such assumption of the amounts that GPH would have otherwise been required to pay under certain of those obligations, including the GPH office and equipment leases, as well as employee severance, benefit and notice costs, prior to completing the Dissolution. In lieu of payment for the value of any tangible assets transferred to the newly formed company, the management proposal contemplates that such value would operate as an offset to amounts to be paid by GPH for management services. The committee is considering the proposal, but has not taken any action.

The committee intends to evaluate each of the available alternatives based on whether it appears that the alternative would be likely to enhance the value and timing of distributions to GPH’s stockholders. In addition to soliciting third party proposals, the committee intends to obtain independent verification of the calculations involved in the management proposal as well as independent analysis of the valuation of the assets involved in any proposal. Any possible transaction would be subject to the negotiation and execution of definitive agreements.

MARKETS AND MARKET PRICES (SEE PAGE 60)

The principal market for AEGON common shares is Euronext Amsterdam. The AEGON common shares are also listed on the NYSE (under the symbol “AEG”) and the Tokyo, London, Frankfurt and Swiss Stock Exchanges. On December 30, 2004, the last trading date prior to the public announcement of the Reorganization, AEGON common shares (1) on the NYSE closed at $13.74 and the high and low trading prices of such shares were $13.78 and $13.63 and (2) on Euronext Amsterdam closed at EUR 10.04 and the high and low trading prices of such shares were EUR 10.09 and EUR 9.99. On March 31, 2005 the closing price of AEGON shares on the NYSE was $13.46 and on the Euronext Amsterdam was EUR 10.41. There is no public market for the shares of GPH common stock and therefore no information is being provided regarding the market prices for such shares.

SOURCE OF AEGON COMMON SHARES AND STOCK EXCHANGE LISTING (SEE PAGE 50)

No later than seven business days (that are not “Blackout Days”) after the date on which GPH stockholders meet to vote on the Reorganization and prior to the closing of the Asset Transfer, AEGON has agreed to acquire issued and outstanding AEGON common shares that will comprise the consideration to be paid to GPH in the Asset Transfer. “Blackout Days” include any days (1) commencing on (a) January 3, 2005 through March 3, 2005 and (b) April 20, 2005 through May 11, 2005 or (2) on which AEGON is prohibited from acquiring AEGON common shares either by law, stock exchange requirement or its internal trading policies. At, and subsequent to, the closing of the Asset Transfer, the AEGON common shares that will be delivered to GPH will be shares of New York Registry, which are listed on the NYSE.

RESTRICTIONS ON SALES OF SHARES BY GPH AND ITS AFFILIATES (SEE PAGE 50)

The AEGON common shares to be delivered to GPH in the Reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for AEGON common shares held by GPH or that are ultimately delivered to any person who is an affiliate of GPH. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of GPH and may include officers and directors as well as principal stockholders. Neither GPH nor its affiliates may sell AEGON common shares they receive except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) the resale provisions under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. This Proxy Statement/Prospectus does not cover the resale of any AEGON common shares received by GPH or any person who may be deemed to be an affiliate of GPH.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO GPH STOCKHOLDERS (SEE PAGE 51)

GPH has obtained the opinion of Morris, Manning & Martin LLP, tax counsel to GPH, and AEGON and GAC have obtained the opinion of KPMG LLP, tax advisor to AEGON and GAC, to the effect that, for U.S. federal income tax purposes, the Reorganization will qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(C) of the Code. These tax opinions are subject to certain assumptions and qualifications, including but not limited to the accuracy of certain factual representations made by GPH, AEGON and GAC. These tax opinions are not binding upon the IRS or any court and do not preclude the IRS or any court from adopting a contrary position. If the Reorganization qualifies as a tax-deferred “reorganization” for U.S. federal income tax purposes, (1) GPH generally will not recognize gain or loss as a result of the Reorganization, except to the extent of (a) cash received from the sale of any of its assets to generate cash to satisfy its liabilities and expenses and (b) the gain on property other than AEGON common shares distributed to its stockholders and creditors, and (2) GPH stockholders generally will not recognize a gain or loss as a result of the Reorganization, except to the extent of (a) cash received in lieu of fractional AEGON common shares and (b) cash or other non-stock property received in exchange for shares of GPH common stock. GPH stockholders may recognize taxable gain or loss at the time of their disposition of any AEGON common shares they received as a result of the Reorganization. In general, the aggregate tax basis of the AEGON common shares received by GPH stockholders in the Reorganization, including AEGON common shares that are deemed to be received by such stockholders as a result of receiving a beneficial interest in a liquidating trust, if any, should be the same as the aggregate tax basis of the shares of GPH common stock surrendered in the exchange, increased by any gain recognized in the exchange and decreased by the amount of cash (or any other property except AEGON common shares) received or deemed received. The U.S. federal income tax consequences described above may not apply to all stockholders of GPH, especially those stockholders who acquire or acquired their shares of GPH common stock in connection with stock option plans or otherwise as compensation, or those stockholders who are in special categories of taxpayers, including, without limitation, non-United States persons, insurance companies, tax-exempt organizations, and dealers in securities. The discussion above and elsewhere herein also does not address the impact of foreign, state, or local tax laws. Your tax consequences will depend upon your particular situation and you are urged to consult your tax advisor so as to fully understand the tax consequences to you of the Reorganization.

SHARE OWNERSHIP OF GPH’S OFFICERS AND DIRECTORS AND THEIR AFFILIATES

As of the record date for the special meeting of GPH’s stockholders, GPH’s officers and directors and their affiliates beneficially owned 27,362 shares of GPH common stock, which represented less than one percent of the outstanding shares of GPH common stock entitled to vote at the special meeting.

VOTE REQUIRED

Authorization of each of the Asset Transfer and the Dissolution requires the affirmative vote of holders of at least a majority of the shares of GPH common stock outstanding and entitled to vote at the special meeting of GPH’s stockholders.

DISSENTERS’ RIGHTS

Neither Delaware law nor GPH’s certificate of incorporation entitles GPH stockholders to any dissenters’ or appraisal rights with respect to the Asset Transfer or the Dissolution.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION (SEE PAGE 54)

Directors and executive officers of GPH participate in certain compensation arrangements that provide them with interests in the Reorganization that are different from, or in addition to, other GPH stockholders. The members of GPH’s board of directors knew about these additional interests and arrangements, and considered them when they approved the Reorganization. Such arrangements include:

•	Stock Options. As of March 31, 2005, GPH has granted options to purchase up to 215,750 shares of its common stock to its executive officers, Edward F. McKernan, president and chief executive officer, Bradley Barks, chief financial officer and senior vice president of finance, and Caryl Shepherd, vice president, chief accounting officer and controller, and non-employee directors, Joseph F. Barone, Thomas W. Montgomery, Milan M. Radonich, and C. Simon Scupham. All of these options will become fully vested and will cease to become exercisable on the closing date of the Asset Transfer. Further, GPH’s board of directors has elected to cancel each outstanding option as of the closing date of the Asset Transfer in exchange for that number of whole shares of GPH common stock that each optionee would have been entitled to receive had they exercised their option on a “net” share exercise basis on the closing date of the Asset Transfer. As a result, the optionees will be entitled to receive distributions under the Dissolution Plan based on the net number of shares subject to their options at the time of closing of the Asset Transfer. Monte Holm resigned as a director of GPH effective February 16, 2005; however, as of December 30, 2004, the date GPH’s board of directors approved the Asset Transfer and the Dissolution, Mr. Holm held options to purchase 6,625 shares of GPH’s common stock of which 1,406 were exercisable.

•	Employment Agreements. GPH has entered into employment agreements with each of Messrs. McKernan and Barks and Ms. Shepherd. Under the terms of each of these employment agreements, the sale of substantially all of GPH’s assets to GAC will constitute a change of control of GPH. This means that if GPH terminates any of these officers’ employment or if any of these officers voluntarily terminate their employment with GPH for specified reasons following the closing of the Asset Transfer, such officers will be entitled to receive various benefits. Under the terms of his employment agreement, Mr. McKernan will be entitled to receive an amount not to exceed 35 months of his then current base salary payable over a twelve-month period or in one lump sum payment and a prorated annual bonus payment to the extent earned by Mr. McKernan. Under the terms of their employment agreements, Mr. Barks and Ms. Shepherd will each be entitled to receive an amount equal to 12 months of their then current base salaries payable over a twelve-month period or in one lump sum payment and prorated annual bonus payments to the extent earned by each of them. It is currently expected that payments will be made in the amount of $947,917 to Mr. McKernan, $267,800 to Mr. Barks and $121,000 to Ms. Shepherd, which amounts do not include any estimated prorated bonus payments for fiscal year 2005.

•	Change of Control Incentive Agreements. In order to motivate and incentivize the employees of GPH to work towards the completion of a change of control of GPH, GPH entered into agreements with each of its employees, including its executive officers, to augment their compensation packages. These change of control compensation packages consist of: (1) a cash severance payment intended to offset a portion of the employee’s costs arising from the discontinuation of health insurance and other employee benefits by GPH; (2) payment of outplacement services for employees terminated without cause following a change of control; (3) accelerated vesting of employee options in conjunction with a change of control, at the discretion of the Compensation Committee of GPH’s board of directors; (4) a cash retention bonus based on the achievement of certain milestone events by GPH that is earned by certain employees who are employed at the time of attainment of the milestones; (5) at the election of the Compensation Committee of GPH’s board of directors, the proration of any annual bonus earned by an employee who is terminated without cause following a change of control; and (6) participation in a cash transaction bonus pool set aside by GPH, the aggregate amount of which is based on the compensation payable by GPH to Raymond James & Associates, Inc. (“Raymond James”), its financial advisor, to be divided among certain of GPH’s employees at the time of the change of control based on their individual efforts towards the consummation of the Reorganization, as determined by GPH’s board of directors or its Compensation Committee. It is currently estimated that cash payments to officers of GPH under these agreements will amount to approximately $155,060.

You should consider whether these interests and the additional interests described more fully under the heading “INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION” on page 54 of this Proxy Statement/Prospectus may have influenced these directors and executive officers to support and recommend the Reorganization.

REGULATORY APPROVALS (SEE PAGE 50)

AEGON, GAC or GPH are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the Reorganization, other than the requirement that, in connection with the Asset Transfer, GAC obtain (1) the consent of the Bermuda Monetary Authority (Authorization and Compliance Division) pursuant to the Exchange Control Act 1972 and (2) the “no objections” approval from the Bermuda Monetary Authority (Insurance Division) pursuant to the Insurance Act 1978. Both such consent and such approval have already been obtained. If any additional approvals or filings are required to consummate the Reorganization, AEGON, GPH and GAC have each agreed to use their commercially reasonable efforts to obtain those approvals and make any required filings before the Asset Transfer is closed.

SUMMARY HISTORICAL FINANCIAL INFORMATION

AEGON SELECTED FINANCIAL DATA

Set forth below is summary historical financial data for AEGON for the five years ended December 31, 2004. The financial statements for the five fiscal years ended December 31, 2004 have been audited by Ernst & Young Accountants, AEGON’s independent auditors.

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch accounting principles), which differ in certain significant respects from accounting principles generally accepted in the United States (U.S. GAAP). You can find a description of the significant differences between Dutch accounting principles and U.S. GAAP and a reconciliation of certain income statement and balance sheet items to U.S. GAAP in Note 18.5 to AEGON’s consolidated financial statements, which are incorporated by reference in this Proxy Statement/Prospectus from AEGON’s annual report on Form 20-F for the year ended December 31, 2004.

When you read this summary historical financial data, it is important that you read it in conjunction with, and it is qualified by reference to, the historical financial statements and related notes in AEGON’s annual report on Form 20-F for 2004 filed with the SEC, including the section titled “Operating and Financial Review and Prospects,” and incorporated by reference in this Proxy Statement/Prospectus.

	Years ended December 31,
	2004	2003	2002	2001	2000
	(in million EUR, except per share amounts)
Consolidated income statement information:
Amounts based upon Dutch accounting principles[1]
Premium income	19,500	19,468	21,356	21,578	20,771
Investment income[7]	7,152	6,451	6,246	7,995	11,629
Fees and commissions[2]	1,244	1,221	978	615
Total revenues[3,4]	28,513	27,528	29,043	30,665	32,724
Income before tax	2,165	1,193	(315)	2,013	4,856
Net income[4,7]	1,663	1,033	(228)	1,467	4,148
Net income per common share[5]
Net income	1.05	0.64	(0.18)	1.04	3.03
Net income, fully diluted	1.05	0.64	(0.18)	1.07	3.11

	Years ended December 31,
	2004	2003	2002	2001	2000
	(in million EUR, except per share amounts)
Amounts based upon US GAAP[1,6]
Premium income	10,120	10,141	10,191	10,214	7,509
Investment income	7,592	6,448	8,640	11,001	12,773
Total revenues[3,4]	17,972	20,123	19,247	21,599	20,654
Income from continuing operations before tax	2,360	2,286	(841)	1,158	3,492
Net income	1,430	1,531	(2,328)	632	2,716
Net income per common share[5]
Basic	0.90	0.97	(1.62)	0.45	1.98
Diluted	0.90	0.97	(1.62)	0.44	1.96

1	AEGON’s consolidated financial statements were prepared in accordance with Dutch accounting principles, which differ in certain respects from US GAAP. See Note 18.5 to AEGON’s consolidated financial statements in Item 18 of AEGON’s annual report on Form 20-F for 2004 for information concerning the differences between Dutch accounting principles and US GAAP.
2	As of 2003, Fees and Commissions are presented separately in the income statement. In prior years, these revenues were included in Investment income.
3	Excluded from the income statements prepared in accordance with Dutch accounting principles are receipts related to investment-type annuity products and investment income for the account of policyholders. In addition, universal life-type deposits are excluded from premium revenue in the income statements prepared in accordance with US GAAP.
4	Foreign currency items in the consolidated income statements have been converted at weighted average rates.
5	Per share data have been calculated based on the weighted average number of common shares outstanding after giving effect to all stock dividends and stock splits through December 31, 2004. Diluted per share data give effect to all dilutive securities.
6	Reflects adjustments made to certain income statement amounts based on US GAAP in 2002 and 2000 and to certain balance sheet amounts based on US GAAP at December 31, 2001. The adjustments are described in more detail in Note 18.5 to AEGON’s consolidated financial statements in Item 18 of AEGON’s annual report on Form 20-F for 2004.
7	As of January 1, 2004, the following changes in accounting principles were adopted:

•	Gains and losses on shares and real estate are recognized in the income statement when realized rather than by applying the indirect income method, which amortized gains and losses into income. The change has no effect on the US GAAP-based amounts.
•	The Statement of Position (SOP) 03-01, issued by the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accountants, changed the provisioning for mortality on universal life contracts and for guaranteed living and death benefits on variable annuity and variable life contracts in the United States. The implementation mainly changed the timing of the recognition of mortality profits in earnings.
In accordance with Dutch accounting principles, our results for 2000 through 2003 have been adjusted to reflect this accounting change on a consistent basis under Dutch accounting principles. For the US GAAP based numbers the cumulative effect of the accounting change has been included in the 2004 numbers.

	As of December 31,
	2004	2003	2002	2001	2000
	(in million EUR, except per share amounts)
Consolidated balance sheet information:
Amounts based upon Dutch accounting principles[1]
Total assets	238,499	233,976	238,206	264,061	244,216
Technical provisions[4]	196,904	193,805	197,913	220,523	206,097
Long-term liabilities (including current portion)	7,742	7,069	6,480	7,855	6,528
Shareholders’ equity[3,4]	14,413	13,947	14,046	15,923	12,844

	As of December 31,
	2004	2003	2002	2001	2000
	(in million EUR, except per share amounts)
Amounts based upon US GAAP[1,2]
Total assets	263,751	267,540	268,316	299,603	281,580
Technical provisions	216,810	212,395	217,022	240,297	225,602
Long-term liabilities (including current portion)	7,742	7,144	7,220	10,462	15,749
Trust pass-through securities (TRUPS) and monthly income preferred stock (MIPS)	—	408	491	584	553
Shareholders’ equity	18,316	17,836	17,554	20,831	18,965

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(in million EUR, except per share amounts)
Other
Life insurance in force	1,188,610	1,150,215	1,244,741	1,248,452	1,163,443
Investment income for the account of policyholders[3]	8,484	12,858	(11,524)	(9,515)	(3,495)
Annuity deposits, including GIC/funding agreements[3]	14,590	18,568	28,419	26,381	25,506
Share capital	243	238	226	224	215

	As of December 31,
	2004	2003	2002	2001	2000
	(in thousands)
Number of common shares:
Balance at January 1	1,514,378	1,444,579	1,422,253	1,350,524	668,426
Stock split	—	—	—	—	668,426
Issuance of shares	—	—	—	55,000	—
Stock dividends	38,307	69,799	22,326	16,484	13,194
Exercise of options	—	—	—	245	478
Balance at end of period	1,552,685	1,514,378	1,444,579	1,422,253	1,350,524

1	AEGON’s consolidated financial statements were prepared in accordance with Dutch accounting principles, which differ in certain respects from US GAAP. See Note 18.5 to AEGON’s consolidated financial statements in Item 18 of AEGON’s annual report on Form 20-F for 2004 for information concerning the differences between Dutch accounting principles and US GAAP.
2	As of 2003, Fees and Commissions are presented separately in the income statement. In prior years, these revenues were included in Investment income.
3	The figures for 2000 have not been adjusted for the change in accounting for paid dividends to shareholders.
4	As of January 1, 2004, the following changes in accounting principles were adopted:

•	Gains and losses on shares and real estate are recognized in the income statement when realized rather than by applying the indirect income method, which amortized gains and losses into income. The change has no effect on the US GAAP-based amounts.
•	The Statement of Position (SOP) 03-01, issued by the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accountants, changed the provisioning for mortality on universal life contracts and for guaranteed living and death benefits on variable annuity and variable life contracts in the United States. The implementation mainly changed the timing of the recognition of mortality profits in earnings.
In accordance with Dutch Accounting Principles, our results for 2000 through 2003 have been adjusted to reflect this accounting change on a consistent basis under Dutch Accounting Principles. For the US GAAP based numbers the cumulative effect of the accounting change has been included in the 2004 numbers.

AEGON HISTORICAL DIVIDENDS

AEGON has declared final dividends for the years 2000 through 2004 and interim dividends through 2004 in the amounts set forth in the table below. Dividends in US dollars are calculated based on the Midpoint Rate (the rate settled each working day at 14:15 hours by the Dutch Central Bank) on the business day following the shareholder meeting approving the relevant interim and final dividend.

	EUR per common share1,[4]				USD per common share1,[4]
Year	Interim	Final	Total		Interim	Final	Total
2000	0.29	0.42	0.71		0.26	0.37	0.63
2001	0.36	0.44	0.80		0.32	0.39	0.71
2002	0.36	0.35[2]	0.71	[2]	0.35	0.32[2]	0.67[2]
2003	0.20	0.20	0.40		0.22	0.24	0.46
2004	0.21	0.21[3]	0.42		0.26	N/A	N/A

1	Paid, at each shareholder’s option, in cash or in stock, except 2002 final dividend.
2	The final dividend for 2002 was paid entirely in common shares at the rate of one new common share for every 25 common shares held on the record date.
3	Proposed.
4	Dividend per share is adjusted for the 2002 stock dividend.

On August 12, 2004, AEGON declared an interim dividend for 2004 of EUR 0.21 / USD 0.26 per common share. AEGON has proposed to its annual General Meeting of Shareholders, scheduled to occur on April 21, 2005, that the full year 2004 dividend be set at EUR 0.42 per common share, resulting in a final dividend for 2004 of EUR 0.21 per common share.

GPH SELECTED FINANCIAL DATA

The following table sets forth selected financial data and other operating information for GPH for the five years ended December 31, 2004. GPH’s financial statements for the fiscal year ended December 31, 2004 were audited by Marcum & Kliegman LLP. GPH’s financial statements for the fiscal year ended December 31, 2003 were audited by Deloitte & Touche LLP. The financial statements for the three fiscal years ended December 31, 2002 were audited by KPMG LLP.

When you read this summary historical financial data, it is important that you read it in conjunction with, and it is qualified by reference to, the historical financial statements and related notes in GPH’s annual report on Form 10-K for 2004, filed with the SEC, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and incorporated by reference in this Proxy Statement/Prospectus.

	Years ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share amounts)
Consolidated Statement of Income Data:
Premiums	17,109	17,401	17,985	19,240	16,618
Reinsured policy revenues	12,533	12,797	13,859	11,238	12,894
Net investment income	849	407	742	811	528
Net realized gain (loss) on fixed maturity investments and Net unrealized gain on equity securities	21	21	428	45	3
Other income	16	63	—	—	—

Total revenue	30,528	30,689	33,014	31,334	30,043

Total benefits and expenses	24,988	27,757	30,708	23,480	23,089

Income before income tax	5,540	2,932	2,306	7,854	6,954
Income tax expense	(1,570)	(998)	(788)	(2,392)	(1,821)

Net income	3,970	1,934	1,518	5,462	5,133
Preferred dividends	—	—	—	267	155

Net income available to common stockholders	3,970	1,934	1,518	5,195	4,978

Basic earnings per share	0.96	0.47	0.37	1.39	1.33
Diluted earnings per share	0.95	0.47	0.37	1.32	1.30
Weighted-average common shares	4,141,684	4,141,684	4,141,684	3,742,610	3,742,610
Total weighted-avg. common and common equiv. shares	4,157,539	4,141,684	4,141,684	4,141,684	3,943,897

	As of December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	12,464	11,580	15,858	8,062	4,259
Fixed maturity and equity securities	20,620	17,768	2,798	12,214	5,912
Deferred acquisition costs	40,168	45,608	49,850	42,800	42,752
Total assets	77,807	79,284	74,274	67,853	56,617
Debt	—	5,000	5,000	5,000	5,000
Total liabilities	28,541	33,978	30,952	25,884	20,028
Stockholders’ equity	49,266	45,305	43,322	41,969	36,589

HISTORICAL AND PRO FORMA PER SHARE DATA

The information below reflects the historical net income and the book value per share of AEGON’s common shares and GPH’s common stock, equivalent pro forma and book value per share of GPH’s common stock and the estimated cash distribution per share of GPH’s common stock in the Dissolution, as well as the unaudited AEGON pro forma combined net income per share and the AEGON pro forma combined book value per share after giving effect to the Asset Transfer. The pro forma combined book value per share data gives effect to AEGON’s purchase of GPH’s assets as if the Asset Transfer had occurred as of December 30, 2004. The pro forma combined income per share data gives effect to the transaction as if it had occurred as of beginning of the period presented. You should read the following tables in conjunction with the historical consolidated financial statements and related notes of AEGON and the historical consolidated financial statements of GPH and related notes included elsewhere herein. The unaudited pro forma data is not necessarily indicative of the results of operations or the financial position which would have occurred had the Asset Transfer occurred on the indicated dates or which may be attained in the future.

The Asset Transfer is not a significant business combination for AEGON under the reporting rules of the SEC. Therefore, no pro forma financial information has been included in this Proxy Statement/Prospectus, except as provided below.

AEGON Share Data
Year Ended December 31, 2004
Historical per common share data based on US GAAP(1):
Net income per share—basic and diluted	$1.12
Book value per share(2)	$14.51
Cash dividends per share paid in 2004	0.50

Unaudited AEGON Pro Forma Combined Per Share Data
Year Ended December 31, 2004
Pro forma combined per share data based on US GAAP(1):
Net income per share—basic and diluted	$1.12
Pro forma combined book value per share(3)	$14.49
Cash dividends per share paid in 2004	$0.50

GPH Share Data
Year Ended December 31, 2004
Historical per common share data based on US GAAP:
Net income per share—basic	$0.96
Net income per share—diluted	$0.95
Book value per share—basic(2)	$11.90
Book value per share—diluted(2)	$11.85
Cash dividends per share	—

Unaudited Pro Forma Equivalent Per Share Data
Year Ended December 31, 2004

Pro forma equivalent per common share data based on US GAAP(1)(4):
Net income per share—basic and diluted	$1.15
Book value per share	$14.92
Cash dividends per share paid in 2004	$0.52

Estimated cash distribution per share—basic and diluted	$0.48

(1)	Exchange rates used to convert AEGON amounts from Euros to US dollars:

2004 weighted average EUR 1 equals USD 1.2436

2004 December 31, 2004 EUR 1 equals USD 1.3621

(2)	The historical book value per share is computed by dividing stockholders’ equity by the number of common shares outstanding at the end of each period presented.
(3)	The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period, assuming the issuance of 4,265,935 AEGON common shares in the Asset Transfer.

(4)	The equivalent pro forma per share information is computed assuming the issuance of 4,265,935 AEGON common shares, which equates to an exchange ratio of 1.03 AEGON common share per common share of GPH. The calculation of the exchange ratio is based on GPH’s best estimate, as of March 31, 2005, of the number of AEGON common shares that will be available for distribution to GPH stockholders.
(5)	The estimated cash distribution per share is computed based on GPH’s best estimate, as of March 31, 2005, of the cash amount available for distribution to GPH stockholders in the Dissolution.

RISKS RELATED TO THE REORGANIZATION

A vote to authorize the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan involves risks specific to the Asset Transfer, the consideration to be received in connection with the Asset Transfer and the liquidation and dissolution of GPH. In addition to the other information delivered with, contained in or incorporated by reference in this Proxy Statement/Prospectus, you should carefully consider the following risk factors relating to the Reorganization Agreement and the Dissolution Plan together with the other information described elsewhere in this Proxy Statement/Prospectus.

The price of AEGON common shares determined during the Calculation Period may not be indicative of the price of such shares on the closing date of the Asset Transfer when AEGON common shares are delivered to GPH or on the date of any distribution to GPH’s stockholders in the Dissolution.

The consideration to be paid to GPH in the Asset Transfer will be in the form of AEGON common shares of New York registry. The number of such AEGON common shares that will be delivered to GPH on the day that the Asset Transfer closes will be calculated by first (1) converting $57,000,000 to Euro based on the currency exchange rate quoted in the Wall Street Journal six business day prior to the commencement of the Calculation Period (the “Currency Conversion Date”), and then (2) dividing such amount by the average of the closing prices of AEGON common shares quoted on Euronext Amsterdam during the Calculation Period (the “Average Price”). The “Calculation Period” will be the 20 trading days that immediately precede the day on which the GPH stockholders’ meeting takes place.

Except and to the extent that AEGON declares any dividend or distribution on, or reclassification of, the AEGON common shares, there will be no adjustments to the Average Price between the time that the meeting of GPH stockholders to approve the Asset Transfer takes place and the time that the Asset Transfer closes. Because stock prices tend to fluctuate and the Average Price is an average of historical prices, the Average Price may be higher or lower than the price of AEGON common shares on the date of the special meeting of GPH stockholders and may also be different than the price of AEGON common shares that are delivered to GPH at the closing of the Asset Transfer or the price of the AEGON common shares at the time GPH distributes any such shares to its stockholders in the Dissolution.

Because the number of AEGON common shares will be determined by reference to Euro rather than US dollars, a change in the value of the US dollar relative to the Euro may affect the value of AEGON common shares to be delivered to GPH at the closing date of the Asset Transfer.

In addition, AEGON common shares of New York registry are listed on the NYSE. While the trading prices of AEGON common shares of New York registry historically have been similar to prices of AEGON common shares traded on Euronext Amsterdam, there can be no assurance that trading prices on the two exchanges will not differ in the future.

GPH cannot terminate the Reorganization Agreement or resolicit the vote of its stockholders based on (1) changes in the value of AEGON common shares between the end of the Calculation Period and the time that the Asset Transfer closes, (2) the difference between the price of the AEGON common shares that are listed on Euronext Amsterdam and those that are listed on the NYSE, or (3) the difference in the prevailing exchange rate between Euro and US dollars between the Currency Conversion Date and the closing date of the Asset Transfer. You are urged to obtain current market information about the AEGON common shares as traded on Euronext Amsterdam and the NYSE.

Further, in the Dissolution, GPH intends to distribute all AEGON common shares received pursuant to the Reorganization Agreement and any of its other assets to GPH stockholders remaining after making adequate provision for its liabilities in accordance with Delaware law. Although GPH’s board of directors has not yet established a timetable for such distributions, if any, to its stockholders, GPH expects the distribution of its remaining assets, if any, will be made to its stockholders between 200 days and one year following the filing of the certificate of dissolution with the Secretary of State of the State of Delaware. There could be a decline in the value of AEGON common shares after the Calculation Period which could have a material adverse impact on the value of the distributions, if any, received by the stockholders.

GPH cannot determine at this time the amount of any distributions that will be made to its stockholders or the timing of any such distributions, because there are many factors, some of which are outside of GPH’s control, that could affect GPH’s ability to make distributions to its stockholders.

GPH cannot determine at this time the amount of distributions to its stockholders because that determination depends on a variety of factors, including, but not limited to, whether the Asset Transfer closes, the timing of such closing, the cost of operating GPH from the closing of the Asset Transfer through the date of the Dissolution pursuant to the Dissolution Plan, the amount of GPH’s debts, liabilities and obligations to be paid in the future, and other contingent liabilities, general business and economic conditions and other matters. The amount of distributions to GPH stockholders is subject to a number of uncertainties, many of which are beyond GPH’s control. Examples of uncertainties that could reduce the value of distributions to GPH stockholders include the following:

•	increases in the amount of GPH’s liabilities and obligations or estimated costs and expenses of the Asset Transfer and the operation of GPH until the Dissolution is completed;

•	liabilities of GPH that are unknown or contingent which later arise or become fixed in amount and must be satisfied or reserved for as part of the Dissolution;

•	delays in closing of the Asset Transfer or delays in the Dissolution that could result in additional expenses and result in reductions of distributions to GPH stockholders;

•	a decline in the value of AEGON common shares prior to the time that GPH is able to dispose of such shares to discharge its liabilities and obligations and distribute such AEGON common shares to its stockholders; and

•	a change in the value of the US dollar relative to the Euro which may affect the value of AEGON common shares delivered to GPH at the closing of the Asset Transfer.

For the foregoing reasons, there can be no assurance as to the timing of any distributions to GPH stockholders, or as to the amount of any such distributions, even if the Asset Transfer is closed.

Certain of GPH’s directors and executive officers have interests that are different from, or in addition to, those of other GPH stockholders, which may have influenced them to support the Reorganization.

Directors and executive officers of GPH participate in certain compensation arrangements that provide them with interests in the Reorganization that are different from, or are in addition to, other GPH stockholders. The members of GPH’s board knew about these additional interests and arrangements, and considered them when they approved the Reorganization. Such arrangements include:

•	Stock Options. As of March 31, 2005, GPH has granted options to purchase up to 215,750 shares of its common stock to its executive officers, Edward F. McKernan, president and chief executive officer, Bradley Barks, chief financial officer and senior vice president of finance, and Caryl Shepherd, vice president, chief accounting officer and controller, and non-employee directors, Joseph F. Barone, Thomas W. Montgomery, Milan M. Radonich, and C. Simon Scupham. All of these options will become fully vested and will cease to become exercisable on the closing date of the Asset Transfer. GPH’s board of directors has elected to cancel each outstanding option as of the closing date of the Asset Transfer in exchange for that number of whole shares of GPH common stock that each optionee would have been entitled to receive had they exercised their option on a “net” share exercise basis on the closing date of the Asset Transfer. As a result, the optionees will be entitled to receive distributions under the Dissolution Plan based on the net number of shares subject to their options at the time of closing of the Asset Transfer. Monte Holm resigned as a director of GPH effective February 16, 2005; however, as of December 30, 2004, the date GPH’s board of directors approved the Asset Transfer and the Dissolution, Mr. Holm held options to purchase 6,625 shares of GPH’s common stock of which 1,406 were exercisable.

•

Employment Agreements. GPH has entered into employment agreements with each of Messrs. McKernan and Barks and Ms. Shepherd. Under the terms of each of these employment agreements, the sale of substantially all of GPH’s assets to GAC will constitute a change of control of GPH. This means that if GPH terminates any of these officers’ employment or if any of these officers voluntarily terminate their employment with GPH for specified reasons following the closing date of the Asset Transfer, such officers will be entitled to receive various benefits. Under the terms of his employment agreement, Mr. McKernan will be entitled to receive an amount not to exceed 35 months of his then current base salary payable over a twelve-month period or in one lump sum payment and a prorated annual bonus payment to the extent earned by Mr. McKernan. Under the terms of their employment agreements, Mr. Barks and Ms. Shepherd will each be entitled to receive an amount equal to 12 months of their then current base salaries payable over a twelve-month period or in one lump sum payment and prorated annual bonus payments to the extent earned by each of them. It is currently expected that payments will be made in the amount of $947,917 to Mr. McKernan, $267,800 to Mr. Barks and $121,000 to Ms. Shepherd, which amounts do not include any estimated prorated bonus payments for fiscal year 2005.

•	Change of Control Incentive Agreements. In order to motivate and incentivize the employees of GPH to work towards the completion of a change of control of GPH, GPH entered into agreements with each of its employees, including its executive officers, to augment their compensation packages. These change of control compensation packages consist of: (1) a cash severance payment intended to offset a portion of the employee’s costs arising from the discontinuation of health insurance and other employee benefits by GPH; (2) payment of outplacement services for employees terminated without cause following a change of control; (3) accelerated vesting of employee options in conjunction with a change of control, at the discretion of the Compensation Committee of GPH’s board of directors; (4) a cash retention bonus based on the achievement of certain milestone events by GPH that is earned by certain employees who are employed at the time of attainment of the milestones; (5) at the election of the Compensation Committee of GPH’s board of directors, the proration of any annual bonus earned by an employee who is terminated without cause following a change of control; and (6) participation in a cash transaction bonus pool set aside by GPH, the aggregate amount of which is based on the compensation payable by GPH to Raymond James, its financial advisor, to be divided among certain of GPH’s employees at the time of the change of control based on their individual efforts towards the consummation of the Reorganization, as determined by GPH’s board of directors or its Compensation Committee. It is currently estimated that cash payments to GPH’s officers under these agreements will amount to approximately $155,060.

You should consider whether these interests and the additional interests described more fully under the heading “INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION” on page 54 of this Proxy Statement/Prospectus may have influenced these directors and executive officers to support and recommend the Reorganization.

If the Reorganization Agreement is terminated by GPH under certain circumstances, GPH will incur substantial costs.

If the Reorganization Agreement is terminated by GPH under certain circumstances, AEGON may assert its rights to certain termination fees which may range from $1,000,000 to $2,000,000. You are strongly encouraged to review a more detailed discussion of the circumstances that trigger such termination fees which is set forth in this Proxy Statement/Prospectus under the heading “THE REORGANIZATION AGREEMENT—TERMINATION; CERTAIN FEES” on page 32.

Even if GPH stockholders authorize the Asset Transfer and the Dissolution Plan, the Asset Transfer may not close and the Dissolution may not be effected.

The closing of the Asset Transfer is subject to numerous conditions described more fully under “THE REORGANIZATION AGREEMENT—CONDITIONS TO CLOSING” on page 27. Even if GPH stockholders holding a majority of the outstanding shares of GPH common stock vote to authorize the Asset Transfer pursuant to the Reorganization Agreement, GPH cannot guarantee that such conditions will be satisfied and that the Asset Transfer will be closed. If the Asset Transfer does not close, the Dissolution Plan will not be effected regardless of whether it was authorized by GPH stockholders.

GPH stockholders may be liable to creditors of GPH for an amount up to the amount of distributions received from GPH pursuant to the Dissolution Plan if GPH’s reserves for payments to creditors are inadequate.

If (1) the Asset Transfer and the Dissolution are authorized by GPH stockholders, (2) the Asset Transfer closes, and (3) GPH proceeds with the Dissolution under Delaware law, GPH will file a certificate of dissolution with the Secretary of State of the State of Delaware. After such certificate is filed, GPH’s operations will be limited to winding-up its business and affairs, disposing of any of its remaining assets, discharging its liabilities and distributing to its stockholders any remaining assets. In addition, GPH may prosecute any lawsuits or claims, and could be subject to lawsuits for at least three years after the certificate of dissolution is filed. GPH intends to make one or more distributions of AEGON common shares to GPH stockholders, after a determination has been made that it has sufficient assets to satisfy liabilities and obligations to creditors, which will be withheld as a contingency reserve. If GPH fails to create an adequate contingency reserve for payment of its expenses and liabilities (including any tax liability to GPH resulting from the Reorganization not qualifying as a tax-deferred “reorganization”) during this three-year period, each GPH stockholder could be held liable for payment to GPH’s creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of a GPH stockholder would be limited to the amounts previously received by such stockholder from GPH. In such an event, a GPH stockholder could be required to return all distributions previously made to such stockholder in respect of its shares of GPH common stock. Moreover, in the event a stockholder has paid taxes on amounts previously received in respect of its shares of GPH common stock, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. It is possible that a stockholder could receive nothing from GPH under the Dissolution Plan if actual liabilities and obligations of GPH, including unanticipated claims, should exceed the value of such assets or the value of the AEGON common shares. There can be no assurance that the contingency reserve established by GPH will be adequate to cover any expenses and liabilities. However, GPH intends to exercise caution in making any distributions to stockholders in order to minimize this type of risk.

If the Reorganization does not qualify as a tax-deferred reorganization, GPH and its stockholders will incur substantial income tax liability.

A successful IRS challenge to the status of the Reorganization as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code would result in several significant adverse U.S. federal income tax consequences. First, each GPH stockholder would recognize gain or loss with respect to each of its shares of GPH common stock equal to the difference between such stockholder’s basis in such shares and the fair market value of the AEGON common shares and any other consideration received in the Reorganization. In such an event, a stockholder’s aggregate basis in the AEGON common shares so received would equal their fair market value and the stockholder’s tax holding period for such shares would begin the day after the date of the distribution in liquidation. Second, the Asset Transfer would be treated as a taxable sale of assets by GPH. The corporate level gain or loss that GPH would recognize upon such a taxable sale of its assets would be equal to the difference between GPH’s adjusted tax basis in such assets and the fair market value of all of the consideration received from AEGON pursuant to the Reorganization Agreement. GPH’s tax liability associated with any such recognized gain, after taking into account the effect of any relevant and available GPH tax attributes (e.g., current and carryover net operating losses and tax credits), is a liability that is not assumed by AEGON or GAC in accordance with the Reorganization Agreement. It is anticipated that any such tax liability to GPH would be material and would reduce the amounts of AEGON common shares otherwise distributable in the Dissolution. If any such tax liability to GPH were to arise in the three-year period following the Dissolution and after GPH distributes AEGON common shares to its stockholders and if GPH’s contingency reserve were inadequate to satisfy the payment of such a tax liability, then each GPH stockholder could be held liable for payment of such a tax liability of such stockholder’s pro rata share of amounts owed in excess of GPH’s contingency reserve.

THE REORGANIZATION AGREEMENT

The following summary of certain terms and provisions of the Reorganization Agreement is qualified in its entirety by reference to the Reorganization Agreement, which is incorporated into this document by reference and, with the exception of exhibits and schedules to the Reorganization Agreement, is attached as Annex A to this Proxy Statement/Prospectus. You are strongly encouraged to read the Reorganization Agreement as this is the legal document that governs the Asset Transfer on which you are being asked to vote.

TRANSFER OF ASSETS

At the closing of the Asset Transfer, GPH will deliver to GAC share certificates representing the entire issued and outstanding share capital of GPRe, its wholly-owned subsidiary incorporated in Bermuda under the Bermuda Insurance Act of 1978, and certain books and records, whether in hard copy, electronic or magnetic forms that relate to the business of GPRe. These assets will be transferred to GAC free of any mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such assets. Further, none of GAC or AEGON will assume any liabilities from GPH, and GPH will retain all such liabilities, whether known or unknown.

DELIVERY OF CERTIFICATES

At the closing of the Asset Transfer, GAC will deliver to GPH certificates representing AEGON common shares listed and freely tradable, without restriction or limitation, on the NYSE. The number of such AEGON common shares to be received by GPH at the closing of the Asset Transfer will be calculated by first (1) converting $57,000,000 to Euro based on the currency exchange rate quoted in the Wall Street Journal six business day prior to the Calculation Period (the “Currency Conversion Date”), and then (2) dividing such amount by the average of the closing prices of AEGON common shares quoted on Euronext Amsterdam during the Calculation Period (the “Average Price”). The “Calculation Period” for the Average Price will be the last 20 trading days ending on the day which immediately precedes the day on which GPH stockholders’ meeting takes place. If during such Calculation Period and until the closing of the Asset Transfer, AEGON declares a dividend or distribution on the AEGON common shares or any subdivision, stock split or reclassification of such shares, then the Average Price will be appropriately adjusted to reflect such dividends, distributions, subdivisions, stock splits or reclassifications; however, no adjustments will be made to account for any other changes in the Average Price between the end of the Calculation Period and the closing of the Asset Transfer.

For example, and for the purposes of demonstration only, if (1) the Average Price is EUR 10 and (2) the US Dollar-to-EUR exchange rate on the Currency Conversion Date is $1 = EUR 0.75, then, (3) on closing of the Asset Transfer, GPH would be entitled to receive 4,275,000 AEGON common shares; i.e., the product of (57,000,000 x 0.75 / 10). Please note that this calculation has been included in this Proxy Statement/Prospectus for the purposes of demonstration only and does not purport to reflect the actual number of AEGON common shares that may be received by GPH pursuant to the Reorganization Agreement.

If the Average Price is lower than EUR 8.072, then AEGON and/or GAC may terminate the Reorganization Agreement. If the Average Price is higher than EUR 12.108, then GPH may terminate the Reorganization Agreement.

CLOSING

The closing of the Asset Transfer will take place on the third business day after the conditions precedent to its closing are satisfied or waived, or at such other time as the parties may otherwise mutually agree.

LIQUIDATION AND DISSOLUTION OF GPH

The Reorganization Agreement provides that, within twelve months after the closing of the Asset Transfer, GPH will dissolve and distribute to its stockholders, in complete liquidation, subject to making adequate provision for its known and unknown claims and contingent liabilities in accordance with Delaware law, (1) all remaining AEGON common shares received in exchange for the transfer of its assets to AEGON and (2) all remaining assets. GPH may not transfer or distribute any AEGON common shares received in exchange for the transfer of its assets to anyone, other than GPH stockholders and except to the extent necessary to satisfy any of its retained liabilities or to pay GPH stockholders cash in lieu of fractional AEGON common shares.

The process of dissolution and liquidation of GPH including the timing and manner in which GPH will distribute its remaining assets to its stockholders as part of this process subsequent to the closing of the Asset Transfer is more fully described in “THE DISSOLUTION PLAN” on page 36.

CONDITIONS TO CLOSING

The obligations of GPH, GAC and AEGON to close the Asset Transfer are subject to the satisfaction (or waiver, where legally allowed), at or prior to such closing, of a number of conditions, which are set forth in the Reorganization Agreement. These conditions include:

•	authorization of the Reorganization by the affirmative vote or consent of GPH stockholders representing a majority of the shares entitled to vote;

•	absence of any litigation, claim, investigation, statute, rule, regulation or other legal restraint that could reasonably delay or prevent the consummation of the Reorganization;

•	receipt of all necessary licenses, permits, consents, approvals, waivers, authorization, qualifications or orders, including the consent of the Bermuda Monetary Authority, which consent was obtained on March 9, 2005;

•	effectiveness of the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus is a part and the absence of any stop order or pending proceedings by the SEC seeking a stop order with respect to this Registration Statement; and

•	receipt by GPH and AEGON and/or GAC of an opinion from their respective tax advisors that the Reorganization qualifies as a “reorganization” under Section 368(a)(1)(C) of the Code (which opinions will be based on customary assumptions and factual representations).

The obligation of GPH to close the Asset Transfer are subject to the satisfaction (or waiver, where legally allowed), at or prior to such closing, of a number of conditions, which are set forth in the Reorganization Agreement. These conditions include:

•	performance by AEGON and GAC in all material respects of all obligations they are required to perform under the Reorganization Agreement;

•	truthfulness and correctness in all material respects of the representations and warranties of AEGON and GAC described in the Reorganization Agreement; and

•	absence of any events that would have a material adverse effect on AEGON or GAC between December 30, 2004 and the closing date of the Asset Transfer.

The obligations of AEGON and GAC to close the Asset Transfer are subject to the satisfaction (or waiver, where legally allowed), at or prior to such closing, of a number of conditions, which are set forth in the Reorganization Agreement. These conditions include:

•	performance by GPH in all material respects of all obligations it is required to perform by the Reorganization Agreement;

•	truthfulness and correctness in all material respects of the representations and warranties of GPH described in the Reorganization Agreement;

•	absence of any events that would have a material adverse effect on GPH or GPRe between September 30, 2004 and the closing date of the Asset Transfer;

•	authorization of the Reorganization by the affirmative vote or consent of GPH stockholders representing a majority of the shares entitled to vote;

•	receipt of all necessary consents, authorization and approvals by AEGON and GAC;

•	authorization and/or ratification by each of the AEGON Executive Board and GAC’s board of directors, of AEGON’s and GAC’s execution and delivery of the Reorganization Agreement and the non-withdrawal of such authorization and/or ratification; and

•	purchase by AEGON, no later than seven business days that are not “Blackout Days” after the GPH stockholders’ meeting and before the closing date of the Asset Transfer, of the AEGON common shares that will comprise the consideration to be paid to GPH in the Asset Transfer. “Blackout Days” include any days (1) commencing on (a) January 3, 2005 through March 3, 2005 and (b) April 20, 2005 through May 11, 2005 or (2) on which AEGON is prohibited from acquiring AEGON common shares either by law, stock exchange requirement or its internal trading policies.

We cannot guarantee that all of the conditions precedent to the closing of Asset Transfer that are set forth in the Reorganization Agreement will be satisfied or, where legally permitted, waived by the party permitted to do so.

PRINCIPAL REPRESENTATIONS AND WARRANTIES

The Reorganization Agreement contains a number of reciprocal representations and warranties of GPH, AEGON and GAC relating to:

•	corporate organization, good standing and power;

•	capitalization;

•	authorization, delivery, performance and enforceability of the Reorganization Agreement;

•	non-contravention of laws, agreements and organizational documents and the absence of the need (except as otherwise specified) for governmental or third-party consents;

•	accuracy of certain information to be supplied for inclusion in the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus is a part;

•	compliance with the SEC filing obligations and accuracy of information submitted to the SEC in such filings;

•	pending or threatened litigation; and

•	broker fees.

Representations and warranties made solely by GPH relate to:

•	accuracy of financial statements of GPH in connection with filings with the SEC;

•	accuracy of financial statements of GPRe in accordance with Bermuda statutory accounting principles;

•	certain tax matters including, the material accuracy and timely filing of tax returns, the payment of taxes, the absence of certain tax-related proceedings, the maintenance of all material records required to be maintained for tax purposes, the absence of any tax-sharing arrangements with unrelated third parties, the absence of tax liens, compliance with all required tax deduction and withholding requirements, the residency for tax purposes of GPH and GPRe, the adequacy of all tax charges, accruals and reserves to cover all material tax liabilities of GPRe, and the absence of any power of attorney in respect of any tax matters that could affect GPH and GPRe;

•	material compliance with all laws applicable to GPH and GPRe;

•	waiver of Delaware business combination restrictions;

•	validity of, and absence of material breach by GPRe under, all material contracts and commitments to which GPRe is a party and absence of notice requirements under such contracts and commitments in connection with the Reorganization Agreement;

•	receipt of a fairness opinion from CC&Co;

•	absence of any material environmental liabilities or any conditions that would give rise to such liabilities;

•	absence of any untrue statements or omission of any material facts by GPH under the Reorganization Agreement;

•	maintenance of adequate insurance coverage by GPH and GPRe;

•	ownership and use of computer software and ownership of intellectual property;

•	GPRe’s ownership of its assets;

•	ability of GPH to satisfy all of its outstanding liabilities after the closing of the Asset Transfer;

•	validity of all accounts and notes receivable by GPRe;

•	absence of any illegal payments or use of funds for illegal purposes;

•	absence, in each case since December 31, 2003, of any material changes affecting the business, financial condition or earnings capacity of GPH or GPRe, their outstanding share capital, their accounting or tax methods, or their underwriting, pricing, actuarial or investment practices (except in a manner consistent with past practice or with current industry standards);

•	real estate ownership and leasehold interests of GPRe;

•	absence of any GPRe employees; and

•	inapplicability of any “bulk sale” or similar statutes to the transfer of the assets pursuant to the Reorganization Agreement.

Representations and warranties made solely by AEGON and GAC relate to:

•	interim operations of GAC; and

•	registration and NYSE listing of the AEGON common shares that will comprise the consideration to be paid to GPH in exchange for the transfer of its assets.

CONDUCT OF BUSINESS PENDING THE CLOSING OF THE ASSET TRANSFER

The Reorganization Agreement provides that, during the period from December 30, 2004 and continuing until either the closing of the Asset Transfer or the termination of the Reorganization Agreement, GPH and GPRe will conduct their businesses and operations only in the ordinary and usual course of business and consistent with past practice, except that they may endeavor to sell any assets of GPH that do not comprise the assets that are to be transferred to GAC. During such time period, GPRe may also pay its operating expenses, consistent with past practice, including, without limitation operating expense payments to GPH, up to an average of $8,000 per day. Subject to prior written consent of GAC, GPH and GPRe may also allow the recapture or assignment of any reinsurance agreements to which GPRe is a party but to which Western Reserve Life Assurance Company of Ohio (“WRL”) is not a party.

Except as otherwise consented to by AEGON or GAC in writing or as required by law, GPH will not cause, nor permit the following:

•	any change to any provision of GPRe’s constituent documents;

•	GPRe to directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding shares or any other securities issued by it;

•	GPRe to change the number of shares of its authorized share capital;

•	GPRe to issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued stock or any securities convertible into or exchangeable for shares of such stock;

•	GPRe to directly or indirectly issue or sell any shares or any other securities;

•	any solicitation or encouragement of the submission of any acquisition proposal for the shares or substantially all of the assets of GPRe or GPH; and

•	GPRe to declare or pay any dividend or make any distribution with respect to any of its shares, other than certain permitted distributions. GPRe will be permitted to make certain distributions to GPH between December 30, 2004 and the closing of the Asset Transfer, but only if such distributions do not to exceed, in the aggregate, an amount equal to the sum of (1) $57,000,000 multiplied by the product of multiplying 0.000112 by the number of calendar days between December 31, 2004 and the closing date of the Asset Transfer, and (2) any proceeds received by GPRe from any recapture or sale of third party reinsurance agreements to which WRL is not a party that exceed certain agreed “baseline amounts”. For example, and for the purposes of demonstration only, if (1) 120 calendar days elapse between December 31, 2004 and the closing date of the Asset Transfer, during which time GAC consents to the recapture or sale of all such reinsurance agreements for $200,000 in excess of the “baseline amount” then, (2) in the aggregate, the distributions by GPRe to GPH following such a recapture or sale, and subject to the consent of AEGON or GAC, may not exceed $966,080 (i.e., the sum of (57,000,000 x 0.000112 x 120) + 200,000). Please note that this calculation has been included in this Proxy Statement/Prospectus for the purposes of demonstration only and does not purport to reflect the actual amount of distributions, if any, that GPH may receive from GPRe.

Except as otherwise consented to by AEGON or GAC in writing (which consent will not be unreasonably withheld or delayed) or as required by law, GPH will not, nor will it permit GPRe to:

•	amalgamate, merge or consolidate with any other entity;

•	sell, lease, license or otherwise dispose of any assets or property, except as otherwise provided in the Reorganization Agreement;

•	cause or permit any material damage, destruction or other casualty loss (whether or not covered by insurance) to or affecting the assets or the business of GPRe;

•	enter into any new reinsurance agreement either as reinsurer or as retrocessionaire; or

•	enter into any agreement or agree or commit to do any of the foregoing.

To the extent that any of the following actions would, individually or in the aggregate, have a material adverse effect on GPH or GPRe, GPH will not permit, without the prior written consent of AEGON or GAC (which will not be unreasonably withheld or denied), GPRe to:

•	make any loans, advances or capital contributions to, or investments in, any other entity or person, on behalf of GPRe, if the receivable with respect to such loan would constitute an asset of GPRe;

•	enter into any agreement, commitments, contracts, or modifications thereto;

•	take any other action which would cause any of the representations and warranties of the GPH set forth in the Reorganization Agreement not to be true and correct in any material respect;

•	incur, assume or guarantee any indebtedness;

•	cancel any debts or waive any claims or rights;

•	fail to perform its obligations under any contracts to which GPH is a party;

•	enter into any modification or amendment of any existing reinsurance agreement either as reinsurer or as retrocessionaire;

•	change current accounting methods, principles, practices or its fiscal year or make any material tax election;

•	alter the mix of investment assets of GPRe or the duration or credit quality of such assets; or

•	enter into any agreement or agree or commit to do any of the foregoing.

EXCLUSIVITY AND THIRD PARTY ACQUISITION PROPOSALS

GPH has agreed to terminate immediately any discussions or negotiations with any person or entity, other than AEGON its affiliates, agents, and representatives, relating to any “Acquisition Proposal.” An “Acquisition Proposal” is a proposal for the acquisition of GPH, GPRe, the sale of GPH’s securities (other than under employee benefit plans) or assets of GPRe.

The Reorganization Agreement provides that, from December 30, 2004 until either the closing of the Asset Transfer or termination of the Reorganization Agreement, GPH will not, and GPH will use all reasonable commercial efforts to cause its directors, officers, employees, stockholders, financial advisors, agents and affiliates not to, directly or indirectly:

•	solicit, conduct discussion with or engage in negotiation with any person or entity relating to an Acquisition Proposal;

•	provide information concerning GPH or GPRe to, or afford access to the properties, books or records of GPH to, any person or entity, or enter into any agreement or understanding with, any person or entity relating to, constituting or reasonably likely to lead to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal of any person or entity; or

•	enter into any letter of intent, letter of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture, partnership or other agreement (each, an “Acquisition Agreement”) constituting or referring to or which is intended to or is reasonably likely to lead to an Acquisition Proposal.

As promptly as practicable after receipt of any Acquisition Proposal or request for nonpublic information or inquiry which GPH reasonably believes would lead to an Acquisition Proposal, GPH is required to notify AEGON in writing specifying the identity of the person or entity making such Acquisition Proposal or request for nonpublic information and the specific terms of such Acquisition Proposal or request.

GPH is permitted to take certain actions if it receives an unsolicited, bona fide written Acquisition Proposal from a person or entity that GPH’s board of directors concludes in good faith (following receipt of the advice of outside counsel and an outside financial advisor) is, or is likely to result in, a “Superior Proposal.” A “Superior Proposal” is any Acquisition Proposal which GPH’s board of directors:

•	determines in good faith is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects thereof, including, but not limited to, the person or entity making such Acquisition Proposal; and

•	believes in good faith (after consultation with its outside counsel and an outside financial advisor) is more favorable to GPH stockholders from a financial point of view than the Reorganization.

After receipt of such Superior Proposal, GPH may take any of the following actions if and to the extent GPH’s board of directors concludes in good faith (following receipt of the advice of outside counsel) that such actions are necessary in order to comply with its fiduciary obligations under applicable law:

•

furnish information concerning GPH or the business and assets of GPH or GPRe, and afford access to the properties, books or records of GPH and GPRe to the person or entity making such Acquisition Proposal; provided, however, that (1) concurrently with such action, GPH must give AEGON written notice of GPH’s intention to take such action, (2) GPH must receive from the person or entity making such Acquisition Proposal an executed confidentiality or nondisclosure agreement containing customary limitations on the use and disclosure of all information, written and oral, received from GPH and (3) contemporaneously with furnishing such information to the person or entity making the Acquisition Proposal, GPH must also provide AEGON with such information to the extent such information has not been previously so provided to AEGON; and

•	engage in negotiations with such person or entity with respect to the Acquisition Proposal; provided, however, that prior to entering into negotiations with such person or entity, GPH must give AEGON written notice of its intention to do so.

In response to the receipt of a Superior Proposal, GPH’s board of directors may withhold, withdraw, amend or modify its approval and, if previously made to GPH stockholders, its recommendation in favor of the Reorganization, but only if all of the following conditions are met:

•	the Superior Proposal has not been withdrawn;

•	GPH stockholders have not yet voted with respect to or otherwise not yet consented to the authorization of the Reorganization;

•	GPH has no later than three business days prior to taking such action provided AEGON with (1) written notice which expressly verifies the GPH’s receipt of a Superior Proposal, explains the material terms of such Superior Proposal, discloses the identity of the person or entity making such Superior Proposal, and states that GPH’s board of directors is vacating its previous approval of this Reorganization Agreement, and (2) a copy of all written materials delivered to the person or entity making said Superior Proposal;

•	GPH has not breached in any material respect any of the provisions of the Reorganization Agreement;

•	GPH’s board of directors has determined in good faith (after consultation with its outside counsel) that such course of action is necessary for compliance with the directors’ fiduciary duties under applicable law; and

•	GPH has negotiated, and its board of directors has determined to enter into, an Acquisition Agreement relating to such Superior Proposal.

If the foregoing conditions are met and if the GPH board of directors withholds, withdraws, amends or modifies its approval of the Reorganization in a manner adverse to AEGON and GAC, then the Reorganization Agreement will terminate according to its terms and GPH will pay AEGON a termination fee of $2,000,000.

TERMINATION; CERTAIN FEES

The Reorganization Agreement may be terminated at any time prior to the closing date of the Asset Transfer, by mutual written consent of AEGON, GAC and GPH.

Any of AEGON, GAC or GPH may terminate the Reorganization Agreement if:

•	any governmental entity issues an order, decree or ruling or takes any other action which restrains, enjoins or otherwise prohibits the Reorganization and such order, decree, ruling or other action could reasonably be expected to result in a material delay in the closing of the Asset Transfer or a material reduction in the benefits expected by any of the parties from the Reorganization; or

•	any person brings a claim or action before any governmental entity seeking to restrain, enjoin or otherwise prohibit the Reorganization; or

•	GPH stockholders do not authorize the Reorganization.

GPH may terminate the Reorganization Agreement if:

•	AEGON and/or GAC materially breach any of their representations, warranties or covenants contained in the Reorganization Agreement, which would cause a failure of a condition precedent to closing of the Asset Transfer and which breach cannot be or has not been cured within 30 days after GPH gives written notice to AEGON and/or GAC of such breach; or

•	prior to the closing of the Asset Transfer, the AEGON Executive Board and/or GAC’s board of directors withdraws, modifies or changes, in a manner adverse to GPH, its approval of the Reorganization Agreement; or

•	the Asset Transfer does not close on or before August 1, 2005, unless the failure of such occurrence is due to the failure of GPH or GPRe to perform or observe the covenants and agreements under the Reorganization Agreement at or before the closing of the Asset Transfer; or

•	the Average Price is greater than EUR 12.108.

GPH may also terminate the Reorganization Agreement if its board of directors withdraws, amends or modifies in a manner adverse to AEGON or GAC its approval or its recommendation of the Reorganization Agreement in response to a “Superior Proposal” and pays GAC $2,000,000. See “EXCLUSIVITY AND THIRD PARTY ACQUISITION PROPOSALS” on page 31 of this Proxy Statement/Prospectus.

AEGON and/or GAC may terminate the Reorganization Agreement if:

•	prior to the closing of the Asset Transfer, GPH’s board of directors has withdrawn, modified or changed, in a manner adverse to AEGON or GAC, its approval or recommendation of the Reorganization, or, prior to such board action, GPH provides GAC notice of its receipt of a Superior Proposal; or

•	GPH materially breaches any of its representations, warranties or covenants contained in the Reorganization Agreement, which would cause a failure of a condition precedent to closing of the Asset Transfer and which breach cannot be or has not been cured within 30 days after AEGON or GAC give written notice to GPH of such breach; or

•	the Asset Transfer does not close on or before August 1, 2005, unless the failure of such occurrence is due to the failure of AEGON or GAC to perform or observe the covenants and agreements under the Reorganization Agreement at or before the closing of the Asset Transfer; or

•	the Average Price is less than EUR 8.072.

AEGON and/or GAC may also terminate the Reorganization Agreement if GPH breaches any of its obligations described in “EXCLUSIVITY AND THIRD PARTY ACQUISITION PROPOSALS” on page 31 of this Proxy Statement/Prospectus.

In the event of its termination, the Reorganization Agreement will become void and have no effect, except with respect to the obligations of the parties regarding certain termination fees that are described below.

If GPH terminates the Reorganization Agreement because prior to the closing of the Asset Transfer, either the AEGON Executive Board and/or GAC’s board of directors withdraws, modifies or changes in a manner adverse to GPH its approval of the Reorganization Agreement, then AEGON or GAC will within two business days of such termination pay in cash to GPH a termination fee of $2,000,000.

If either AEGON, GAC or GPH terminate the Reorganization Agreement because GPH stockholders do not approve the Reorganization, then GPH will, within two business days of such termination pay in cash to AEGON a termination fee of $1,000,000. Further, if twelve months after such termination, an Acquisition Agreement with respect to GPH is executed (See, “EXCLUSIVITY AND THIRD PARTY ACQUISITION PROPOSALS”), then GPH will, within two business days of the date on which such an agreement is executed, pay in cash to AEGON an additional termination fee of $500,000.

If either AEGON or GAC terminate the Reorganization Agreement because either (1) prior to the closing of the Asset Transfer, GPH’s board of directors has withdrawn, modified or changed in a manner adverse to AEGON to GAC its approval or recommendation of the Reorganization Agreement or (2) GPH has breached any of its obligations described in “EXCLUSIVITY AND THIRD PARTY ACQUISITION PROPOSALS,” then GPH will, within two business days of such termination, pay in cash to AEGON a termination fee of $2,000,000.

If either:

•	GPH terminates the Reorganization Agreement because the Asset Transfer does not close on or before August 1, 2005 (unless the failure of such occurrence is due to the failure of GPH or GPRe to perform or observe the covenants and agreements under the Reorganization Agreement at or before the closing of the Asset Transfer); or

•	AEGON or GAC terminate the Reorganization Agreement because the Asset Transfer does not close on or before August 1, 2005 (unless the failure of such occurrence is due to the failure of AEGON or GAC to perform or observe the covenants and agreements under the Reorganization Agreement at or before the closing of the Asset Transfer), and if at the time of such termination any of the following conditions to closing of the Asset Transfer have not been satisfied:

•	AEGON and GAC have not obtained all necessary consents, authorizations and approvals in connection with the Reorganization Agreement; or

•	AEGON has not purchased, before the closing date of the Asset Transfer, the AEGON common shares that will comprise the consideration to be transferred to GPH in exchange for its assets; or

•	the AEGON Executive Board and/or the board of directors of GAC, have not authorized or ratified or have withdrawn such authorization or ratification of AEGON’s and/or GAC’s execution and delivery of the Reorganization Agreement, then AEGON or GAC will, within two business days of such termination, pay in cash to GPH a termination fee of $1,000,000; provided, however, if at the time of such termination, all conditions to closing of the Asset Transfer have been satisfied (except that AEGON and GAC have not obtained all the necessary consents, authorizations and approvals in connection with the Reorganization Agreement but have exercised their good faith, commercially reasonable efforts to do so), then the termination fee payable by AEGON or GAC to GPH will be reduced from $1,000,000 to $200,000.

CERTAIN OTHER COVENANTS

AEGON, GAC and GPH have agreed not to knowingly act or fail to act in a manner that would be reasonably likely to jeopardize the qualification of the Reorganization as a “reorganization” under Section 368 of the Code.

During the period from December 30, 2004 until the closing date of the Asset Transfer, neither AEGON nor any of its affiliates may, directly or indirectly, acquire, by purchase or otherwise, a majority of any class of any securities of GPH or participate in a partnership or syndicate that seeks to make such an acquisition. During such time, GAC will be permitted, upon reasonable notice to GPH, to make a full and complete investigation of the assets, books and records of GPRe.

EXPENSES

GPH will bear the cost of all sales and transfer taxes incurred in connection with the transactions contemplated by the Reorganization Agreement. Any other fees and expenses incurred in connection with the Reorganization Agreement will be paid by the party incurring such fees and expenses.

WAIVER AND AMENDMENT

Any term or provision of the Reorganization Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof. The Reorganization Agreement may be amended or supplemented at any time by action of the respective boards of directors of AEGON, GAC or GPH. No such amendment will reduce the amount or change the form of the consideration to be delivered to GPH as contemplated by the Reorganization Agreement or otherwise materially adversely affect the interests of GPH unless such amendment is approved by GPH’s board of directors. No amendment to the Reorganization Agreement will be effective unless it has been executed by the GPH, AEGON and GAC.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations, warranties, covenants and agreements of GPH, AEGON and GAC contained in the Reorganization Agreement will survive the closing of the Asset Transfer until GPH files a certificate of dissolution with the Secretary of State of the State of Delaware, but in no event beyond 275 days after the Asset Transfer closes.

THE DISSOLUTION PLAN

The following summary of certain terms and provisions of the Dissolution Plan is qualified in its entirety by reference to the Dissolution Plan, which is incorporated into this document by reference and is attached as Annex B-2 to this Proxy Statement/Prospectus. You are strongly encouraged to read the Dissolution Plan as this is the legal document that governs the dissolution and liquidation of GPH on which you are being asked to vote.

PROCESS OF DISSOLUTION AND LIQUIDATION

The Reorganization Agreement provides that GPH will dissolve and distribute all remaining AEGON common shares received pursuant to the Reorganization Agreement and any of its other remaining assets to GPH stockholders no more than twelve months after the Asset Transfer closes. Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (1) the affirmative vote of a majority of its board of directors followed by the affirmative vote of holders of a majority of its outstanding common stock entitled to vote; or (2) a unanimous written stockholder consent. Following such authorization, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, or for such longer period as the Delaware Court of Chancery directs, but solely for the purpose of winding up its business. The process of winding up includes: (1) the prosecution and defense of lawsuits, if any; (2) the settling and closing of any business; (3) the disposition and conveyance of any property; (4) the discharge of any liabilities; and (5) the distribution of any remaining assets to the stockholders of the corporation. If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, such corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

CONTINGENCY RESERVE

Following the closing of the Asset Transfer, GPH’s board of directors will determine the amount of assets reasonably sufficient under Delaware law to be set aside as a contingency reserve to cover the estimated expenses of its dissolution and liquidation and all other known, contingent, unliquidated and unknown claims of GPH’s creditors that arise within three years from the filing date of the certificate of dissolution. GPH currently estimates that as of the anticipated closing date of the Asset Transfer it will be required to reserve for its creditors an amount equal to approximately $3.1 million, and that the expenses of its dissolution and liquidation will be approximately $2.8 million.

As of December 31, 2004, cash and the fair value of invested securities of GPH totaled $5,887,241. GPH anticipates that at the time of the closing of the Asset Transfer, it will have sufficient liquid assets to satisfy its creditors and pay the expenses associated with the Reorganization; however, if its liquid assets are not sufficient, GPH may be required to sell in the public market, or otherwise, such number of AEGON common shares received at the closing of the Asset Transfer that are sufficient to generate cash to satisfy claims of its creditors and fund its remaining expenses. If the proceeds of such sales are not sufficient to cover all valid claims and GPH stockholders have received a distribution of AEGON common shares or cash, they will be liable to any creditors with a valid unsatisfied claim against GPH. The liability of GPH stockholders will be limited to the aggregate amount they received in distribution, and they will be entitled to contribution from all persons who received a distribution for their pro rata share of any valid unsatisfied claim.

DISTRIBUTIONS TO GPH STOCKHOLDERS

No more than twelve months after the closing of the Asset Transfer, GPH intends to distribute all AEGON common shares received pursuant to the Reorganization Agreement and any of its other assets to GPH stockholders remaining after making adequate provision for its liabilities in accordance with Delaware law. GPH expects that it will be necessary to retain a portion of its liquid assets to pay liabilities that may arise after completion of the Dissolution; therefore, the GPH board of directors may transfer a portion of its assets to a liquidating trust. The liquidating trust will permit GPH to dissolve and, as required under Delaware law, have assets still available to be applied to liabilities after the Dissolution. No assurance can be given whether any amounts deposited into the liquidating trust would ultimately be distributed to the stockholders and, if distributed, when such distribution would occur, nor can it be certain that the amounts deposited in the liquidating trust will be adequate to pay all claims arising after completion of the Dissolution.

Although GPH’s board of directors has not yet established a timetable for such distributions, if any, to its stockholders, subject to uncertainties inherent in winding up of GPH’s business, GPH expects the distributions of its remaining assets, if any, will be made to its stockholders between 200 days and one year following the filing of the certificate of dissolution with the Secretary of State of the State of Delaware. The timing of any such distributions will depend on GPH’s ability to pay or provide for the payment of its claims and obligations. Distributions also could be delayed if GPH’s board of directors determines that it is in the best interests of GPH, its stockholders and its creditors to effectuate the dissolution in accordance with the procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law, which require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery.

Due to the uncertainties as to the precise net realizable value of its remaining assets and the ultimate settlement amount of its liabilities as well as fluctuations in the AEGON common share price, it is impossible for GPH to ascertain the aggregate number of AEGON common shares or amount of cash that will be distributed to its stockholders. However, GPH currently estimates that between 0.86 and 1.31 AEGON common shares and between $0.24 and $0.71 in cash per outstanding share of GPH common stock will be available for distribution to GPH stockholders, after payment of known liabilities and expenses associated with the Reorganization and otherwise. The actual value of assets available for distribution, if any, could be substantially less, depending on a number of factors including (1) unknown liabilities or claims, (2) unexpected or greater than expected expenses, (3) a decline in the price of AEGON common shares prior to the settlement of GPH’s outstanding liabilities and (4) a change in the value of the US dollar relative to the Euro which may affect the value of AEGON common shares delivered to GPH at the closing of the Asset Transfer. Furthermore, the AEGON common shares may decrease in value and GPH stockholders could consequently receive AEGON common shares worth less than their shares of GPH common stock. Dividends paid to GPH on AEGON common shares, if any, will be distributed to GPH stockholders together with GPH’s other assets.

DISTRIBUTIONS TO THE HOLDERS OF OPTIONS TO PURCHASE GPH COMMON STOCK

GPH’s board of directors has approved the acceleration of the vesting of all options to acquire shares of GPH common stock that would otherwise remain unvested as of the closing date of the Asset Transfer and has elected to cancel each option that is outstanding as of the closing of the Asset Transfer in exchange for that number of whole shares of GPH common stock which, in the aggregate, are equal in value to the excess of the fair market value of the shares of GPH common stock for which the option is exercisable, determined as of the closing date of the Asset Transfer by GPH’s board of directors, over the aggregate exercise price of the option. This means that a holder of such an option will be entitled to distributions in the Dissolution as a holder of that number of shares of GPH common stock for which his or her option is exercisable on such “net” exercise basis.

CONDUCT OF BUSINESS DURING LIQUIDATION

GPH will continue to hold some remaining assets after the Asset Transfer is closed and the entire issued and outstanding share capital of GPRe is transferred to GAC. In addition to AEGON common shares, these assets include cash, invested securities, furniture, equipment, the capital stock of its three remaining wholly owned subsidiaries, Global Preferred Solutions, Inc., Global Preferred Resources, Inc. and Preferred Advantage Insurance Services, Inc. and various other assets incidental to the business of GPH.

During the twelve-month period after the Asset Transfer closes, GPH will liquidate such remaining assets so that only AEGON common shares or cash will be distributed to GPH stockholders. During this period, GPH will not engage in any business or income-generating activities, except in connection with winding up and settling its affairs. A committee of the GPH board of directors, consisting of all of the non-employee members of the board, is evaluating various alternatives for the management of the affairs of GPH during the Dissolution. As part of this evaluation, the committee intends to seek proposals for the possible out-sourcing of the administrative services relating to the Dissolution. Members of management of GPH have made a proposal to the board of directors regarding the provision of services to GPH during the Dissolution, which contemplates the divesture of certain remaining assets, liabilities and contingencies sooner than would otherwise occur absent such a proposal, coupled with an agreement to provide services necessary in support of the Dissolution. The proposal contemplates that existing management, including all current officers and employees of GPH, would form a new company which would (1) acquire the remaining three subsidiaries of GPH, which had minimal revenues in 2004, (2) purchase substantially all of the furniture, computers and other office equipment and supplies of GPH, (3) assume the obligations of GPH under the existing office and equipment leases, (4) hire all GPH employees, (5) assume all GPH’s existing obligations to those employees and (6) enter into a management services agreement to provide outsourced administrative services to GPH during the Dissolution. The management proposal further contemplates that, in exchange for the assumption of the specified GPH obligations, GPH would advance cash at the time of such assumption equal to the value at the time of such assumption of the amounts that GPH would have otherwise been required to pay under certain of those obligations, including the GPH office and equipment leases, as well as employee severance, benefit and notice costs, prior to completing the Dissolution. In lieu of payment for the value of any tangible assets transferred to the newly formed company, the management proposal contemplates that such value would operate as an offset to amounts to be paid by GPH for management services. The committee is considering the proposal, but has not taken any action.

The committee intends to evaluate each of the available alternatives based on whether it appears that the alternative would be likely to enhance the value and timing of distributions to GPH’s stockholders. In addition to soliciting third party proposals, the committee intends to obtain independent verification of the calculations involved in the management proposal as well as independent analysis of the valuation of the assets involved in any proposal. Any possible transaction would be subject to the negotiation and execution of definitive agreements.

GPH expects that existing cash and invested assets, income through the closing of the Asset Transfer and proceeds resulting from the sale or disposition of any of its remaining assets, if any, that are not transferred to GAC pursuant to the Reorganization Agreement, will be applied to satisfy the claims of its creditors and cover its expenses, including the expenses of the Dissolution.

BACKGROUND OF THE REORGANIZATION, PAST CONTACT AND NEGOTIATIONS

Affiliates of AEGON and GPH have had a long historical business relationship. Since commencing operations in 1996, a substantial portion of GPH’s annual revenues have been derived from the reinsurance agreements between GPRe and Western Reserve Life Assurance Co. of Ohio (“WRL”), a subsidiary of AEGON USA, Inc. (“AEGON USA”). In addition, GPH believes that a substantial number of its stockholders are independent agents associated with World Financial Group, Inc. (“WFG”), a subsidiary of AEGON USA.

Beginning in the second quarter of 2003, in the course of reviewing the long-term strategic plan for GPH and the substantial costs, and limited benefits associated with maintaining its status as a public reporting company, the board of directors and capital finance committee of GPH began to explore alternatives to enhance liquidity for its stockholders and reduce the compliance costs of operating as a public reporting company. In the third quarter of 2003, GPH’s board of directors and its capital finance committee also began investigating the possibility of strategic alternatives for GPH, including, in response to discussions with WRL in July 2003, a possible transaction with WRL.

On July 11, 2003, Mr. Patrick Baird, President and Chief Executive Officer of AEGON USA, Mr. Jerry Vahl, President of WRL, Mr. Edward McKernan, Chief Executive Officer of GPH and Mr. Monte Holm, then-director of GPH, met in AEGON USA’s offices in Cedar Rapids, Iowa to discuss the possibility of pursuing a new strategic relationship between GPH and WRL.

On July 22, 2003, GPH’s capital finance committee met and Mr. McKernan reported to the committee on the meeting with AEGON USA in Cedar Rapids. After discussion, the committee authorized Mr. McKernan to continue discussions with WRL and to report any developments to the committee.

On August 20, 2003 and September 24, 2003, Mr. McKernan discussed by telephone and subsequently met in person with representatives of WRL at WRL’s offices in St. Petersburg, Florida, to discuss various issues involved in the analysis of the value of the assets of GPH.

On October 20, 2003, Mr. Vahl delivered, via email, a letter (the “WRL Letter”) to Mr. McKernan outlining certain proposed terms upon which WRL would be interested in discussing the acquisition of substantially all of the assets of GPH.

On October 23, 2003, Mr. Vahl and Mr. McKernan spoke by telephone regarding the proposed terms included in the WRL Letter.

On October 27, 2003, the capital finance committee of GPH’s board of directors, together with its legal counsel, Morris, Manning & Martin, LLP, met to review and discuss the terms proposed in the WRL Letter indicating WRL’s interest in discussing a possible transaction. The committee discussed the potential impact that such a transaction could have on the strategic plans for GPH and discussed with legal counsel their fiduciary duties with respect to a potential transaction of the nature proposed in the WRL Letter. The committee authorized GPH’s management to enter into a confidentiality agreement with WRL and to permit WRL and its affiliates to commence due diligence on GPRe and its operations. The committee also directed GPH’s management to begin the process of engaging a financial advisor to assist GPH in exploring this potential transaction, and other, potential strategic alternatives and to begin analysis of the terms of the proposals contained in the WRL Letter.

During the period from November through December of 2003, GPH’s management and the capital finance committee of GPH’s board of directors met on multiple occasions to review the status of discussions with WRL and to interview and consider retaining financial advisors. On December 10, 2003, GPH retained Raymond James as its financial advisor to assist GPH in evaluating strategic opportunities. Shortly after this time, Raymond James began due diligence and the drafting of a confidential memorandum describing GPH for potential strategic partners.

On November 30, 2003, WRL executed and delivered to GPH a confidentiality agreement.

On December 15, 2003, GPH and WRL entered into an Extension and Tolling Agreement, extending the expiration dates of certain rights under the existing agreements between the companies until ninety days after written notice from either party terminating the Extension and Tolling Agreement.

From January through March of 2004, representatives of WRL and its affiliates and GPH exchanged financial, legal, tax, accounting and other information, WRL and its affiliates conducted due diligence reviews of GPRe and the parties discussed possible valuation models for such assets and possible transaction structures.

On March 17, 2004, GPH’s board of directors engaged CC&Co for the purpose of analyzing any possible strategic transaction presented to GPH’s board of directors and evaluating the fairness thereof to the GPH stockholders.

On March 24, 2004, at a quarterly meeting of GPH’s board of directors, Raymond James presented to GPH’s board a written confidential memorandum to be used in soliciting prospective strategic partners for GPH. In addition, representatives of Morris, Manning & Martin, LLP, counsel to GPH, reviewed with GPH’s board of directors its fiduciary duties related to pursuing a possible strategic transaction. Following such presentations, GPH’s board of directors authorized Raymond James to commence its marketing efforts to explore strategic alternatives for GPH. GPH’s board of directors also directed its management to continue to pursue a possible transaction with WRL and to request clarification from WRL on the terms of their proposal.

In April 2004, Raymond James began contacting and distributing the confidential memorandum to insurance and reinsurance companies, banks, distributors or insurance and other financial products, private equity firms and other potential strategic partners, and soliciting expressions of interest in a transaction with GPH. Also in April 2004, GPH issued a press release stating that it had engaged Raymond James to explore a range of long-term strategic opportunities to enhance stockholder value.

On April 23, 2004, Mr. McKernan sent to Mr. Vahl a letter outlining GPH’s recommendations regarding the assumptions and methodologies WRL should consider in valuing GPRe.

From April through June of 2004, representatives of management of GPH and WRL met, in person and by telephone, and exchanged information in order to clarify and refine the proposed terms and develop valuation models for WRL to analyze the value of the assets of GPH.

At a quarterly meeting of GPH’s board of directors held on May 25, 2004, GPH’s board of directors discussed the status of their discussions with WRL and reviewed the status of the contacts being made by Raymond James with other potential strategic partners.

On June 21, 2004, Mr. McKernan delivered to Mr. Vahl proposed revisions to the terms cited in the WRL Letter.

On July 1, 2004, Mr. Vahl delivered to Mr. McKernan a further revised version of the WRL Letter, including an increase in the proposed valuation for GPH’s assets, elimination of a cash consideration option, and additional conditions to closing of the proposed transaction, including approval of the transaction by certain Dutch regulatory authorities.

On July 9, 2004, a conference call was held among Mr. McKernan, Ms. Caryl Shepherd, GPH’s Chief Accounting Officer, representatives of Raymond James, representatives of Morris, Manning & Martin, LLP and Mr. Vahl, Mr. Craig Vermie, general counsel of AEGON USA, and Mr. Art Schneider, senior tax officer of AEGON USA, to discuss the proposed structure, valuation, mechanics, approval requirements, conditions to closing and timing of the proposed transaction.

At GPH’s annual board meeting on July 15, 2004, Raymond James delivered an extensive presentation to the board regarding its process to identify other potential strategic partners interested in pursuing a transaction with GPH and the alternatives available to GPH. The representatives of Raymond James reviewed with GPH’s board of directors the processes and procedures that had been followed in its extensive efforts to identify other parties for a potential strategic transaction with GPH. With no written indications of interest being expressed by prospective parties other than WRL, the alternatives presented were (1) maintaining the status quo, (2) effecting a going private transaction and reducing expenses, and (3) pursuing a transaction with WRL. Representatives of Raymond James also reviewed with GPH’s board of directors the terms of the current proposal from WRL, including the potential consideration available to stockholders under such proposal, the potential additional consideration available to stockholders upon the liquidation and dissolution of GPH, the recent performance of AEGON common shares, current market conditions and valuation information for publicly traded life and annuity insurance companies and life and annuity reinsurance companies. GPH’s board of directors conducted extensive discussions on the alternatives available to GPH. A representative of Morris, Manning & Martin, LLP repeated his presentation relating to GPH’s board of directors’ fiduciary duties in considering such other alternatives. At the conclusion of the discussions, GPH’s board of directors decided to continue its discussions with WRL regarding a possible transaction and directed its management to communicate this decision to representatives of WRL. Following this meeting, Mr. McKernan and Mr. Holm contacted Mr. Vahl to inform him of the board’s decision and to schedule a meeting to discuss the proposed transaction.

On July 20, 2004, Mr. Vahl, Mr. McKernan and representatives of Morris Manning & Martin, LLP and Raymond James met at the offices of GPH and discussed the proposed structure for the transaction, the options for liquidating the non-WRL assets of GPRe, the timing for the preparation of a draft agreement by AEGON USA and WRL, the possible tax treatment of the proposed transaction, timing, conditions to closing, approvals, and public disclosure of the status of the negotiations.

At a telephonic meeting held on July 27, 2004, GPH’s board of directors discussed the results of the July 20 meeting and reviewed a draft press release. After considering the benefits and risks of public disclosure of the status of the negotiations with WRL, GPH’s board of directors approved the press release.

On July 28, 2004, WRL and GPH issued a joint press release announcing that WRL and GPH were in discussions regarding a possible acquisition by WRL or one of its affiliates of the stock of GPRe. On the evening of July 28, 2004, Mr. McKernan and Mr. Vahl read the press release to a meeting of agents associated with WFG in Las Vegas, Nevada, many of whom were stockholders of GPH.

On August 9, 2004, Mr. Vahl delivered to Mr. McKernan via email a first draft of a proposed Reorganization Agreement.

Copies of the proposed Reorganization Agreement, with revisions proposed by GPH’s management and Morris, Manning & Martin, LLP, its legal counsel, were distributed to members of GPH’s board of directors. At their quarterly meeting on August 24, 2004, Mr. McKernan updated GPH’s board of directors on the status of the discussions with WRL and representatives of Raymond James made a presentation on the terms of the proposed Reorganization Agreement. Following discussion, GPH’s board of directors approved proceeding with the negotiations of the proposed Reorganization Agreement.

Between September 1, 2004 and November 17, 2004, various representatives of WRL, AEGON USA, GPH and Morris, Manning & Martin, LLP met on a number of occasions in person or on the telephone to discuss the proposed Reorganization Agreement, including issues concerning the calculation of the value of the proposed consideration, the value of GPRe, the mechanics for delivering the consideration, the conditions to closing and the possible timing of the proposed transaction.

At a quarterly meeting of GPH’s board of directors held on November 23, 2004, Mr. Montgomery reported to GPH’s board of directors the results of his discussions with representatives of WRL. Representatives of Raymond James made a presentation outlining their process so far, other alternatives available to GPH, the current terms of the AEGON proposal, including potential consideration available to stockholders under such proposal, the potential additional consideration available to stockholders upon the liquidation and dissolution of GPH, the recent performance of AEGON’s common shares, current market conditions, valuation information for publicly traded life and annuity insurance companies and life and annuity reinsurance companies and their assessment of the open issues remaining on the proposed agreement.

During the period from November 23, 2004 through December 27, 2004, GPH’s capital finance committee met on numerous occasions to review and discuss the status of the Reorganization Agreement and representatives of GPH, Morris, Manning & Martin, LLP and AEGON USA and WRL negotiated final revisions to the terms of the Reorganization Agreement.

On December 30, 2004, GPH’s board of directors met telephonically to discuss the final draft of the Reorganization Agreement. Prior to the meeting, GPH’s board of directors received the final version of the Reorganization Agreement, as well as a summary of the agreement and other related materials and memoranda. At the meeting, GPH’s board of directors received the following presentations:

•	Raymond James summarized the terms of the proposed Reorganization, including the proposed consideration, the calculation of Average Price, the termination provisions, including the collar on the price of AEGON common shares during the Calculation Period and break-up fees, and the potential additional consideration available to stockholders upon the liquidation and dissolution of GPH;

•	CC&Co reviewed its financial analysis of the proposed Asset Transfer and delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated December 30, 2004, that as of that date, and based on and subject to the assumptions, qualifications and limitations stated in its written opinion, the consideration to be received by GPH in the Asset Transfer was fair, from a financial point of view, to the GPH stockholders;

•	Morris, Manning & Martin, LLP again reviewed GPH’s directors’ fiduciary duties in considering the proposed Reorganization;

•	Morris, Manning & Martin, LLP and Mr. McKernan reviewed the terms of the Reorganization Agreement, including changes that had been made to the draft that had been distributed to GPH’s board of directors prior to the meeting; and

•	Morris, Manning & Martin, LLP reviewed the resolutions that the board of directors would need to adopt if it decided to approve the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan.

GPH’s board of directors engaged in a full discussion of the terms of the Reorganization Agreement and the proposed Reorganization generally, including the strategic rationale and potential benefits and risks of the Reorganization and posed questions to Raymond James, CC&Co, Morris, Manning & Martin, LLP and representatives of GPH’s management. GPH’s board of directors then unanimously approved the Reorganization Agreement and the dissolution of GPH (following and subject to the consummation of the Asset Transfer), and unanimously recommended that GPH stockholders authorize the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan. GPH’s board of directors directed management to proceed with the necessary steps to obtain stockholder authorization of the Reorganization Agreement and the Dissolution Plan and to prepare the necessary agreements and documents to complete the proposed Reorganization.

In the afternoon on December 30, 2004, following the meeting of GPH’s board of directors, AEGON, GAC and GPH entered into the Reorganization Agreement. On the evening of December 30, 2004, AEGON and GPH issued a joint press release announcing the signing of the Reorganization Agreement.

GPH’S REASONS FOR THE REORGANIZATION AND RECOMMENDATION

BY GPH’S BOARD OF DIRECTORS

GPH’s board of directors has unanimously determined that the Asset Transfer pursuant to the Reorganization Agreement, and the Dissolution pursuant to the Dissolution Plan, are in the best interests of GPH and its stockholders. Accordingly, GPH’s board of directors has approved the Reorganization Agreement and Dissolution Plan and it recommends that you vote to authorize the same by voting FOR the Asset Transfer pursuant to the Reorganization Agreement and FOR the Dissolution pursuant to the Dissolution Plan. In reaching their decision to approve the Reorganization Agreement and the Dissolution Plan, GPH’s board of directors consulted with its management and financial and legal advisors and considered a number of factors.

The following is a discussion of the information and factors considered by GPH’s board of directors in reaching their decision. This discussion is not intended to be exhaustive, but includes the material factors considered by GPH’s board of directors. GPH’s board of directors discussed the anticipated impact of the Reorganization on GPH stockholders and it did not identify any material disadvantages expected to result from the Reorganization during these discussions. In reaching its decision to approve the proposed Asset Transfer and the proposed Dissolution and submit these proposals to GPH stockholders, GPH’s board of directors did not assign any relative or specific weights to the factors considered in reaching such decision, and individual members of GPH’s board of directors may have given differing weights to different factors. GPH’s board of directors made its decision to support the Reorganization collectively, based on the factors each member considered to be relevant and important.

In reaching its decision, GPH’s board of directors discussed numerous considerations, including the following:

•	The strategic and financial alternatives available to GPH;

•	The terms of the Reorganization Agreement;

•	The current and prospective economic and competitive environment facing GPH;

•	The board presentations of CC&Co, one of GPH’s financial advisors, and their fairness opinion that the consideration received by GPH in the Asset Transfer is fair, from a financial point of view, to the GPH stockholders;

•	The current value of the AEGON common shares that will comprise the consideration in exchange for substantially all of the assets of GPH currently represents a premium to the book value of such assets;

•	Various presentations by Raymond James to GPH’s board of directors with respect to the alternatives to the Reorganization;

•	The positive benefits of the Reorganization in light of the strategic and financial alternatives available the GPH;

•	The interest of GPH’s officers and directors in the Reorganization as described more fully under the heading “INTERESTS OF CERTAIN PERSON IN THE REORGANIZATION” on page 54 of this Proxy Statement/Prospectus;

•	In the Dissolution, GPH stockholders will be entitled to receive publicly traded AEGON common shares owned by GPH;

•	The significant legal, accounting and administrative costs associated with maintaining GPH as a stand-alone, public reporting company relative to its total operating margins;

•	The expectation that the Reorganization will qualify as a tax-deferred “reorganization” for purposes of Section 368(a)(1)(C) of the Code;

•	A substantial portion of GPRe’s annual revenues are derived from its reinsurance agreements with AEGON’s affiliate, WRL;

•	GPRe’s and the businesses of certain affiliates of AEGON are complementary in nature; and

•	A significant percentage of GPH stockholders are also associated with an AEGON affiliate.

GPH’s board of directors also discussed the following negative considerations and risks:

•	The substantially irreversible nature of the Reorganization;

•	The amount of consideration and the manner in which it is to be paid for the assets of GPH is fixed as of December 30, 2004, the date on which the Reorganization Agreement was signed. Consequently, the amount of such consideration will not change to reflect any subsequent increases in the value of GPH’s assets or its common stock;

•	The risk that the AEGON common shares received by GPH in consideration for the sale of its assets to GAC may decline in value prior to the time that such AEGON common shares are distributed to GPH stockholders in the Dissolution;

•	The risk that the US dollar will change in value relative to the Euro affecting the value of AEGON common shares delivered to GPH at the closing of the Asset Transfer;

•	The fact that GPH’s board of directors will not be able to accurately predict the timing, or amount, of any distributions to GPH stockholders pursuant to the Dissolution Plan;

•	The substantial termination fees that will become due and payable to AEGON in the event that the Reorganization Agreement is terminated by either of the parties under certain circumstances, and the potential adverse impact that such fees may have on any person or entity that may be interested in acquiring the business of GPH or GPRe prior to the closing of the Asset Transfer;

•	The significant costs associated with the Reorganization;

•	The risk of continuing to divert the GPH management’s focus and resources away from operational matters and other strategic opportunities while working to consummate the Reorganization;

•	The adverse impact of the Reorganization on GPH’s employees;

•	The difficulty in estimating the contingency reserve that GPH is required to establish in order to satisfy any unknown claims and liabilities that may arise during the statutory three-year period in which it is winding up its business; and

•	The risk that GPH stockholders may be required to pay a portion of the liquidating distribution to GPH’s creditors if GPH does not establish an adequate contingency reserve fund to satisfy all of its known and any of its unknown claims and liabilities that may arise during the statutory three-year period in which it is winding up its business.

In the course of their deliberations with respect to the Reorganization Agreement and the Dissolution Plan, GPH’s board of directors also reviewed possible alternatives to the Reorganization and concluded that that the Reorganization was the best course of action for GPH and its stockholders and that the anticipated benefits of completing the Reorganization substantially outweigh the foregoing risks and negative considerations which are more fully described in “RISKS RELATED TO THE REORGANIZATION” set forth on page 22.

OPINION OF GPH’S FINANCIAL ADVISOR

GPH retained CC&Co to evaluate the fairness, from a financial point of view, of the consideration (the “Consideration”) to be received by GPH in connection with the Asset Transfer. During a telephonic meeting held by GPH’s board of directors on December 30, 2004 to evaluate the Reorganization Agreement, CC&Co delivered to GPH’s board of directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the Consideration was fair, from a financial point of view, to the holders of shares of GPH common stock.

THE FULL TEXT OF CC&CO’S WRITTEN OPINION DATED DECEMBER 30, 2004, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. CC&CO’S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF GPH AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID TO GPH FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE REORGANIZATION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF GPH WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED REORGANIZATION. THE SUMMARY OF THE CC&CO OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. HOLDERS OF SHARES OF GPH COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

In arriving at its opinion, CC&Co:

•	reviewed the Reorganization Agreement;

•	held discussions with senior officers, directors and other representatives and advisors of GPH, GPRe and WRL and its affiliates concerning the business, operations and prospects of each company;

•	examined certain business and financial information relating to GPH and GPRe;

•	examined certain publicly available information relating to AEGON;

•	reviewed the financial terms of the Asset Transfer as described in the Reorganization Agreement in relation to, among other things, the historical earnings and other operating data of GPH and GPRe, and the capitalization and financial condition of GPH and GPRe;

•	considered, to the extent publicly available, the financial terms of other transactions recently effected which CC&Co considered relevant in evaluating the Asset Transfer;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations CC&Co considered relevant in evaluating those of GPH, GPRe and AEGON;

•	examined and considered existing relationships between GPH and its affiliates, on the one hand, and AEGON’s affiliates, on the other hand, including, but not limited to, the fact that an affiliate of AEGON accounts for a substantial portion of GPRe’s revenue;

•	reviewed the marketing process undertaken by Raymond James, the other financial advisor to GPH, and GPH relating to identifying potential purchasers of GPH;

•	reviewed the historical trading prices of AEGON common shares;

•	reviewed financial and trading multiple analysis of companies comparable to AEGON and GPH;

•	conducted a review of the current research outlook of AEGON common shares; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as CC&Co deemed appropriate in arriving at its opinion.

In rendering its opinion, CC&Co assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined or otherwise reviewed or considered by it. CC&Co has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of GPH or AEGON nor was it provided with any such valuation or appraisal. In addition, CC&Co did not make an independent evaluation of the adequacy of the reserves or collectibility of reinsurance, related to the future policy benefits and unpaid loss and loss adjustment expenses of GPH or AEGON, nor has it reviewed any individual insurance claims or policy files or contracts relating to GPH or AEGON. CC&Co was not provided with, and did not review, any internal non-public financial or other projections of AEGON in connection with its opinion.

In connection with its engagement, CC&Co did not participate in the negotiation or structuring of the Asset Transfer nor was it asked to consider, and its opinion does not address, the relative merits of the Asset Transfer as compared to any alternative business strategies that might exist for GPH, the effect of any other transaction in which GPH might engage or the underlying business decisions to engage in the Asset Transfer. Although CC&Co evaluated the Consideration from a financial point of view, CC&Co was not asked to and did not recommend the specific amount or form of consideration payable in connection with the Asset Transfer, which was determined through negotiations between GPH and AEGON. GPH did not deliver any other instructions to, or impose any other limitations on, CC&Co with respect to the investigations made or procedures followed by CC&Co in rendering its opinion.

CC&Co has relied as to all legal and tax matters on advice of counsel and tax advisors to GPH, and has assumed that the Asset Transfer will be consummated on the terms described in the Reorganization Agreement, without any waiver of any material terms or conditions, including, among other things, that the Asset Transfer will be treated as a tax-deferred “reorganization” pursuant to Section 368(a)(1)(C) of the Code. In addition, CC&Co has assumed that obtaining the necessary regulatory and third party approvals and consents to the Asset Transfer will not have an adverse effect on GPH or AEGON or the contemplated benefits of the consummation of the Asset Transfer.

CC&Co’s opinion was necessarily based upon economic, market, financial and other conditions existing on, and other information disclosed to CC&Co as of, the date of its opinion. It should be understood that, although subsequent developments may affect this opinion, CC&Co does not have any obligation to update, revise or reaffirm this opinion. CC&Co has expressed no opinion as to the price at which AEGON common shares would trade subsequent to the announcement or consummation of the Asset Transfer or at any other future date or as to the effect of the Asset Transfer on the trading price of the common stock of AEGON.

The terms of the Reorganization Agreement contemplate the winding-up and dissolution of GPH within twelve months following the closing of the Asset Transfer and the distribution of the assets of GPH, including all remaining AEGON common shares that comprise the Consideration. The terms of the Reorganization Agreement also permit the sale of certain assets of GPRe prior to the closing of the Asset Transfer. CC&Co’s opinion is limited to the evaluation of the Consideration payable to GPH in connection with the sale of the shares of the common stock of GPRe and related assets and does not include an evaluation of (1) any remaining assets or liabilities of GPH following the consummation of the Asset Transfer, (2) the contemplated winding-up and dissolution of GPH, (3) the use of the Consideration by GPH following the closing, including any distributions to GPH stockholders, or (4) the effects of the sale of any assets of GPRe prior to the closing of the Asset Transfer.

In preparing its opinion, CC&Co performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying CC&Co’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, CC&Co believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, CC&Co considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of GPH. No company, transaction or business used in those analyses as a comparison is identical to GPH or the proposed Asset Transfer, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CC&Co’s analyses and the valuation ranges resulting from any particular analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CC&Co’s analyses and estimates are inherently subject to substantial uncertainty.

CC&Co’s opinion and analyses were only one of many factors considered by GPH’s board directors in its evaluation of the Asset Transfer and should not be viewed as determinative of the views of GPH’s board of directors with respect to the Consideration or the proposed Asset Transfer.

The following is a summary of the material financial analyses performed by CC&Co in connection with the rendering of its opinion dated December 30, 2004:

SELECTED COMPANIES ANALYSIS

CC&Co reviewed and compared certain of GPH’s financial information to corresponding financial data for the following selected publicly traded life reinsurance companies, small cap life insurance companies, and mid to large cap life insurance companies that CC&Co deemed comparable to GPH (the “Selected Peer Group”). As noted, no company used in comparisons to GPH, including those in the Selected Peer Group, is identical to GPH. Accordingly, an analysis of the results of the comparison of GPH with companies in the Selected Peer Group necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of GPH and the companies to which GPH are being compared.

Life Reinsurance Companies:

Reinsurance Group of America

Scottish Re Group Limited

Small Cap Life Insurance Companies:

American Equity Investment Life

Cotton States Life Insurance Company

Kansas City Life Insurance Company

FBL Financial Group, Inc.

Mid and Large Cap Life Insurance Companies:

MetLife, Inc.

Prudential Financial, Inc.

Principal Financial Group, Inc.

Lincoln National Corporation

Jefferson-Pilot Corporation

Torchmark Corporation

Nationwide Financial Services, Inc.

Phoenix Companies, Inc.

All multiples were based on closing stock prices as of December 23, 2004. CC&Co estimated the market value of GPH by comparing the market values of the selected companies as a multiple of, among other things, twelve months ended September 30, 2004, net income computed in accordance with generally accepted accounting principles in the U.S., commonly known as GAAP, and GAAP book value as of September 30, 2004. The median multiple of price to respective last twelve months’ earnings was 13.9 for the Selected Peer Group with a high of 21.0 and a low of 12.2. The median ratio of price to GAAP book value was 132% with a high of 187% and a low of 57%. CC&Co then applied a range of selected multiples derived from the Selected Peer Group of GAAP net income and latest GAAP book value as of September 30, 2004 to corresponding financial data of GPH in order to derive an implied equity reference range for GPH.

CC&Co also analyzed the correlation between the public companies’ operating return on equity for twelve month period ended September 30, 2004 and the price to book value of each company’s stock. Operating return on equity is defined as net income excluding net realized gains and losses as well as extraordinary gains or losses, divided by the average stockholders’ equity for each company over the time period.

The following table reflects the results of the foregoing analysis:

Company	Stock Price 12/23/04	Price/ Earnings Multiple (1)	Price/ Book Multiple (2)	Operating Income ROE (3)
Life Reinsurance Companies

Reinsurance Group of America	$48.41	14.9x	1.43x	10.6%
Scottish Re Group Limited	25.50	N/M	1.27x	7.0%
	Median:	14.9x	1.35x	8.8%
Small Cap—Life Insurance Companies

American Equity Investment Life	$10.64	12.2x	1.30x	5.4%
Cotton States Life Insurance Company	20.11	N/M	1.43x	N/A
Kansas City Life Insurance Company	48.95	21.0x	0.88x	5.1%
FBL Financial Group, Inc.	28.57	12.2x	1.02x	6.9%
	Median:	12.2x	1.16x	5.4%
Mid and Large Cap—Life Insurance Companies

MetLife, Inc.	$40.59	12.9x	1.33x	11.8%
Prudential Financial, Inc.	54.56	19.7x	1.30x	7.6%
Principal Financial Group, Inc.	40.51	16.6x	1.62x	11.1%
Lincoln National Corporation	46.74	13.9x	1.37x	12.3%
Jefferson-Pilot Corporation	51.70	13.8x	1.84x	15.5%
Torchmark Corporation	56.72	14.6x	1.87x	14.8%
Nationwide Financial Services, Inc.	38.29	13.1x	1.13x	10.1%
Phoenix Companies, Inc.	12.16	N/M	0.57x	2.9%
	Median:	13.9x	1.35x	11.4%

	Universe Median:	13.9x	1.32x	10.1%

(1)	For the 12 month period ending September 30, 2004.
(2)	Includes FAS 115.
(3)	For the 12 month period ending September 30, 2004.

PRECEDENT TRANSACTIONS ANALYSIS

Using publicly available information, CC&Co reviewed the purchase prices and implied transaction value multiplies paid or proposed to be paid in the following six selected transactions in the life reinsurance industry:

Announce Date	Buyer Name	Target Name	Deal Value ($mm)	Price/ Book Multiple (1)
10/24/03	Scottish Re Group Limited	ERC Life Reinsurance Corporation	151.1	NA
08/06/01	Scottish Annuity & Life Holdings Ltd.	World-Wide Holdings Limited	78.0	1.40x
07/27/01	Swiss Reinsurance Company	Lincoln National Reassurance Company	2,500.0	2.30x
12/20/00	Everest Re Group, Ltd.	AFC Re Limited	17.0	1.00x
04/12/00	SCOR	PartnerRe Life Insurance Company of the United States	145.0	1.35x
06/10/99	Scottish Annuity & Life Holdings Ltd.	Harbourton Reassurance, Inc.	25.0	0.58x
			Median:	1.35x

(1)	Includes FAS 115.

CC&Co compared purchase prices in the selected transactions as a multiple of, among other things, latest GAAP book value. All multiples were based on publicity available financial information from the selected transaction. The median ratio of purchase price to GAAP book value was 135% with a high of 230% and a low of 58%. CC&Co then applied a range of selected multiples of GAAP book value to GPH’s GAAP book value as of September 30, 2004 in order to derive an implied equity reference range for GPH.

MISCELLANEOUS

Under the terms of its engagement, GPH has paid to CC&Co a fee of $175,000 for the delivery of its opinion. GPH also has agreed to reimburse CC&Co for reasonable travel and other out-of-pocket expenses incurred by CC&Co in performing its services, including the fees and expenses of its legal counsel, and to indemnify CC&Co and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the past, CC&Co has provided certain investment banking services to GPH, including the pursuit of various public and private capital raising alternatives as well as providing valuation services in connection with the granting of stock options to the management of GPH. In 2004, CC&Co received $10,000 in fees in connection with such stock option valuation services. In the ordinary course of business, CC&Co, as broker-dealer, may actively trade the securities of AEGON for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

CC&Co is a full service investment bank focused exclusively on the insurance industry and was selected by GPH based on its experience and expertise in the industry. CC&Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

AEGON’S REASONS FOR THE REORGANIZATION

In reaching their decision to execute the Reorganization Agreement, AEGON and GAC consulted with their management and considered a number of factors, including:

•	The terms of the Reorganization Agreement;

•	The current and prospective economic and competitive environment facing WFG and WRL, both of which are affiliates of AEGON;

•	Since WRL maintained, and continues to maintain, reinsurance agreements with GPRe, the AEGON Executive Board, (1) had a high degree of knowledge of GPRe’s in force business and its risk profile (which is similar to the business and risk profile of WRL) and (2) considered the purchase of the share capital of GPRe as a recapture of WRL’s life and annuity business previously reinsured to GPRe;

•	The significant legal, accounting and administrative costs incurred by WRL and WFG from, and time devoted to, administering WRL’s current reinsurance agreements with GPRe and the expectation that the net amount of such costs will be reduced following the acquisition of GPRe; and

•	A significant percentage of GPH stockholders are associated with WFG.

In considering the anticipated impact of the Reorganization on AEGON and GAC, they did not identify any material disadvantages expected to result from the Reorganization during these discussions.

SOURCE OF AEGON COMMON SHARES AND STOCK EXCHANGE LISTING

No later than seven business days that are not “Blackout Days” after the date on which GPH stockholders meet to vote on the Reorganization and prior to the closing of the Asset Transfer, AEGON has agreed to acquire issued and outstanding AEGON common shares that will comprise the consideration to be paid to GPH in the Asset Transfer. “Blackout Days” include any days (1) commencing on (a) January 3, 2005 through March 3, 2005 and (b) April 20, 2005 through May 11, 2005 or (2) on which AEGON is prohibited from acquiring AEGON common shares either by law, stock exchange requirement or its internal trading policies.

At, and subsequent to, the closing of the Asset Transfer, the AEGON common shares that will be delivered to GPH will be shares of New York Registry shares, which are listed on the NYSE.

RESTRICTIONS ON SALES OF SHARES BY GPH AND ITS AFFILIATES

The AEGON common shares to be delivered to GPH in the Reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for AEGON common shares held by GPH or that are ultimately delivered to any person who is an affiliate of GPH. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of GPH and may include officers and directors as well as principal stockholders. Neither GPH nor its affiliates may sell the AEGON common shares they receive except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) the resale provisions under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. This Proxy Statement/Prospectus does not cover the resale of any AEGON common shares received by GPH or any person who may be deemed to be an affiliate of GPH.

REGULATORY APPROVALS

The corporate and insurance laws of Bermuda govern the business and operations of GPRe whose entire issued and outstanding share capital comprises the assets that will be transferred by GPH to GAC pursuant to the Reorganization Agreement. The transfer of GPRe’s share capital to GAC cannot be accomplished without (1) the consent of the Bermuda Monetary Authority (Authorization and Compliance Division) pursuant to the Exchange Control Act 1972 and (2) the “no objections” approval from the Bermuda Monetary Authority (Insurance Division) under the Insurance Act 1978. Both the necessary consent and approval were obtained from the Bermuda Monetary Authority.

AEGON, GAC or GPH are not aware of any other federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the Reorganization. If any additional approvals or filings are required, AEGON, GPH and GAC have each agreed to use their commercially reasonable efforts to obtain those approvals and make any required filings before the Asset Transfer is closed.

ANTICIPATED ACCOUNTING TREATMENT

AEGON intends to account for the Asset Transfer as a “purchase” transaction for financial accounting purposes in accordance with Dutch accounting principles.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO GPH STOCKHOLDERS

The following summarizes the anticipated material U.S. federal income tax consequences of the Reorganization to holders of shares of GPH common stock who are holders of record on the closing date of the Asset Transfer and who receive AEGON common shares in the Reorganization. Subject to the limitations and qualifications set forth below, the discussion under this heading “Material U.S. Federal Income Tax Consequences to GPH Stockholders” represents the opinion of Morris, Manning & Martin, LLP, tax counsel to GPH, and KPMG LLP, tax advisor to AEGON and GAC, as to the material US federal income tax consequences of the Reorganization to the holders of GPH common stock.

This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Department regulations thereunder, and current administrative rulings and court decisions, each as in effect as of the date of this Proxy Statement/Prospectus and all of which are subject to change, including changes in interpretation. Any such change, which may or may not be retroactive, could alter the tax consequences to GPH and its stockholders.

GPH stockholders should be aware that this discussion is not a complete description of all of the income tax consequences of the Reorganization that may be relevant to certain GPH stockholders in light of their particular circumstances, including, without limitation, stockholders who are financial institutions or regulated investment companies; stockholders who are not United States persons (within the meaning of Section 7701(a)(30) of the Code); stockholders who are insurance companies, tax-exempt organizations, or dealers in securities; stockholders who do not hold their shares of GPH common stock as capital assets; stockholders who acquire or acquired their shares in connection with stock option plans or otherwise as compensation; or stockholders that are partnerships or other pass-through entities or persons that hold shares of GPH common stock through partnerships or other pass-through entities. In addition, the following discussion does not address the tax consequences of the Reorganization under foreign, state, or local tax laws or the tax consequences of other transactions effectuated prior or subsequent to or concurrently with the Reorganization (whether or not such transactions are in connection with the Reorganization), including, without limitation, transactions in which shares of GPH common stock are acquired or AEGON common shares are sold or otherwise disposed. ACCORDINGLY, GPH STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REORGANIZATION RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.

AEGON, GAC and GPH have not requested and do not intend to obtain a ruling from the IRS on the tax consequences of the Reorganization. Rather, the obligation of GPH, AEGON and GAC to complete the Asset Transfer is conditioned in part upon the receipt by GPH of an opinion from Morris, Manning & Martin, LLP, tax counsel to GPH, and by AEGON and GAC of an opinion from KPMG LLP, tax advisor to AEGON and GAC, that the Reorganization will qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code and will not be subject to Section 367 of the Code. These opinions will be based upon certain assumptions noted in the opinions, as well as upon factual representations and covenants of GPH, AEGON and GAC contained in the Reorganization Agreement. None of the parties intend to waive the receipt of these opinions as a condition to their obligation to complete the Asset Transfer. These opinions will not, however, be binding upon the IRS or any court, and will not preclude the IRS or any court from adopting a contrary position.

Subject to the limitations and qualifications referred to herein, in the event that the Reorganization receives the intended treatment under U.S. federal income tax laws as a “reorganization” within the meaning of Section 368(a) of the Code that is not subject to Section 367 of the Code, the material U.S. federal income tax consequences are as follows:

(1) In general, no gain or loss will be recognized by AEGON, GAC, or GPH as a result of the Reorganization, provided, however, that GPH will recognize gain or loss on the sale of any of its assets to generate cash to satisfy its liabilities and expenses, and GPH will recognize gain on the distribution of any property other than shares of AEGON common stock to its shareholders and creditors as if such property were sold to the distribute at its fair market value.

(2) Holders of shares of GPH common stock will not recognize any gain or loss as a result of the Reorganization, except to the extent of (a) cash received in lieu of fractional AEGON common shares, and (b) cash or other non-stock property received in exchange for shares of GPH common stock. Such holders may, however, recognize a taxable gain or loss at the time of their disposition of any AEGON common shares they receive as a result of the Reorganization.

(3) GPH stockholders receiving cash or other non-stock property in addition to AEGON common shares in the Reorganization will recognize gain equal to the lesser of the amount of cash (or the fair market value of other non-stock property) received or the gain realized as a result of the Reorganization (i.e., the fair market value of the AEGON common shares and all other property received by the stockholder less that stockholder’s tax basis in the shares of GPH common stock surrendered). The gain recognized will be treated as capital gain or dividend income (which generally are taxable at the same rates, in the case of long-term capital gains) depending on whether the non-stock consideration has the effect of a dividend distribution and whether GPH has adequate earnings and profits.

(4) In general, the aggregate tax basis of the AEGON common shares received by GPH stockholders in the Reorganization, including AEGON common shares that are deemed to be received by GPH stockholders as a result of receiving a beneficial interest in a liquidating trust, if any, should be the same as the aggregate tax basis of the shares of GPH common stock surrendered in the exchange, increased by any gain recognized in the exchange by the stockholder and decreased by the amount of cash (or other property, except AEGON common shares) received, or deemed received as a result of the receipt of a beneficial interest in a liquidating trust, if any.

(5) The holding period of the AEGON common shares received by GPH stockholders in the Reorganization will include the holding period of the shares of GPH common stock surrendered in the exchange.

(6) A holder of shares of GPH common stock receiving cash in lieu of a fractional AEGON common share generally will recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of GPH common stock allocable to such fractional AEGON common share.

In order for the Reorganization to qualify as a “reorganization” for U.S. federal income tax purposes, a number of requirements must be met, including but not limited to the following: (1) GAC or a member of GAC’s qualified group as defined in Treasury Regulations under Section 368 of the Code must, as part of its ongoing business, continue at least one significant historic business line of GPH or use a significant portion of GPH’s historic business assets in an ongoing business; (2) no two parties to the Reorganization can be “investment companies” as that term is defined under the Code; and (3) substantially all of the assets held by GPH immediately before the Asset Transfer must be acquired by GAC in exchange solely for AEGON common shares. These and other tax-related requirements are set forth by AEGON, GPH and GAC in the Reorganization Agreement as representations or covenants. If any of these or other applicable requirements are not met, then the Reorganization may not be treated as a “reorganization” under the Code.

In accordance with the Dissolution Plan, GPH will be liquidated and dissolved. Some amount of cash held by GPH and some amount of the AEGON common shares received by GPH pursuant to the Reorganization Agreement may be placed into a liquidating trust upon the dissolution of GPH. The beneficial interests in the liquidating trust will be distributed to GPH stockholders pursuant to the Dissolution Plan. In general, a liquidating trust is not itself subject to U.S. federal income tax; rather, each holder of a beneficial interest in the liquidating trust is treated as owning a pro rata share of the assets of the liquidating trust and is required to take into account his proportionate share of each of the liquidating trust’s items of income or deduction. Because the Reorganization should qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, as described above, GPH stockholders should not recognize any gain or loss that they would not otherwise recognize if the liquidating trust were not utilized. Moreover, for U.S. federal income tax purposes, a share of the assets of the liquidating trust (including common stock and cash) should be deemed to have been distributed to each GPH stockholder in proportion to their interests in the liquidating trust and thereafter contributed by such stockholders to the liquidating trust. Accordingly, a distribution of cash to the liquidating trust by GPH will be taxable as if transferred directly to GPH stockholders as discussed above.

If the liquidating trust disposes of any of its AEGON common shares, other than as part of a distribution to GPH stockholders, each GPH stockholder will recognize gain or loss equal to the difference between the stockholder’s pro rata share of the amount realized by the liquidating trust on the disposition of such shares, and the stockholder’s tax basis in such shares. If the liquidating trust makes any payments in satisfaction of liabilities of GPH that were contingent as of the inception of the liquidating trust, a holder of a beneficial interest in the liquidating trust generally will be entitled to increase the stockholder’s basis (or claim a capital loss) in the AEGON common shares acquired in the liquidation (including such holder’s pro rata share of any AEGON common shares held in the liquidating trust) by an amount equal to such holder’s pro rata share of such payment. Moreover, if the liquidating trust earns any income, such as interest or dividends, such income will be taxable to a holder of a beneficial interest in the liquidating trust in accordance with the holder’s method of accounting in the year in which received by the trust without regard to whether any distribution was made.

A successful IRS challenge to the status of the Reorganization as a “reorganization” under the Code would result in several significant adverse U.S. federal income tax consequences. First, each GPH stockholder would recognize gain or loss with respect to each of its shares of GPH common stock surrendered in the Reorganization equal to the difference between such stockholder’s basis in such shares and the fair market value of the AEGON common shares and any other consideration received in the Reorganization. In such an event, a stockholder’s aggregate basis in the AEGON common shares so received would equal their fair market value and the stockholder’s tax holding period for such shares would begin the day after the date of the distribution in liquidation. Second, the Asset Transfer would be treated as a taxable sale of assets by GPH. The corporate level gain or loss that GPH would recognize upon such a taxable sale of its assets would be equal to the difference between GPH’s adjusted tax basis in such assets and the fair market value of all of the consideration received from AEGON pursuant to the Reorganization Agreement. GPH’s tax liability associated with any such recognized gain, after taking into account the effect of any relevant and available GPH tax attributes (e.g., current and carryover net operating losses and tax credits), is a liability that is not assumed by AEGON or GAC in accordance with the Reorganization Agreement. It is anticipated that any such tax liability to GPH would be material and would reduce the amounts of AEGON common shares otherwise distributable in the Dissolution. If any such tax liability to GPH were to arise in the three-year period following the Dissolution and after GPH distributes AEGON common shares to its stockholders and if GPH’s contingency reserve were inadequate to satisfy the payment of such a tax liability, then each GPH stockholder could be held liable for payment of such a tax liability of such stockholder’s pro rata share of amounts owed in excess of GPH’s contingency reserve. The liability of a GPH stockholder would be limited to the amounts previously received by such stockholder from GPH. In such an event, a GPH stockholder could be required to return all distributions previously made to such stockholder. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable.

Under the backup withholding provisions of the Code and applicable Treasury Department regulations, certain cash payments received in the Reorganization by GPH stockholders may be subject to backup withholding tax, unless such holders provide their correct taxpayer identification numbers, certify that they are not subject to backup withholding, or otherwise comply with the applicable requirements of the backup withholding rules. Certain holders of shares of GPH common stock (including, among others, corporations) are not subject to the backup withholding requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a GPH stockholder generally may be refunded or claimed as a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. GPH stockholders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining any such exemption.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A GPH STOCKHOLDER’S PARTICULAR SITUATION. GPH STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

In considering the recommendation of GPH’s board of directors with respect to the Reorganization, GPH stockholders should be aware that certain members of GPH’s board of directors and management may have interests in the Reorganization that are in addition to the interests of other GPH stockholders generally. These interests include the following:

•	Directors’ and Officers’ Indemnification. GPH has agreed to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in their capacities as officers and directors of GPH and GPRe, including without limitation, actions taken in connection with the Dissolution Plan and the winding up of the affairs of GPH.

•

Maintenance of Directors’ and Officers’ Insurance. GPH currently maintains directors’ and officers’ liability insurance policies. Prior to the closing of the Asset Transfer, GPH will purchase new policies, or extensions of the current policies, (1) providing coverage and amounts and containing terms and conditions which are, in the aggregate, materially no less advantageous to the insured than those policies currently maintained by it, (2) which shall not result in any gaps or lapses in coverage with respect to matters occurring prior to that date, and (3) providing coverage with respect to claims arising from acts, facts, errors, omissions or certain events including, without limitation, in respect of the Reorganization.

•	Stock Options. As of March 31, 2005, GPH has granted options to purchase up to 215,750 shares of its common stock to its executive officers, Edward F. McKernan, president and chief executive officer, Bradley Barks, chief financial officer and senior vice president of finance, and Caryl Shepherd, vice president, chief accounting officer and controller, and non-employee directors, Joseph F. Barone, Thomas W. Montgomery, Milan M. Radonich, and C. Simon Scupham. All of these options will become fully vested and will cease to become exercisable on the closing date of the Asset Transfer. GPH’s board of directors has elected to cancel each outstanding option as of the closing date of the Asset Transfer in exchange for that number of whole shares of GPH common stock that each optionee would have been entitled to receive had they exercised their option on a “net” share exercise basis on the closing date of the Asset Transfer. As a result, the optionees will be entitled to receive distributions under the Dissolution Plan based on the “net” number of shares subject to their options at the time of closing of the Asset Transfer. Monte Holm resigned as a director of GPH effective February 16, 2005; however, as of December 30, 2004, the date GPH’s board of directors approved the Asset Transfer and the Dissolution, Mr. Holm held options to purchase 6,625 shares of GPH’s common stock of which 1,406 were exercisable.

The following table sets forth the number of options granted to each listed individual and the number of shares issuable upon exercise of such options, giving effect to scheduled vesting through the anticipated closing date of the Asset Transfer, plus vesting accelerated as a result of the Asset Transfer, either automatically by the terms of the option agreement or by the action of GPH’s board of directors, and the anticipated value of those options in the Reorganization:

	Number of Securities Underlying Options having Accelerated Vesting(1)	Total Number of Securities Underlying Options Granted(2)	Exercise Price ($)	Potential Realizable Value at Estimated Per Share Distributed(3)
				AEGON common shares	Cash ($)
Joseph F. Barone	8,250 1,000	23,500 1,000	10.46 10.94	6,084 224	2,823 104
Monte Holm	— —	1,406 —	10.46 10.94	364 —	169 —
Thomas W. Montgomery	8,250 1,000	23,500 1,000	10.46 10.94	6,084 224	2,823 104
Milan M. Radonich	4,750 1,000	8,500 1,000	10.46 10.94	2,201 224	1,021 104
C. Simon Scupham	5,700 1,000	16,000 1,000	10.46 10.94	4,143 224	1,922 104
Edward F. McKernan	27,187 11,250	67,500 11,250	10.46 10.94	17,476 2,517	8,107 1,168
Bradley Barks	13,500 6,000	21,000 6,000	10.46 10.94	5,437 1,342	2,522 623
Caryl Shepherd	12,000 6,000	28,500 6,000	10.46 10.94	7,379 1,342	3,423 623

(1)	Assumes vesting resulting solely as a result of the closing of the Asset Transfer prior to the next scheduled vesting date for the options listed.

(2)	Assumes scheduled vesting through the anticipated closing date, plus vesting accelerated as a result of the Asset Transfer, either automatically by the terms of the option agreement or by the action of the board of directors of GPH.
(3)	Includes total number of options granted to each listed individual on a “net” share basis and assumes an estimated per share distribution of 1.03 AEGON common shares and $0.48 in cash each of which is the best estimate of what GPH believes, as of March 31, 2005, it will distribute to its stockholders as a result of the Reorganization.

•	Employment Agreements. GPH has entered into employment agreements with each of Messrs. McKernan and Barks and Ms. Shepherd. Under the terms of each of these employment agreements, the sale of substantially all of its assets to AEGON constitutes a change of control of GPH. This means that if GPH terminates any of these officers’ employment or if any of these officers voluntarily terminate their employment with GPH for specified reasons following the closing date of the Asset Transfer, the officer will be entitled to receive various benefits.

Under the terms of his employment agreement, Mr. McKernan will be entitled to receive an amount not to exceed 35 months of his then current base salary payable over a twelve-month period or in one lump sum payment and a prorated annual bonus payment to the extent earned by Mr. McKernan. Under the terms of their employment agreements, Mr. Barks and Ms. Shepherd will each be entitled to receive an amount equal to 12 months of their then current base salaries payable over a twelve-month period or in one lump sum payment and prorated annual bonus payments to the extent earned by each of them. It is currently expected that payments will be made in the amount of $947,917 to Mr. McKernan, $267,800 to Mr. Barks and $121,000 to Ms. Shepherd, which amounts do not include any estimated prorated bonus payments for fiscal year 2005.

Following the closing of the Asset Transfer, it will be in the interest of GPH to continue to retain the services of certain of its employees to conduct the affairs of GPH through the dissolution period. Retention of these services may be secured through the continued employment of certain employees or through independent consulting arrangements until such time services are no longer required.

•	Change of Control Incentive Agreements. In order to motivate and incentivize the employees of GPH to work towards the completion of a change of control of GPH, GPH entered into agreements with each of its employees, including its executive officers, to augment their compensation packages. These change of control compensation packages consist of: (1) a cash severance payment intended to offset a portion of the employee’s costs arising from the discontinuation of health insurance and other employee benefits by GPH; (2) payment of outplacement services for employees terminated without cause following a change of control; (3) accelerated vesting of employee options in conjunction with a change of control, at the discretion of the Compensation Committee of GPH’s board of directors; (4) a cash retention bonus based on the achievement of certain milestone events by GPH that is earned by certain employees who are employed at the time of attainment of the milestones; (5) at the election of the Compensation Committee of GPH’s board of directors, the proration of any annual bonus earned by an employee who is terminated without cause following a change of control; and (6) participation in a cash transaction bonus pool set aside by GPH, the aggregate amount of which is based on the compensation payable by GPH to Raymond James, to be divided among certain of GPH’s employees at the time of the change of control based on their individual efforts towards the consummation of the Reorganization, as determined by GPH’s board of directors or its Compensation Committee. It is currently estimated that cash payments to GPH’s officers under such agreements will amount to approximately $155,060.

THE SPECIAL MEETING OF GPH STOCKHOLDERS

DATE, TIME AND PLACE OF THE SPECIAL MEETING

The accompanying proxy is solicited by the board of directors of GPH for use at the special meeting of holders of shares of GPH common stock to be held on May 10, 2005, at 4:00 p.m., local time, or at any adjournment or postponement of the special meeting. The special meeting is scheduled to be held at The J.W. Marriott Lenox, 3300 Lenox Rd., Atlanta, Georgia.

GPH’s principal executive offices are located at 6455 East Johns Crossing, Suite 402, Duluth, Georgia 30097. GPH’s telephone number is (770) 248-3311.

PURPOSE OF THE SPECIAL MEETING OF GPH STOCKHOLDERS

The purpose of the special meeting of GPH stockholders is to authorize GPH to sell the entire issued and outstanding share capital of Global Preferred Re Limited, which comprises substantially all of the assets of GPH, to GPRE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AEGON N.V., a company formed under the laws of The Netherlands, in exchange for payment of common shares of AEGON pursuant to the Reorganization Agreement.

In addition, in a separate proposal, holders of shares of GPH common stock are being asked to authorize the dissolution and liquidation of GPH pursuant to the Dissolution Plan, which is subject to the authorization by GPH stockholders and closing of the Asset Transfer.

GPH stockholders may also be asked to consider other matters properly brought before the meeting.

RECORD DATE; OUTSTANDING SHARES

The board of directors of GPH has fixed the close of business on March 31, 2005 as the record date for determination of holders of shares of GPH common stock entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. On the record date, there were 4,141,684 shares of GPH common stock outstanding, held by approximately 1,102 holders of record.

VOTING RIGHTS

Holders of the outstanding shares of GPH common stock are entitled to vote on each of (1) the Asset Transfer pursuant to the Reorganization Agreement and (2) the Dissolution pursuant to the Dissolution Plan being proposed and presented to them at the special meeting. You are entitled to one vote for each share of GPH common stock held by you on the record date on each proposal to be presented to the stockholders at the special meeting.

SHARE OWNERSHIP OF GPH’S OFFICERS AND DIRECTORS AND THEIR AFFILIATES

As of the record date for the special meeting, GPH’s officers and directors and their affiliates beneficially owned 27,362 shares of GPH common stock, which represented less than one percent of the outstanding shares of GPH common stock entitled to vote at the special meeting.

VOTE REQUIRED

Authorization of each of the proposals requires the affirmative vote of holders of at least a majority of the shares of GPH common stock outstanding and entitled to vote at the special meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

A majority of the outstanding shares of GPH common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the meeting. Abstentions will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of authorizing the proposed Asset Transfer and the proposed Dissolution. If an executed proxy is returned by a bank, broker or other record holder holding shares of GPH common stock in street name, which indicates that the bank, broker or other record holder does not have authority to vote on the proposals, those shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of authorizing the Asset Transfer and the Dissolution. Because the authorization of each of the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan requires the affirmative vote of at least a majority of the shares of GPH common stock outstanding as of the record date, abstentions and “broker non-votes” will have the same effect as votes against each of the proposals.

VOTING OF PROXIES; REVOCATION OF PROXIES

The proxy card accompanying this Proxy Statement/Prospectus is solicited on behalf of GPH’s board of directors for use at the special meeting. All shares of GPH common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted for authorizing the Asset Transfer pursuant to the Reorganization Agreement and for the Dissolution pursuant to the Dissolution Plan. You are urged to mark the box on the proxy card to indicate how to vote your shares.

You may revoke your proxy at any time before it is voted at the special meeting by taking any of the following actions:

•	by delivering a written notice to the secretary of GPH, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by signing and delivering prior to the vote at the special meeting a subsequent proxy card relating to the same shares and bearing a later date;

•	if your shares are held by your bank, broker or other record holder, by following the directions received from them to change your instructions; or

•	if you are a registered stockholder, by appearing in person and voting at the special meeting; although attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Please note, however, that if your shares are held of record in the name of your bank, broker or other record holder, and you wish to vote in person at the special meeting, you must contact them and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

Under Delaware law, only matters that are within the purposes described in the notice of the special meeting may be brought before the special meeting. Accordingly, GPH does not expect that any matters, other than the authorization of the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan, will be brought before the special meeting.

SOLICITATION OF PROXIES; EXPENSES

GPH will pay all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus. AEGON will pay the filing fees related to the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus is a part. Some directors, officers and employees of GPH may solicit proxies from the stockholders in person, by telephone or by other electronic means. These persons will not be paid for soliciting proxies. GPH will also request banks, brokers and other record holders holding shares beneficially owned by others to send this Proxy Statement/Prospectus to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing.

RECOMMENDATION OF THE BOARD OF DIRECTORS

After careful consideration, GPH’s board of directors has unanimously determined that the Asset Transfer pursuant to the Reorganization Agreement and the Dissolution pursuant to the Dissolution Plan are in the best interests of GPH and in the best interests of its stockholders. GPH’s board of directors unanimously recommends that you vote FOR authorizing both of the proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of GPH common stock, as of March 31, 2005, by each of GPH’s directors, executive officers, each person known to GPH to own beneficially more than 5% of its outstanding common stock and all of its directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)	Percentage of Shares Outstanding
S. Hubert Humphrey, Jr.(2)	849,999	20.5%
Monte Holm(3)	327,125	7.9%
Richard L. Thawley(4)	321,186	7.8%
Thomas W. Montgomery(5)	44,362	1.1%
Joseph F. Barone(6)	24,500	*
C. Simon Scupham(7)	17,000	*
Milan M. Radonich(8)	9,500	*
Edward F. McKernan(9)	86,250	2.0%
Bradley E. Barks(10)	27,000	*
Caryl P. Shepherd(11)	34,500	*
All directors and executive officers as a group (7 persons)(12)	243,112	5.6%

*	Less than one percent.
(1)	For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding as of March 31, 2005 includes: (a) 4,141,684 shares of common stock outstanding and (b) shares issuable pursuant to options held by the respective person or group which may be exercised assuming vesting in full as a result of the closing of the Asset Transfer (“Presently Exercisable Options”). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(2)	Mr. Humphrey’s business address is 3975 Johns Creek Ct., Suite 100, Suwanee, Georgia 30024.
(3)	This number includes (a) Presently Exercisable Options to purchase 1,406 shares of common stock, (b) 60,000 shares held jointly with Mr. Holm’s wife and (c) 165,000 shares held in seven trusts created by Mr. Holm and his wife. Mr. Holm’s business address is 219 Garnet Lane, Mesquite, Nevada 89027.
(4)	This number includes (a) 137,700 shares owned by two trusts for the benefit of Mr. Thawley and his wife and (b) 30,000 shares owned by Mr. Thawley’s children. Mr. Thawley’s business address is 1110 W. Kettleman Lane, Suite 24, Lodi, California 95240.
(5)	This number includes Presently Exercisable Options to purchase 24,500 shares of common stock.
(6)	This number includes Presently Exercisable Options to purchase 24,500 shares of common stock.
(7)	This number includes Presently Exercisable Options to purchase 17,000 shares of common stock.
(8)	This number includes Presently Exercisable Options to purchase 9,500 shares of common stock.
(9)	This number includes Presently Exercisable Options to purchase 78,750 shares of common stock.
(10)	This number includes Presently Exercisable Options to purchase 27,000 shares of common stock.
(11)	This number includes Presently Exercisable Options to purchase 34,500 shares of common stock.
(12)	This number includes Presently Exercisable Options to purchase 215,750 shares of common stock.

MARKETS AND MARKET PRICES

The principal market for AEGON common shares is Euronext Amsterdam. The AEGON common shares are also listed on the NYSE (under the symbol “AEG”) and the Tokyo, London, Frankfurt and Swiss Stock Exchanges. Prices at which AEGON common shares trade cannot be predicted.

There is no market for the shares of GPH common stock and therefore no information is being provided regarding market prices for such shares. As of March 31, GPH had approximately 1,102 stockholders of record.

The following table presents trading information on the New York Stock Exchange Composite Tape and on Euronext Amsterdam for an AEGON common share on December 30, 2004 and March 31, 2005. December 30, 2004 was the last full trading day prior to the joint announcement by AEGON and GPH of the proposed Reorganization. March 31, 2005 was the last practicable trading day for which information was available prior to the date of the Registration Statement of which this Proxy Statement/Prospectus is a part.

	Euronext Amsterdam			New York Stock Exchange
	Close	High	(EUR) Low	Close	High	(USD) Low
December 30, 2004	10.04	10.09	9.99	13.74	13.78	13.63
March 31, 2005	10.41	10.47	10.36	13.46	13.55	13.43

The table below sets forth, for the calendar periods indicated, the high and low sales prices of AEGON common shares on Euronext Amsterdam and the NYSE as reported by Bloomberg and is based on closing prices. Share prices have been adjusted for all stock splits and stock dividends through December 31, 2004.

	Euronext Amsterdam		New York Stock Exchange
	High	(EUR) Low	High	(USD) Low
2000	46.44	32.28	47.24	30.89
2001	42.37	22.15	39.96	20.19
2002	29.23	9.04	26.00	8.88
2003	13.47	5.87	14.80	6.76
2004	12.98	8.24	16.12	10.41

2003
First quarter	13.47	5.87	14.24	6.76
Second quarter	9.63	6.76	11.21	7.46
Third quarter	12.27	8.46	13.71	10.02
Fourth quarter	11.94	10.28	14.80	12.12

2004
First quarter	12.98	10.14	16.12	12.34
Second quarter	11.74	9.37	13.76	11.20
Third quarter	10.02	8.47	12.24	10.41
Fourth quarter	10.30	8.24	13.87	10.54

2005
First quarter	10.95	10.18	14.57	13.19

On Euronext Amsterdam only bearer shares may be traded and on the NYSE only New York Shares may be traded.

DESCRIPTION OF CAPITAL STOCK OF AEGON

The following is a summary of the terms of AEGON’s capital stock, including brief descriptions of provisions contained in the Articles of Incorporation of AEGON, as amended on July 17, 1995, May 15, 1998, May 30, 2000 and May 26, 2003. These summaries and descriptions do not purport to be complete statements of these provisions.

ENFORCEMENT OF CIVIL LIABILITIES

AEGON is a Dutch company located in The Netherlands. Many of AEGON’s directors and officers will be residents of The Netherlands or countries other than the United States. In addition, although AEGON has substantial assets in the U.S., a large portion of its assets and the assets of its directors and officers will be located outside of the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service of process within the U.S. upon AEGON and the directors and officers of AEGON located outside the U.S.;

•	to enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts;

•	to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S.; and

•	to enforce against those persons in The Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. federal securities laws.

The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, except arbitration awards. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not based solely upon the federal securities laws, would not be directly enforceable in The Netherlands. However, if the party in whose favor a final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the U.S. If the Dutch court finds that the jurisdiction of the federal or state court in the U.S. has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in The Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the U.S. unless such judgment contravenes Dutch public policy.

A shareholder of a company incorporated under the laws of The Netherlands cannot sue individual members of the Supervisory Board or Executive Board derivatively; that is, in the name of and for the benefit of AEGON. Moreover, under Dutch law, the duties owed by members of AEGON’s Supervisory Board and Executive Board are owed primarily to AEGON, not to its shareholders. This may limit the rights of the shareholders of a Dutch company to sue members of its supervisory or executive boards. Dutch law does not specifically provide for class action suits, such as a suit by one shareholder for his benefit and the benefit of others similarly situated against a company or its supervisory or executive directors.

SHARE CAPITAL

The authorized capital stock of AEGON consists of 3,000,000,000 common shares, par value EUR 0.12 per share, and 1,000,000,000 preferred shares, par value EUR 0.25 per share, of which 500,000,000 are designated class A preferred shares and 500,000,000 are designated class B preferred shares. As of December 31, 2004, 1,552,685,053 common shares, 211,680,000 of class A preferred shares and 16,900,000 of class B preferred shares were issued and outstanding.

GENERAL

All of AEGON’s issued common shares are fully paid and not subject to calls for additional payments of any kind. The common shares are held in bearer and registered form. Holders of shares of New York Registry hold their common shares in registered form.

DIVIDENDS

Under Dutch law and AEGON’s Articles of Incorporation, the holders of AEGON common shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any. Preferred dividends are payable on the capital actually paid in on the preferred shares at a percentage, on an annual basis, which will be equal to the European Central Bank’s fixed interest percentage for basic refinancing transactions, to be increased by 1.75 percentage points, all applicable to the first day of trading on Euronext Amsterdam in the financial year to which the dividend relates. The AEGON Executive Board may determine the dividend payment date for the AEGON common shares and preferred shares, which may vary for registered and bearer shares, the record date for payment applicable to holders of registered AEGON common shares and, with the approval of the AEGON Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares, therefore, AEGON is empowered to make payment in U.S. dollars.

VOTING RIGHTS AND APPOINTMENT OF SUPERVISORY AND EXECUTIVE BOARDS

General Meeting of Shareholders. All holders of AEGON common shares and preferred shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures hereinafter mentioned. A holder of AEGON common shares is entitled to one vote for each share held by him and represented at the meeting. However, a holder of preferred shares is entitled, instead of casting one vote per preferred share, to cast such number of votes as are equal the number of preferred shares it holds multiplied by twenty-five-twelfths (25/12), provided that any resulting fraction of a vote is disregarded. AEGON and Vereniging AEGON have entered into a preferred shares voting rights agreement, pursuant to which Vereniging AEGON has voluntarily waived its right to cast 25/12 votes per class A or class B preferred share. Instead, Vereniging AEGON has agreed to exercise only one vote per preferred share, except in the event of a “special cause”, such as the acquisition of a 15% interest in AEGON, a tender offer for AEGON shares or a proposed business combination by any person or group of persons whether individually or as a group, other than in a transaction approved by the Executive Board and the Supervisory Board. If, in its sole discretion, Vereniging AEGON determines that a “special cause” has occurred, Vereniging AEGON will notify the General Meeting of Shareholders and retain its right to exercise the full voting power of 25/12 votes per preferred share for a limited period of six months.

A general meeting of shareholders is required to be held not later than June 30 of each year. General meetings of shareholders are called by the AEGON Supervisory Board or the AEGON Executive Board and are required to be held in The Hague, The Netherlands or certain other cities in The Netherlands. In order to attend a general meeting of shareholders, holders of bearer shares must deposit their share certificates with one of the depositaries designated in the notice of the meeting. The holders of registered shares are required to notify AEGON in writing prior to the date specified in the notice of a general meeting of the shareholders of their desire to attend the meeting in person or by proxy and must specify the serial numbers of their share certificates, if any. Action is taken at such meetings by an absolute majority of the votes cast unless a larger majority is explicitly provided by law or by the Articles of Incorporation.

Major Shareholders of AEGON. As of December 31, 2004, Vereniging AEGON held approximately 12% of the common shares and 100% of the preferred shares of AEGON. These holdings give Vereniging AEGON approximately 23% of AEGON’s voting shares. In the event of a “special cause”, as describe above, Vereniging AEGON’s voting rights will increase to currently 32.35% for up to six months per “special cause”. Vereniging AEGON is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The objective of Vereniging AEGON is the balanced representation of the interests of AEGON and all of its stockholders, AEGON group companies, insured parties, employees and other constituencies of the AEGON group. The table below shows the ownership percentage of Vereniging AEGON as of December 31, 2004.

Title of Class	Number Owned	Percent of Class
Common Shares	171,974,055	12%
Preferred A Shares	211,680,000	100.0%
Preferred B Shares	16,900,000	100.0%

Vereniging AEGON has two administrative bodies: the general membership and executive committee. The general membership currently consists of 21 individuals who were elected as members of Vereniging AEGON. Of these 21 individuals, 19 represent a broad cross-section of Dutch society, and are called elected members.

No employee or former employee of AEGON or its subsidiaries may be elected to the general membership. Of the other two members of the general membership, two are elected from the AEGON Executive Board.

Appointment of the AEGON Supervisory Board and the AEGON Executive Board. Large Dutch companies are required by Dutch law to have a two-tier management system consisting of an executive board and a supervisory board. Members of the AEGON Supervisory Board are nominated by the AEGON Supervisory Board and are appointed by the general meeting of shareholders. The number of members of the AEGON Supervisory Board is determined from time to time by the AEGON Supervisory Board but may not consist of less than seven members. Members of the AEGON Executive Board are nominated by the AEGON Supervisory Board and are appointed by the general meeting of shareholders. Reference is made to “Item 6. Directors, Senior Management and Employees” of AEGON’s 2004 Annual Report on Form 20-F.

Shareholder Proposals. Proposals by shareholders are required to be placed on the agenda of a general meeting of shareholders, but only if such proposals have been signed by the holder or holders of at least 0.1% of issued and outstanding common shares and are submitted to AEGON no earlier than three and no later than two months prior to each general meeting of shareholders, unless in the opinion of the Supervisory Board and the Executive Board there are important AEGON interests which would oppose the adding of such subjects to the agenda.

Amendment of Articles. The Articles of Incorporation of AEGON may be amended at any general meeting of shareholders by an absolute majority of the votes cast. Any such amendment must have been proposed by the AEGON Executive Board which proposal must have been approved by the AEGON Supervisory Board.

Annual Accounts and Dividends. The general meeting of the shareholders adopts annually AEGON’s annual accounts with respect to the previous calendar year.

LIQUIDATION RIGHTS

In the event of the liquidation of AEGON, the general meeting of shareholders determines the remuneration of the liquidators and of the members of the AEGON Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of preferred shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of AEGON common shares.

ISSUANCE OF ADDITIONAL SHARES

Shares of AEGON’s authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the AEGON Executive Board if authorized by the shareholders. At the general meeting of shareholders of AEGON held on April 22, 2004, the AEGON Executive Board was designated, for a period of three years effective April 22, 2004, by a resolution approved by the shareholders, as the Company Body which shall, subject to the approval of the AEGON Supervisory Board, be authorized to decide upon the issue of shares and to grant rights to acquire shares up to the maximum amount of the authorized capital. With regard to the issuance of preferred shares, this authority is limited to the issuance of preferred shares to the current holder of preferred shares. The designation described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON Executive Board which has been approved by the AEGON Supervisory Board.

PREEMPTIVE RIGHTS

Except in certain instances prescribed by law, the holders of AEGON common shares have preemptive rights on a pro rata basis to purchase the number of AEGON common shares to be issued. Holders of AEGON preferred shares, as such, have no preemptive rights in respect of any AEGON common shares.

Preemptive rights in respect of AEGON common shares may be limited or precluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to limit or preclude the preemptive rights in respect of AEGON common shares and the intended issue price must be explained in writing. Preemptive rights may also be limited or precluded by the AEGON Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the AEGON Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution passed at the general meeting of shareholders or taken by the AEGON Executive Board to limit or preclude the preemptive rights in respect of AEGON common shares requires the approval of the AEGON Supervisory Board. If AEGON makes a rights offering to the holders of AEGON common shares, the rights of holders of AEGON’s New York Shares to exercise the rights so offered is subject to a restriction which permits AEGON to sell such rights in a manner to be determined by the AEGON Executive Board and to remit the cash proceeds of such sale to such holders if the additional AEGON common shares are not registered under the Securities Act.

At the general meeting of shareholders of AEGON held on April 22, 2004, the AEGON Executive Board was designated, for a period of three years effective April 22, 2004, by a resolution approved by the Shareholders, as the Company Body which shall, subject to the approval of the AEGON Supervisory Board, be authorized to limit or exclude the preemption rights of the shareholders with regard to the issuance of shares and the granting of rights to acquire shares. In respect of the issuance of common shares without preemption rights, the authority given thereby shall be limited to (1) 10% of the capital, plus; (2) 20% of the capital, but only if the issuance happens to occur in connection with the acquisition of an enterprise or a corporation. For the purposes of the designation by the shareholders, the term capital means the par value amount of the common share capital issued at the moment this authority is used for the first time in a certain year.

The designation described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON.

REPURCHASE BY AEGON OF ITS OWN SHARES

Subject to certain restrictions contained in the laws of The Netherlands and AEGON’s Articles of Incorporation, the AEGON Executive Board may cause AEGON to purchase its own fully-paid shares, provided that the total number of AEGON shares so repurchased may not exceed, in the aggregate, 10% of the issued capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price.

CERTIFICATES FOR COMMON SHARES AND THEIR TRANSFER

Certificates evidencing AEGON common shares are issuable, subject to the restrictions described below, in bearer or registered form, as the holder may elect. Certificates issued by the New York registrar are in registered form and are printed in the English language (“New York Shares”). Bearer shares are evidenced by certificates printed only in the Dutch language. AEGON common shares in bearer form and New York Shares may be held by residents as well as non-residents of The Netherlands. Only AEGON common shares in bearer form may be traded on the Amsterdam, London, Frankfurt, Tokyo and Zurich Stock Exchanges. Only New York Shares may be traded on a stock exchange in the U.S. Upon presentation of a bearer certificate to AEGON’s Dutch transfer agent, accompanied by a request that the shares evidenced by such certificate be transferred to New York Shares, the Dutch transfer agent will cancel such bearer share and will instruct AEGON’s New York transfer agent to issue a New York Share certificate evidencing such shares. Similarly, upon presentation to the New York transfer agent of New York Shares accompanied by an appropriate request, the New York transfer agent will cancel such New York Shares and will instruct the Dutch transfer agent to issue a bearer share certificate evidencing such shares. Transfers of AEGON common shares in bearer form are accomplished by delivery of the share certificates. New York Shares may be transferred on the books of AEGON at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON, acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition, a shareholder is entitled, upon written request to AEGON and the surrender for cancellation of any share certificate previously issued, to have his name entered in the register of shareholders with respect to the share or shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of such share or shares. AEGON common shares transferred to GPH in the Asset Transfer will be New York Shares.

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF GPH AND

SHAREHOLDERS OF AEGON

As a result of the Reorganization, stockholders of GPH will likely become shareholders of AEGON, and their rights will be governed by the Articles of Incorporation of AEGON which differ in material respects from the Certificate of Incorporation of GPH, as amended (the “GPH Certificate”), and the GPH Amended and Restated Bylaws (the “GPH By-laws”). The following is a summary of the material differences between the rights of the holders of shares of GPH common stock and holders of AEGON common shares. These differences arise from differences between the Delaware General Corporation Law and the Dutch Civil Code as well as from differences between the governing documents of AEGON and GPH. This summary is not, and does not purport to be, complete. This summary is qualified in its entirety by reference to the DGCL, the Dutch Civil Code and the governing instruments of GPH and AEGON. This summary should be read in conjunction with “DESCRIPTION OF CAPITAL STOCK OF AEGON.”

VOTING RIGHTS

Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

The GPH Certificate provides for one vote per share of GPH common stock, but does not provide for cumulative voting. Under the GPH By-laws, the presence in person, or by properly executed proxy, of holders of a majority of the outstanding shares of GPH common stock entitled to vote at the meeting is required to constitute a quorum at meetings of GPH stockholders.

Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of incorporation of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of incorporation or the law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles of incorporation stipulate otherwise.

The Articles of Incorporation of AEGON provide for one vote per AEGON common share. However, a holder of preferred shares is entitled, instead of casting one vote per preferred share, to cast such number of votes as is equal the number of preferred shares it holds multiplied by twenty-five-twelfths (25/12), provided that any resulting fraction of a vote is disregarded. AEGON and Vereniging AEGON have entered into a preferred shares voting rights agreement, pursuant to which Vereniging AEGON has voluntarily waived its right to cast 25/12 votes per class A or class B preferred share. Instead, Vereniging AEGON has agreed to exercise only one vote per preferred share, except in the event of a “special cause”, such as the acquisition of a 15% interest in AEGON, a tender offer for AEGON shares or a proposed business combination by any person or group of persons whether individually or as a group, other than in a transaction approved by the Executive Board and the Supervisory Board. If, in its sole discretion, Vereniging AEGON determines that a “special cause” has occurred, Vereniging AEGON will notify the General Meeting of Shareholders and retain its right to exercise the full voting power of 25/12 votes per preferred share for a limited period of six months. Generally, all resolutions may be adopted by an absolute majority of the total votes cast, and there are no quorum requirements.

AMENDMENT OF CHARTER DOCUMENTS

Under the DGCL, amendments to a corporation’s certificate of incorporation require a resolution of the board of directors approving and declaring the advisability of each amendment, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The GPH Certificate reserves the right of amendment in the manner prescribed by the DGCL.

The GPH By-laws require the approval of 66 2/3% of the voting power of the shares entitled to vote generally to alter, amend or repeal any provision thereof or to adopt new bylaws. The GPH By-laws may also be altered, amended or repealed or new bylaws may be adopted by the board of directors; provided, however, such power of the board of directors shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

Under Dutch law, shareholders of a Dutch company may resolve to amend the company’s articles of incorporation, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

Under AEGON’s Articles of Incorporation, the general meeting of shareholders may pass a resolution for an amendment to the Articles of Incorporation only upon a proposal of the AEGON Executive Board which proposal requires the approval of the AEGON Supervisory Board, and it must be approved by an absolute majority of the votes cast at a general meeting of shareholders.

APPRAISAL RIGHTS

The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the “NASD”) or (2) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (a) shares of stock of the surviving corporation; (b) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the above. The GPH Certificate has no provision altering the appraisal rights prescribed by the DGCL.

Dutch law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, holders of shares in a Dutch company such as AEGON have no appraisal rights.

PREEMPTIVE RIGHTS

Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The GPH Certificate does not provide for preemptive rights.

Under Dutch law, holders of common shares in a Dutch company have preemptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings, with the exception of shares to be issued to employees. Such preemptive rights in respect of newly issued common shares may be excluded by approval of the shareholders at the General Meeting of Shareholders. Unless the articles of incorporation state otherwise, holders of preferred shares have no preemptive rights with respect to common shares. The Articles of Incorporation of AEGON conform to Dutch law and authorize the general meeting of shareholders or the AEGON Executive Board, if so designated by the general meeting of shareholders, to limit or eliminate preemptive rights for holders of AEGON common shares, subject to the approval of the AEGON Supervisory Board.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing. The GPH Certificate does not prohibit the taking of actions by written consent of the stockholders.

Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of incorporation expressly so allow and provided no bearer shares are issued. As AEGON’s Articles of Incorporation do not contain such express provisions and AEGON has issued bearer shares, shareholders of AEGON may not adopt resolutions outside a meeting of such shareholders.

ANNUAL SHAREHOLDERS’ MEETINGS

Under the DGCL, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. The GPH By-laws provide that the board of directors will fix the date, time and place of the annual meeting of stockholders.

Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to the Articles of Incorporation of AEGON, general meetings may also be held as often as the AEGON Executive Board or the AEGON Supervisory Board deems necessary. In addition, under Dutch law, shareholders representing at least one-tenth of the issued share capital may request the AEGON Executive Board or the AEGON Supervisory Board to convene a general meeting of shareholders. If the AEGON Executive Board or the AEGON Supervisory Board has not convened a meeting within a certain period, the persons who have made the request are authorized to convene such a meeting under the specific requirements of Dutch law. The Articles of Incorporation of AEGON specify the places where general meetings of shareholders may be held, all of which are located in The Netherlands.

SPECIAL SHAREHOLDERS’ MEETINGS

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The DGCL does not provide stockholders with an automatic right to call special meetings of stockholders. The GPH By-laws provide that a special meeting of stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer or the president.

Under Dutch law, special general meetings of shareholders may be convened by the executive board or the supervisory board, but the articles of incorporation may also vest this power in other persons. In addition, one or more shareholders, who own together at least 10%, or such lesser amount as is provided by the articles of incorporation, of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call a special general meeting of shareholders.

Pursuant to the Articles of Incorporation of AEGON, special general meetings of shareholders may be held whenever the AEGON Executive Board or the AEGON Supervisory Board calls such meetings, subject to the specific requirements under Dutch law.

ELECTION OF DIRECTORS

Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders.

The directors may be divided into one, two or three classes if so provided in the certificate of incorporation. The GPH By-laws provide that the board of directors of GPH will consist of not less than three directors, as determined by the board of directors of GPH. The board of directors of GPH currently consists of six directors. As provided by the GPH By-laws, each of the directors of GPH serves until his successor is elected and qualified or until his death, resignation or removal.

Large Dutch companies are required by Dutch law to have a two-tier management system consisting of an executive board and a supervisory board. Under Dutch law, the executive board of a company must consist of at least one member. Members of the supervisory board are appointed for a period of four years and may be re-elected. A Dutch company may provide in its articles of association that the appointment and resignation of members of the executive board and the supervisory board will be staggered.

The Articles of Incorporation of AEGON provide that the AEGON Supervisory Board will consist of at least seven members and do not specify the number of members of the AEGON Executive Board. This number is determined by the AEGON Supervisory Board. Under AEGON’s Articles of Incorporation, the general meeting of shareholders appoints the members of the AEGON Executive Board and determines the terms of employment of such members on the basis of a remuneration policy adopted by the general meeting of shareholders. The executive board of a Dutch company is responsible for the management of the company. The supervisory board members are responsible for supervising the management as conducted by the executive board. The members of the AEGON Supervisory Board are nominated by the AEGON Supervisory Board and appointed by the general meeting of shareholders. Members of the AEGON Supervisory Board have terms of office of renewable periods of four years with a maximum of three terms.

REMOVAL OF DIRECTORS

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (1) if the certificate of incorporation provides otherwise, or in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. The GPH Certificate does not provide for a classified board, not does it have any restrictions on the removal of directors.

Under Dutch law and AEGON’s Articles of Incorporation, the AEGON Supervisory Board has the authority to remove members of the AEGON Executive Board. A member of the AEGON Executive Board can be removed by the AEGON Supervisory Board or by a resolution of the general meeting of shareholders approved by at least two-thirds of the votes cast representing more than half of AEGON’s issued and outstanding share capital. Removal without cause is possible but may be contrary to the principles of reasonableness and fairness which are imposed under Dutch law. Any removal without cause therefore could be declared null and void.

FILLING OF VACANCIES

The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even if it constitutes less than a quorum) unless (1) otherwise provided in the certificate of incorporation or by-laws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, shall fill such vacancy. The GPH By-laws provide that board vacancies that result from an increase in the number of directors may be filled by a majority of the directors then in office (provided that a quorum is present), and any other vacancy occurring in the board of directors of GPH may be filled by a majority of the directors then in office (even if no quorum is present) or by a sole remaining director.

Under Dutch law, a decision to appoint a new member of the executive board must be taken by the general meeting of shareholders upon the nomination by the supervisory board. Vacancies on the supervisory board are filled by the general meeting of shareholders upon the nomination by the supervisory board. The general meeting of shareholders has the right to make recommendations.

The nomination by AEGON’s Supervisory Board must state the nominee’s age, occupation, the value of the shares he holds in AEGON’s share capital and the positions he occupies or has occupied, insofar as the latter are of importance to the performance of duties as a member of the AEGON Supervisory Board. The nomination must also list the companies for which the nominee serves as a member of a supervisory board and must state the grounds for the nomination. The members of the AEGON Executive Board are individually appointed by the general meeting of shareholders.

SHAREHOLDER NOMINATIONS AND PROPOSALS

The GPH By-laws provide that stockholders may nominate individuals for election to the board of directors or propose other business at an annual meeting of stockholders. In order to nominate an individual, a stockholder must deliver written notice to the Secretary of GPH not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting was not held in the previous year, notice by the stockholder to be timely must be received not earlier than 90 days nor more than 120 days before May 15 of the current year. Such stockholder nominations must contain (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director at the annual meeting: (a) the name, age, business address and residence address of the proposed nominee, (b) the principal occupation or employment or the proposed nominee, (c) the class and number of shares of capital stock of the corporation which are beneficially owned by the proposed nominee, and (d) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election for directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (2) as to the stockholder giving notice of nominees for election at the annual meeting, (a) the name and record address of the stockholder, and (b) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder.

The Articles of Incorporation of AEGON provide that in order to be addressed at a general meeting of shareholders, shareholder proposals must be signed by one or more shareholders who together represent at least 0.1% of the total issued capital and be received in writing at the office of AEGON no earlier than three months and no later than two months before the date on which the meeting will be held, unless in the opinion of the Supervisory Board and the Executive Board there are important AEGON interests which would oppose the adding of such subjects to the agenda.

DIVIDENDS

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, and liabilities (including contingent liabilities) of the corporation must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. GPH has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the company’s shareholders. Moreover, dividends may be distributed only to the extent that net assets exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of incorporation. Interim dividends may be declared as provided for in the articles of incorporation and may be distributed to the extent that net assets exceed the amount of the issued and paid-up capital plus required legal reserves. Under the Articles of Incorporation of AEGON the AEGON Supervisory Board can decide what portion of the profits are to be held as reserves.

RIGHTS OF PURCHASE

Under the DGCL, a corporation may redeem or repurchase its own shares out of its surplus and a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. A Dutch company may, subject to certain restrictions, purchase shares in its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital.

LIMITATION OF DIRECTORS’ LIABILITY/INDEMNIFICATION OF OFFICERS AND DIRECTORS

The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for (1) breaches of his or her duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the unlawful repurchase or redemption of its own stock or unlawful payment of dividends or (4) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The GPH Certificate contains a provision eliminating director liability to the extent permitted by the DGCL.

Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. The GPH By-laws provide for indemnification of directors and executive officers to the fullest extent permitted by the DGCL.

GPH has also entered into agreements with its directors and certain of its officers to defend, hold harmless and indemnify such persons against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that such person is a director or officer, as the case may be, or is serving, at GPH’s request, as a director, officer, employee, agent or consultant of another entity. GPH will not provide indemnification for any misappropriation of a business opportunity, any act or omission involving intentional misconduct or a knowing violation of law, any transaction from which an improper personal benefit was received and other types of liability under Delaware law. Further, GPH has agreed to pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands and sometimes is provided for in a company’s articles of incorporation. Although neither the laws of The Netherlands nor the Articles of Incorporation of AEGON contain any provisions in this respect, AEGON has contractually agreed to indemnify members of the AEGON Executive and Supervisory Boards and officers of AEGON.

SHAREHOLDER VOTES ON CERTAIN REORGANIZATIONS

Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. The GPH Certificate does not contain any such provision.

Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation. The GPH Certificate does not contain any modification of such provisions prescribed by the DGCL.

Under Dutch law, the general meeting of shareholders must approve any merger in which the company would not be the surviving entity. AEGON’s Articles of Incorporation do not expressly require the approval of the general meeting of shareholders or reorganizations or mergers in which AEGON would not be the surviving entity, but by virtue of the application of Dutch statutory law, a merger or reorganization involving AEGON and in which AEGON would not be the surviving entity is subject to the approval of the general meeting of shareholders by a majority of the votes cast at such meeting.

Under Dutch law, the executive board must also obtain the approval of the general meeting for resolutions entailing a significant change in the identity or character of the company or its business, in any case concerning: (1) the transfer of substantially all the business of the company to a third party; (2) entering into or terminating a long term cooperation between the company or a subsidiary thereof and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the company; or (3) acquiring or disposing of a participation in the capital of a company if the value of such participation is at least one third of the sum of the assets of the company. AEGON’s Articles of Incorporation do not expressly require the approval of the general meeting of shareholders to any of the foregoing changes in the identity or character of AEGON or its business, but by virtue of the application of Dutch statutory law, any such changes are subject to the approval of the general meeting of shareholders by a majority of the votes cast at such meeting.

CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS

The DGCL generally prevents a corporation from entering into certain business combinations with an “interested stockholder” (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or certain of its affiliates within a three year period immediately prior to the time that such stockholder is determined to be an “interested stockholder”), unless (1) the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder” is approved by the board of directors of the corporation, prior to such time as the stockholder became an “interested stockholder,” (2) the interested stockholder acquired at least 85% of the corporation’s voting stock in the same transaction in which it became an “interested stockholder” or (3) at or subsequent to such time in which the stockholder became an “interested stockholder,” the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Neither Dutch law nor AEGON’s Articles of Incorporation specifically prevent business combinations with interested shareholders.

RIGHTS OF INSPECTION

Under the DGCL, any stockholder may inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records during the corporation’s usual hours for business.

Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their approval. Under Dutch law, the shareholders’ register is available for inspection by the shareholder. The register for holders of New York Shares is available for inspection at the office of AEGON’s New York registrar. Members of the supervisory board of a Dutch company are authorized to inspect the books and records of the company, and they are permitted access to the buildings and premises of the company during normal business hours.

SHAREHOLDER SUITS

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Dutch law does not provide for derivative suits or class actions.

CONFLICT-OF-INTEREST TRANSACTIONS

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (1) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (2) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or (3) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the stockholders.

Under Dutch law, unless the articles of incorporation of a company provide otherwise, the corporation will be represented by the supervisory board in case of a conflict of interest between the corporation and one or more of its executive board members. The Articles of Incorporation of AEGON provide that, in the event of a conflict of interest between AEGON and a member of the AEGON Executive Board, AEGON must be represented by a member of the AEGON Executive Board or a member of the AEGON Supervisory Board appointed for that purpose by the AEGON Supervisory Board. The general meeting of shareholders is authorized at all times to appoint one or more other persons to represent AEGON in the event of a conflict of interest with a member of the AEGON Executive Board.

FINANCIAL INFORMATION AVAILABLE TO SHAREHOLDERS

AEGON and GPH are each required to file periodic reports with the SEC containing certain financial information. GPH files Annual Reports on Form 10-K which contain audited financial statements prepared in accordance with U.S. GAAP and quarterly reports on Form 10-Q which contain quarterly financial statements prepared in accordance with U.S. GAAP. AEGON files Annual Reports on Form 20-F which contain annual financial statements prepared in accordance with Dutch GAAP together with a reconciliation to U.S. GAAP and periodic reports on Form 6-K which contain financial statements for the six-months ended June 30 prepared in accordance with Dutch GAAP together with a reconciliation to U.S. GAAP. In addition, AEGON also furnishes the SEC with its nine-month financial reports; however, such reports are prepared in accordance with Dutch GAAP and are not reconciled to U.S. GAAP.

LEGAL MATTERS

Certain Dutch legal matters relating to the validity of the AEGON common shares will be passed upon for AEGON by Erik Lagendijk, general counsel of AEGON. Certain U.S. federal tax matters concerning the Reorganization will be passed upon by Morris, Manning & Martin, LLP, tax counsel to GPH, and KPMG LLP, tax advisor to AEGON and GAC.

EXPERTS

The consolidated financial statements and schedules of AEGON appearing in AEGON’s Annual Report (Form 20-F) for the year ended December 31, 2004, have been audited by Ernst & Young Accountants, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements incorporated herein by reference from GPH’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated herein by reference from GPH’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, stockholders’ equity and comprehensive income and cash flows of GPH and subsidiaries for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The discussions included under the heading “Material U.S. Federal Income Tax Consequences” have been included herein upon the authority of KPMG LLP, independent registered public accounting firm, as experts in tax matters.

WHERE YOU CAN FIND MORE INFORMATION ABOUT AEGON AND GPH

AEGON files annual reports with and furnishes other information to the SEC. GPH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents filed with or furnished to the SEC by AEGON or filed with the SEC by GPH at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC filing of AEGON and GPH are also available to the public through the SEC’s web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

AEGON filed a Registration Statement on Form F-4 to register with the SEC the AEGON common shares which may be offered to the stockholders of GPH in connection with the Reorganization. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of AEGON as well as being a proxy statement of GPH for the special meeting of its stockholders.

As allowed by the SEC, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. The SEC allows AEGON and GPH to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that:

•	incorporated documents are considered part of this Proxy Statement/Prospectus;

•	AEGON and GPH can disclose important information to you by referring you to those documents; and

•	information that AEGON files with or furnishes to the SEC and information that GPH files with the SEC after the date of this Proxy Statement/Prospectus and prior to the date on which the special meeting of GPH stockholders takes place that is incorporated by reference in this Proxy Statement/Prospectus automatically updates and supersedes this Proxy Statement/Prospectus.

This Proxy Statement/Prospectus incorporates by reference the documents of AEGON listed below. Unless otherwise noted, all documents incorporated by reference have the SEC file number 001-10882:

•	Report on Form 6-K dated February 11, 2005

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2004

•	each of the following documents that AEGON files with or furnishes to the SEC after the date of this Proxy Statement/Prospectus from now until the date on which the special meeting of GPH stockholders takes place:

—   reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act), and

—   reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this Proxy Statement/Prospectus.

This Proxy Statement/Prospectus also incorporates by reference the documents of GPH listed below. Unless otherwise noted, all documents incorporated by reference have the SEC file number 000-23637:

•	GPH’s Form 8-K dated February 23, 2005

•	GPH’s Form 8-K dated January 4, 2005

•	GPH’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, as amended

•	any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the date on which the special meeting of GPH stockholders takes place

The documents incorporated by reference into this Proxy Statement/Prospectus contain important information about AEGON and GPH and their financial condition. You may obtain copies of these documents in the manner described above. In addition, you may also request a copy of the documents incorporated by reference into this Proxy Statement/Prospectus (excluding exhibits) at no cost by requesting them in writing or by telephone from the appropriate company at the following addresses:

Investor Relations AEGON N.V. P.O. Box 202 2501 CE The Hague The Netherlands Tel: 011-31-70-344-8305 Fax: 011-31-70-383-2773 E-mail: groupir@aegon.nl	Investor Relations AEGON USA, Inc. 1111 North Charles Street Baltimore, MD 21201 USA Tel: 1-410-576-4577 Fax: 1-410-347-8685 E-mail: ir@aegonusa.com	Global Preferred Holdings, Inc. 6455 East Johns Creek Crossing Suite 402 Duluth, Georgia 30097 Tel: 1-770-248-3311 Fax: 1-770-248-3323 Email: gph@gphre.com

You should not assume that the information in this Proxy Statement/Prospectus is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Proxy Statement/Prospectus or any offering of the AEGON common shares. Additional updating information with respect to the matters discussed in this Proxy Statement/Prospectus may be provided in the future by means of appendices or supplements to this Proxy Statement/Prospectus or other documents including those incorporated by reference.

No person is authorized to give any information or represent anything not contained in this Proxy Statement/Prospectus. We are only offering the securities in places where sales of those securities are permitted. The information contained in this Proxy Statement/Prospectus, as well as information incorporated by reference, is current only as of the date of that information. AEGON’s and/or GPH’s business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in this Proxy Statement/Prospectus that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “intend,” “may,” “expect,” “anticipate,” “predict,” “project,” “counting on,” “plan,” “continue,” “want,” “forecast,” “should,” “would,” “is confident” and “will” and similar expressions as they relate to AEGON or GPH are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

•	the parties’ inability to consummate the Reorganization;

•	the value of assets available for distribution to GPH’s stockholders, if any, could be affected by a number of factors, including:

–	unknown liabilities or claims;

–	unexpected or greater than expected expenses;

–	a decline in the price of AEGON common shares prior to the settlement of GPH’s outstanding liabilities; and

–	a change in the value of the US dollar relative to the Euro;

•	income tax liability for GPH and its stockholders if the Reorganization does not qualify as a tax-deferred transaction

•	changes in general economic conditions, particularly in the United States, The Netherlands and the United Kingdom;

•	changes in the performance of financial markets, including emerging markets, including:

–	the frequency and severity of defaults by issuers in AEGON’s fixed income investment portfolios; and

–	the effects of corporate bankruptcies and/or accounting restatements on the financial markets and the resulting decline in value of equity and debt securities AEGON holds;

•	the frequency and severity of insured loss events;

•	changes affecting mortality, morbidity and other factors that may affect the profitability of AEGON’s insurance products;

•	changes affecting interest rate levels, continuing low interest rate levels and rapidly increasing interest rate levels;

•	changes affecting currency exchange rates, including the euro/U.S. dollar and euro/UK pound exchange rates;

•	increasing levels of competition in the United States, The Netherlands, the United Kingdom and emerging markets;

•	changes in laws and regulations, particularly those affecting AEGON’s operations, the products AEGON sells and the attractiveness of certain products to AEGON’s consumers;

•	regulatory changes relating to the insurance industry in the jurisdictions in which AEGON operates;

•	acts of God, acts of terrorism and acts of war;

•	changes in the policies of central banks and/or foreign governments;

•	litigation or regulatory action that could require AEGON to pay significant damages or change the way AEGON does business;

•	customer responsiveness to both new products and distribution channels;

•	competitive, legal, regulatory, or tax changes that affect the distribution cost of or demand for AEGON’s products;

•	AEGON’s failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives; and

•	change in AEGON’s reported results of operations or financial condition as a result of the adoption by AEGON of International Financial Reporting Standards.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 30, 2004, by and among AEGON N.V., a company formed under the laws of The Netherlands (the “Parent”), GPRE ACQUISITION CORP., a Delaware corporation that is wholly owned by Parent (the “Acquiror”), and GLOBAL PREFERRED HOLDINGS, INC., a Delaware corporation (the “Target”). Certain capitalized terms used herein have the meanings ascribed to them in Article VIII, Section 8.1 hereof.

RECITALS

WHEREAS, the Target is primarily engaged in the business of reinsurance through its direct wholly-owned Bermuda-based subsidiary, Global Preferred Re Limited (“GPRe”);

WHEREAS, the boards of directors of the Parent, the Acquiror and the Target have determined that a business combination would benefit Parent, Acquiror and Target by generating cost savings, economies of scale, and increased access to capital markets for their common business of providing reinsurance;

WHEREAS, the Target’s assets are substantially comprised of (i) the entire issued and outstanding share capital of GPRe, consisting solely of two hundred fifty thousand (250,000) shares, par value $1.00 per share (the “Shares”), all of which is held of record and beneficially by the Target, and (ii) the Files and Records (collectively, (i) and (ii) are the “Assets”);

WHEREAS, other than the Shares, GPRe has no other authorized nor issued share capital, equity interests or other securities that are convertible, redeemable or changeable into shares or other equity interests of GPRe;

WHEREAS, in a transaction intended to qualify as a reorganization of the Target under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), Target desires to transfer the Assets to the Acquiror in exchange for the Stock Consideration as provided for herein;

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” as that term is used in Sections 354, 361, and 368 of the Code;

WHEREAS, the acquisition of the Assets will result in certain administrative and cost efficiencies, enhanced earnings and growth opportunities for the Parent, the Acquiror and their affiliates;

WHEREAS, the Parent has formed the Acquiror as a direct wholly-owned subsidiary corporation under the Delaware General Corporation Law for the purpose of consummating the Reorganization;

WHEREAS, the board of directors of the Target has determined that the Reorganization is fair to, and in the best interests of, the Target’s stockholders; and

WHEREAS, the Reorganization will be effected as follows: (i) at the Closing, the Target will transfer the Assets to the Acquiror, and in consideration therefore, the Parent or the Acquiror will deliver to the Target the Stock Consideration, and (ii) not later than twelve (12) months after the Closing Date, the Target will dissolve, and pursuant to the dissolution, will distribute to the holders of the Target Common Stock, the Stock Consideration and the other remaining assets of the Target not transferred to the Acquiror pursuant to the terms of this Agreement, subject to arrangements that adequately provide for the payment of all liabilities and obligations of the Target as provided in Section 4.5 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF ASSETS; THE CLOSING

Section 1.1 Transfer of the Assets

Subject to the satisfaction of all of the conditions to each party’s obligations set forth in Article V (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), on the Closing Date the Target will exchange, convey, assign, transfer and deliver all of Target’s right, title and interest in and to the Assets free and clear of any and all Liens, and the Acquiror will acquire, accept and pay for, as hereinafter provided, the Assets. The Acquiror shall not assume any liability, duty, obligation or commitment of any nature whatsoever from the Target, and the Target shall retain liability for all of the Target’s liabilities, duties, obligations or commitments of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown). Without limiting the generality of the foregoing, neither the Acquiror nor the Parent shall in any way be liable for any liabilities of the Target, and no obligation to assume, perform, discharge or indemnify any Person, including the Target or any stockholder of the Target, shall be deemed to have been created in connection with this Agreement or the transactions contemplated hereby.

Section 1.2 Consideration for the Assets

The consideration exchanged by the Acquiror for the Assets shall consist solely of the Stock Consideration.

Section 1.3 Time and Place of Closing

The Closing will take place at the office of Morris, Manning & Martin, LLP, 3343 Peachtree Road, N.E., Suite 1600, Atlanta Financial Center, Atlanta, Georgia 30326, and will be held at 10:00 a.m. EST on the third (3rd) Business Day following the date that all conditions to closing specified herein are satisfied or waived by the party or parties permitted to do so or at such other place or time or both as the parties may agree. Legal title, equitable title and risk of loss with respect to the Assets shall not pass to Acquiror until the Assets are transferred at the Closing and a notation indicating such transfer has been made in GPRe’s Register of Members, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of the Effective Time.

Section 1.4 Deliveries by the Target

At the Closing, the Target shall deliver the following to the Acquiror:

(a) a duly executed bill of sale together with such other appropriate instruments of transfer as the Acquiror may reasonably request, transferring the Assets to the Acquiror as of the Effective Time;

(b) share certificates representing the Shares duly endorsed or accompanied by an executed instrument of share transfer whereby the Acquiror is identified as the transferee of the Shares, with any required transfer stamps affixed thereto;

(c) the Files and Records;

(d) the certificates contemplated by Section 5.3;

(e) the audited statutory balance sheet as of December 31, 2004 and the related statement of results of GPRe operations for the year ending on such date, prepared in accordance with statutory accounting principles and, if available, the unaudited statutory balance sheet as of March 31, 2005 and the related statement of results of GPRe operations for the quarter ending on such date, prepared in accordance with Bermuda statutory accounting principles (the “Financial Statements”); and

(f) a copy of the resolutions of the board of directors of the Target as well as a copy of the resolutions of stockholders of Target authorizing and approving this Agreement and all other transactions and agreements contemplated hereby in each case certified by its Secretary or an Assistant Secretary to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

Section 1.5 Deliveries by the Parent or the Acquiror

At the Closing, the Parent or the Acquiror shall deliver the following to the Target:

(a) stock certificates representing the Stock Consideration;

(b) the certificates contemplated by Section 5.2; and

(c) evidence of the authorization and approval by each of the Executive Board of the Parent and the board of directors of Acquiror of this Agreement and all other transactions and agreements contemplated hereby certified by the Secretary or Assistant Secretary of each to be true, correct, complete and in full force and effect and unmodified as of the Closing Date or, in the alternative, certification by the respective Secretaries or Assistant Secretaries of such authorization and approval.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE TARGET

Except as set forth in the schedule prepared and certified by an appropriate officer of the Target and delivered to the Acquiror at or prior to the execution of this Agreement setting forth specific exceptions to the Target’s representations and warranties set forth herein (the “Target Disclosure Schedule”) and indicating the specific representations to which they relate, the Target represents and warrants to the Acquiror and the Parent as set forth below:

Section 2.1 Organization

The Target is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Target and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would be immaterial to the conduct of the business of the Target and its subsidiaries. GPRe is a company duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of Bermuda and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Target has heretofore delivered to the Acquiror true and complete copies of the certificate of incorporation, memorandum of association and bylaws of GPRe as are currently in effect. GPRe is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary.

Section 2.2 Authority Relative to this Agreement

The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to obtaining the approval of the holders of a majority of the shares of Target Common Stock entitled to vote thereon at the Target’s Stockholder Meeting (the “Target Stockholder Approval”), perform its obligations hereunder, and transfer the Assets to the Acquiror. Without limiting the generality of the foregoing, the board of directors of the Target has duly authorized the execution, delivery, and performance of this Agreement by the Target. Further, the board of directors of GPRe has duly authorized the transfer of the Shares to the Acquiror, subject to the receipt of (a) the required permission of the Bermuda Monetary Authority and (b) a duly executed instrument of share transfer. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, except that (i) such enforcement may be limited or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limited creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding relating thereto may be brought.

Section 2.3 Consents and Approvals; No Violations

Except as would not have a Material Adverse Effect on the Target or GPRe, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, subject to the parties’ compliance with clauses (a)—(f) set forth in the following sentence, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Target or GPRe is subject or any provision of the charter or bylaws of the Target or GPRe, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, in each case any material respect, under any agreement, note, indenture, contract, lease, license, instrument, or other arrangement to which the Target or GPRe is a party or by which it is bound or to which any of the Assets are subject (or result in the imposition of any material Lien upon the Assets). Except for (a) the filing of any required notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder; (b) the filing with the SEC of a proxy statement in definitive form relating to the Target’s Stockholder Meeting to be held in connection with this Agreement, the transactions contemplated hereby and the Reorganization; (c) the filing and declaration of effectiveness of the registration statement on Form F-4 and all other filings required under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or applicable state securities laws relating to the shares of Parent Common Stock comprising the Stock Consideration; (d) the filing of any notification and report forms required to be filed with the Bermuda Monetary Authority in accordance with the Insurance Act 1978 of Bermuda (the “Insurance Act”) and receipt from such authority of consent for the transfer of the Shares by the Target to the Acquiror; (e) obtaining the approval of this Agreement, the transactions contemplated hereby and the Reorganization by the holders of a majority of the shares of Target Common Stock; and (f) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target or GPRe, no notice to, filing with, and no permit, authorization, consent or approval of any Governmental Entity or any private Person is necessary for the consummation by the Target of the transactions contemplated by this Agreement.

Section 2.4 Broker’s Fees

Other than fees and commissions owed to the entities listed in Section 2.4 of the Target Disclosure Schedule, the Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

Section 2.5 SEC Reports; Undisclosed Liabilities; Financial Statements

(a) Since January 1, 2001 the Target has in all material respects timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission (“SEC”). The Target has made available to the Acquiror true copies of all such filings, together with all exhibits thereto (“SEC Reports”).

(b) All of the financial statements included in the SEC Reports fairly presented in all material respects the consolidated financial position of the Target as at the dates mentioned and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (subject to any exceptions specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal audit adjustments). As at the respective dates of the consolidated balance sheets of the Target included in such SEC Reports, the SEC Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the SEC Reports, as at the respective dates of the respective consolidated balance sheets contained therein, neither the Target nor GPRe had any liabilities, duties, obligations or commitments of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown) required by GAAP to be set forth on a consolidated balance sheet of the Target and its consolidated subsidiaries or in the notes thereto.

(c) Set forth in Section 2.5(c) of the Target Disclosure Schedule are the audited statutory balance sheet and related statements of GPRe’s operations for the year ended December 31, 2003 and GPRe’s unaudited statutory balance sheet as of September 30, 2004 and the related statements of GPRe’s results of operations as of such date (collectively, referred to as the “GPRe Financial Statements”). The GPRe Financial Statements do, and the Financial Statements will, fairly present, in all material respects, in accordance with Bermuda statutory accounting principles applied on a consistent basis, the financial position of GPRe as of such dates and its results of operations for such periods, except in the case of such unaudited statements, for normal recurring year end adjustments, which adjustments will not be material. Except as set forth in the GPRe Financial Statements or the Financial Statements, as of the respective dates of the respective balance sheets contained in the GPRe Financial Statements and the Financial Statements, GPRe did not, and in the case of the Financial Statements will not, have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) required by Bermuda statutory accounting principles to be set forth on a balance sheet of GPRe or in the notes thereto.

Section 2.6 Taxes and Tax Returns

(a) Each of the Target and GPRe have (i) duly filed (or there has been filed on each of their behalf) with appropriate governmental authorities all Tax Returns required to be filed by each of them and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis (taking into account any extension of time within which to file), except to the extent any failure to file or failure to be true, complete and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Target or GPRe; and (ii) duly paid in full within the time and in the manner prescribed by law, or made provisions in accordance with statutory accounting principles with respect to Taxes for all other periods whether or not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of, all Taxes for all Tax periods ending on or prior to the respective dates of the GPRe Financial Statements and will pay, or make provisions with respect to Taxes not yet due and payable, all Taxes for all Tax periods ending on or prior to the date of the Financial Statements, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Target or GPRe; and (iii) kept all material records that it is required to keep for Tax purposes.

(b) No federal, state, local or foreign Tax audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any material Taxes or Tax Returns of the Target or GPRe, and no issues have been raised in writing by any Tax authority and not fully settled in connection with any material Tax or Tax Return of either the Target or GPRe.

(c) Neither the Target nor GPRe is party to any agreement relating to the allocation or sharing of Taxes, other than agreements between the Target and GPRe. Neither the Target nor GPRe has been a member of an affiliated group filing a U.S. consolidated federal income tax return (other than a group the common parent of which was the Target) or an affiliated, consolidated, combined or unitary group for state income tax return purposes (other than a group the common parent of which was the Target) or (ii) has any liability for Taxes of any Person (other than the Target and GPRe) under United States Treasury Regulation Section 1.1502-6 (or any provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither the Target nor GPRe is currently under (i) any obligation to pay any amounts as a result of being party, or having been party, to any Tax sharing agreement, other than agreements among the Target and GPRe or (ii) any express or implied obligation to indemnify any other person for Taxes.

(d) There are no Tax Liens upon any asset of the Target or GPRe except Liens for Taxes not yet due or Taxes that are being contested in good faith by appropriate proceedings.

(e) Other than those filing extensions listed in Section 2.6(e) of the Target Disclosure Schedule, neither the Target nor GPRe is currently under an extension of time for the filing of any Tax Returns or other documents relating to Taxes.

(f) The Target and GPRe have made all deductions or withholding in respect, or on account, of any Taxes from any payments made by them that they are obliged to make and have accounted in full to the appropriate authority for all amounts so deducted.

(g) Other than as described in Section 2.6(g) of the Target Disclosure Schedule, neither the Target nor GPRe is treated for any Tax purpose as resident in a country other than the country of its incorporation, nor does either of them have (nor has either of them, within the past six years, had) a branch, agency or permanent establishment in a country other than the country of its incorporation. No claim has been made by any Tax authority in a jurisdiction where the Target or GPRe does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Other than the tax charges, accruals and reserves listed in Section 2.6(h) of the Target Disclosure Schedule, the charges, accruals and reserves for Taxes reflected on the GPRe Financial Statements are, and in the case of the Financial Statements will be, adequate to cover all material liabilities for Taxes of GPRe through the respective dates thereof.

(i) No statute of limitations shall remain open as a result of it having been waived or extended with respect to the payment or collection of Taxes for the Target or GPRe.

(j) No power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect the Target or GPRe.

(k) GPRe has properly and timely made an election under Section 953(d) of the Code to be treated as a U.S. corporation for U.S. federal income tax purposes and such election is valid and remains in effect.

Section 2.7 Compliance with Laws

The Target and GPRe are each in compliance with and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the Assets or the business and the assets of the Target or GPRe, and no notice, charge, claim or action has been received by the Target or GPRe, or has been filed, commenced or, to the Target’s knowledge, threatened against the Target or GPRe, alleging any such violations. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

Section 2.8 Litigation

As of the date of this Agreement, neither the Target nor GPRe is the subject of any material claim, action, suit, proceeding, arbitration, investigation pending or, to the knowledge of the Target, threatened. Neither the Target nor GPRe is a party or subject to the provisions of any material order or decree of any Governmental Entity. There is no action, suit, proceeding, arbitration or investigation by or before any Governmental Entity currently pending or, to the knowledge of the Target, threatened against either GPRe or the Target nor do either of the Target or GPRe intend to initiate any such action, suit, proceeding, arbitration or investigation.

Section 2.9 [DELETED]

Section 2.10 Delaware General Corporation Law

The Delaware General Corporation Law anti-takeover provisions are inapplicable to this Agreement and the transactions contemplated hereby.

Section 2.11 Contracts and Commitments

Section 2.11(a) of the Target Disclosure Schedule lists all material agreements, contracts, plans, leases, arrangements or commitments to which GPRe is a party (the “Contracts”). Each Contract is a valid and binding agreement of GPRe and is in full force and effect, and neither GPRe nor, to the knowledge of the Target, any other party thereto is in default or breach in any material respect under the terms of such Contract. True and complete copies of each Contract have been provided by the Target to the Acquiror, other than Contracts between Target or GPRe and Parent or an affiliate of Parent. No consent or notice is required to be obtained or given under any Contract in connection with the transactions contemplated by this Agreement. Section 2.11(b) of the Target Disclosure Schedule lists all material outstanding commitments or proposals of GPRe. Section 2.11(c) of the Target Disclosure Schedule lists all material agreements, contracts, plans, leases, arrangements or commitments to which the Target is a party which are used by the Target in the conduct of the business of GPRe (the “Target Contracts”).

Section 2.12 Fairness Opinion

The board of directors of the Target has received an opinion, dated as of the date hereof, from Cochran, Caronia & Co. to the effect that as of such date the Stock Consideration to be received by the holders of Target Common Stock pursuant to this Agreement and the Reorganization is fair to such stockholders from a financial point of view.

Section 2.13 Environmental Matters

Except as disclosed in Section 2.13 of the Target Disclosure Schedule:

(a) there are not any past or present conditions or circumstances related to matters subject to any Environmental Law that interfere in any material respect with the conduct of the business of GPRe in the manner now conducted or which interfere in any material respect with compliance with any order or any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

(b) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of GPRe, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) material liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) material claims arising for personal injury, property damage, or damage to natural resources; and

(c) GPRe has not (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

Section 2.14 Full Disclosure

No representation or warranty by the Target in this Agreement and no statement contained in any schedule or certificate furnished or to be furnished by the Target to the Acquiror and/or the Parent, or any of their representatives pursuant to the provisions hereof, taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Section 2.15 Insurance

The Target and GPRe maintain insurance coverage reasonably customary or adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance) and Section 2.15 of the Target Disclosure Schedule sets forth a complete list of all such coverages, provided nothing in this Section 2.15 shall relate to reinsurance coverage provided by GPRe or reinsurance maintained by Target or GPRe as retrocession. There is no claim by the Target or GPRe pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and GPRe has otherwise complied fully with the terms and conditions of all such policies. Neither the Target nor GPRe knows of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 2.16 GPRe Intellectual Property; Computer Software

(a) GPRe owns, or possesses adequate rights to use all material Intellectual Property that is used in the conduct of the business of GPRe. Neither the Target nor GPRe has received any notice of any conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property owned or licensed by the Target or GPRe. To the knowledge of the Target, the conduct of business by the Target and GPRe as currently conducted does not conflict in any material respect with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of any other Person, or any other rights with respect to Intellectual Property. To the knowledge of the Target, there is no material infringement of any proprietary right owned by or licensed by or to the Target or GPRe. As used in this Agreement, the phrase “Intellectual Property” means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, mask works, technical information (whether confidential or otherwise), and all documentation thereof, provided that, as used herein “Intellectual Property” shall not include “Computer Software” (as defined below). Section 2.16(a) of the Target Disclosure Schedule sets forth a list and brief description of all registered Intellectual Property. There are no infringement suits, actions or proceedings pending or, to the knowledge of Target, threatened against the Target or GPRe with respect to any software owned or licensed by the Target or GPRe, which, if determined adversely, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on either the Target or GPRe.

(b) Section 2.16(b) of the Target Disclosure Schedule lists all material Computer Software owned or licensed by GPRe and used in the conduct of the business of GPRe. GPRe owns, or possesses valid license rights to, all such Computer Software. Section 2.16(c) of the Target Disclosure Schedule lists all material Computer Software owned or licensed by Target and used by Target in the conduct of the business of GPRe, but not licensed to GPRe. As used herein, “Computer Software” shall mean computer software programs and any documentation, reports and databases associated therewith, provided such term shall not include any such items owned or used by third parties in providing services or information to the Target or GPRe.

Section 2.17 Capitalization; Title

The authorized share capital of GPRe as of the date hereof consists of two hundred fifty thousand (250,000) shares, par value $1.00 per share (the “Authorized GPRe Common Stock”), of which as of the date hereof, only the Shares were issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

There are no shares or other securities of GPRe authorized or issued and outstanding other than the Shares. There are (i) no outstanding securities convertible into or exchangeable for shares or securities of GPRe or (ii) no options or other rights to acquire any securities of GPRe, or other obligations of GPRe to issue any shares or other securities of GPRe or securities convertible into or exchangeable for shares or other securities of GPRe. None of the Shares were issued in violation of any preemptive rights. There are no outstanding obligations to repurchase, redeem or otherwise acquire any securities of GPRe.

The Target is the record and beneficial owner of all of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and is free to transfer and deliver to the Acquiror at the Closing valid title to the Shares free and clear of any Lien and any other limitation or restriction, subject to (1) obtaining approval for such transfer from (i) the board of directors of the Target, (ii) the board of directors of GPRe, (iii) the holders of a majority of the shares of Target Common Stock and (iv) the Bermuda Monetary Authority; (2) the filing of any required notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder; and (3) the filing and declaration of effectiveness of the registration statement on Form F-4 and compliance with the Securities Act, the Exchange Act or applicable state securities laws relating to the shares of Parent Common Stock comprising the Stock Consideration. There are no Subsidiaries of GPRe.

Section 2.18 GPRe Assets

Section 2.18 of the Target Disclosure Schedule lists all of the material assets owned by GPRe and used in the conduct of GPRe’s business. On the Closing Date, GPRe will have good and marketable title to the assets listed in Section 2.18 of the Target Disclosure Schedule free and clear of any Liens. On the Closing Date, all of the assets listed in Section 2.18 of the Target Disclosure Schedule shall be in the possession and control of GPRe. All assets listed in Section 2.18 of the Target Disclosure Schedule are in good operating condition. Other than the personnel, office equipment, computers, computer network hardware and software, internet access, telecommunications equipment, supplies, facilities, furniture, the Target Contracts and the Computer Software listed in Section 2.16(c) of the Target Disclosure Schedule used by the Target in the conduct of the business of GPRe, the Target believes that the assets listed in Section 2.18 of the Target Disclosure Schedule are reasonably adequate to conduct the business of GPRe as conducted by the Target as of the date hereof. From and after the Closing Date, the Target will have sufficient liquid assets remaining to satisfy all of its outstanding liabilities as part of the Reorganization; provided, however, the Target may, and otherwise has the authority to, sell any remaining post-Closing assets, including, without limitation, any Stock Consideration, to the extent necessary to pay the Target’s retained liabilities and to pay the holders of Target Common Stock cash in lieu of any fractional shares.

Section 2.19 Accounts Receivable

Section 2.19 of the Target Disclosure Schedule sets forth an accounts receivable aging schedule for GPRe as of June 30, 2004. All accounts, notes receivable and other receivables reflected on the GPRe Financial Statements and in Section 2.19 of the Target Disclosure Schedule and all accounts and notes receivable arising from or otherwise relating to the business of GPRe as of the Closing Date will be valid contractual obligations arising from sales actually made or services actually performed in the ordinary course of business. All accounts, notes receivable and other receivables arising out of or relating to the business of GPRe as of the date of the GPRe Financial Statements have been included in the GPRe Financial Statements, to the extent required by statutory accounting principles, and all accounts, notes receivable and other receivables arising out of or relating to the business of GPRe as of the date of the Financial Statements will be included in the Financial Statements, to the extent required by statutory accounting principles.

Section 2.20 Unlawful Payments

Neither the Target nor GPRe nor any of their respective directors, officers, employees and agents has made, offered to make or authorized the unlawful payment or giving anything of value to any governmental authority, political party or candidate for political office or any other person for the purposes of (a) illegally influencing or affecting any act, decision or omission of a governmental authority, political party or official or political candidate or (b) illegally assisting the Target or GPRe in obtaining or retaining business for or with, or directing business to, any person. No funds or assets of GPRe have been used for illegal purposes. No unrecorded fund or asset of GPRe has been established for any purpose that would violate any law, rule or regulation.

Section 2.21 Absence of Changes or Events

Since December 31, 2003, or as otherwise disclosed in the SEC Reports or in the Target Disclosure Schedule, there has not been (i) any change on a consolidated basis in the business, financial condition or the annual earnings capacity of the Target or GPRe which, individually or in the aggregate, constituted a Material Adverse Effect on the Target or GPRe, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Target’s and/or GPRe’s outstanding share capital, other than Permitted GPRe Distributions, (iii) any split, combination or reclassification of any of Target’s and/or GPRe’s outstanding share capital or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target’s and/or GPRe’s outstanding share capital, (iv) any change in accounting or tax methods, principles or practices by either the Target or GPRe affecting their assets, liabilities or business, except insofar as may be appropriate to conform to changes in required accounting rules or generally accepted accounting principles and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Target or GPRe, (v) any entry by GPRe into any employment relationship or independent contractor agreement or (vi) except for changes in a manner consistent with recent past practice or consistent with current industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of either the Target or GPRe.

Section 2.22 Registration Statement, Etc.

None of the information supplied or to be supplied by the Target for inclusion or incorporation by reference in (a) the registration statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the transaction described herein, (b) the proxy statement/prospectus to be mailed to the holders of the Target Common Stock in connection with the Target’s Stockholder Meeting to be called to consider this Agreement, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the registration statement, when it becomes effective, will cause the registration statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading; or, in the case of the proxy statement/prospectus, when first mailed to the holders of the Target Common Stock, or in the case of the proxy statement/prospectus or any amendment thereof or supplement thereto, at the time of the Target’s Stockholder Meeting, will cause the proxy statement/prospectus or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.23 Real Estate Ownership/Leasehold Interests

GPRe does not and has never had an ownership interest in any real property. GPRe does not have and has never had any leasehold interests in any leased properties. All material assets used in the business of GPRe are free and clear of all liens, except for liens that, individually and in the aggregate, do not materially interfere with the ability of GPRe to conduct it business as currently conducted.

Section 2.24 Employment/Labor Matters

GPRe does not and has never had any employees. GPRe does not and has never had any employment compensation, welfare or benefit plans of any type. GPRe has no consulting or independent contractor agreements with any Person, except as set forth in Section 2.24 of the Target Disclosure Schedule.

Section 2.25 Bulk Sales

No “bulk sales” or similar statute is applicable to the transactions contemplated by this Agreement, and no filings or other compliance measures related to bulk sales are required to effect the transactions contemplated by this Agreement in compliance with applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR

The Parent and the Acquiror represent and warrant to the Target as set forth below:

Section 3.1 Organization, Good Standing and Power

The Parent and the Acquiror are corporations duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The Parent has made available to the Target complete and correct copies of its and the Acquiror’s articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof.

Section 3.2 Authority; Enforceability

Each of the Parent and the Acquiror has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of each of the Parent and the Acquiror and this Agreement has been duly executed and delivered by the Parent and the Acquiror and constitutes the valid and binding obligation of each such party, enforceable against each of them in accordance with its terms and conditions, except that (i) such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding relating thereto may be brought.

Section 3.3 Non-Contravention; Consents

(a) Except as would not have a Material Adverse Effect on the Parent, neither the execution, delivery and performance by the Parent or the Acquiror of this Agreement, nor the consummation by the Parent or the Acquiror of the transactions contemplated hereby, nor compliance by the Parent or the Acquiror with any of the provisions hereof, will: (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent or the Acquiror, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which the Parent is a party, or by which the Parent may be bound, or to which the Parent or the properties or assets of the Parent may be subject; or (ii) subject to compliance with the statutes and regulations referred to in Section 3.3(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its properties or assets.

(b) Except for (i) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating insurance in certain foreign jurisdictions in which the Parent’s Subsidiaries operate their businesses, and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of any required notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iii) the filing of applications and notices, as applicable, with foreign Governmental Entities under any applicable foreign competition laws, and the approval of such applications by such Governmental Entities, if required, (iv) the filing with the SEC of a proxy statement in definitive form relating to the Target's Stockholder Meeting to be held to consider this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form F-4 relating to the Parent Common Stock, and (v) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, no notices to, consents or approvals of, or filings or registrations with, any Governmental Entity or with any self-regulatory authority are necessary in connection with the execution and delivery by the Parent and the Acquiror of this Agreement and the consummation by the Parent or the Acquiror of the transactions contemplated hereby.

(c) None of the information supplied or to be supplied by the Parent or Acquiror to the Target or GPRe for use by the Target or GPRe to obtain the consent of the Bermuda Monetary Authority for the transfer of the Shares by the Target to the Acquiror will contain any untrue statement of material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading.

Section 3.4 Broker’s Fee

Neither the Parent nor the Acquiror have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

Section 3.5 Interim Operations of the Acquiror

The Acquiror was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.6 Litigation

Except as disclosed in the Parent Reports, neither the Parent nor the Acquiror is a party to any pending or, to the knowledge of the Parent, threatened, claim, action, suit, investigation or proceeding which would reasonably be expected to have a Material Adverse Effect on the Parent or the Acquiror. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against the Parent or the Acquiror which, either individually or in the aggregate, has had or would have a Material Adverse Effect on the Parent or the Acquiror.

Section 3.7 Registration Statement, Etc.

None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (a) the registration statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the transaction described herein, (b) the proxy statement/prospectus to be mailed to the holders of the Target Common Stock in connection with the Target’s Stockholder Meeting to be called to consider this Agreement, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the registration statement, when it becomes effective, will cause the registration statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading; or, in the case of the proxy statement/prospectus, when first mailed to the holders of the Target Common Stock, or in the case of the proxy statement/prospectus or any amendment thereof or supplement thereto, at the time of the Target’s Stockholder Meeting, will cause the proxy statement/prospectus or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation made in this Section shall not be deemed to be made with respect to any information relating to the Target or GPRe or based upon information that is provided by or on behalf of the Target or GPRe.

Section 3.8 SEC Reports

Since January 1, 2001, the Parent has in all material respects timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC. The Parent has made available to the Target true copies of all such filings, together with all exhibits thereto (the “Parent Reports”). The Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation made in this Section shall also be deemed to be made by the Parent to the Target immediately prior to the Closing, but with reference to all information filed by the Parent with the SEC prior to the Closing, other than information relating to the Target or GPRe or based upon information that is provided by or on behalf of the Target or GPRe.

Section 3.9 Parent Common Stock; Registration

At the Closing Date, the shares of Parent Common Stock comprising the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable, their transfer in connection with this Agreement will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws, such shares of Parent Common Stock shall be listed on, and freely tradable on, the New York Stock Exchange at and subsequent to the Closing Date, so that the same shall be eligible for sale through the facilities of the New York Stock Exchange without restriction or limitation, and will be “voting stock” within the meaning of Section 368(a)(1)(C) of the Code, and will not be “preferred stock” within the scope of Section 351(g) of the Code.

Section 3.10 Capitalization

The authorized capital stock of the Parent consists of three billion (3,000,000,000) shares of Parent Common Stock, par value EUR 0.12 per share, and one billion (1,000,000,000) Preferred Shares, par value EUR 0.25 per share, of which five hundred million (500,000,000) are designated class A Preferred Shares and five hundred million (500,000,000) are designated class B Preferred Shares. As of November 30, 2004, one billion five hundred fifty-two million six hundred eighty-five thousand fifty-three (1,552,685,053) shares of Parent Common Stock, two hundred eleven million six hundred and eighty thousand (211,680,000) of class A Preferred Shares, and sixteen million nine hundred thousand (16,900,000) of class B Preferred Shares were issued and outstanding.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business of GPRe

Except as expressly permitted or required by this Agreement, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1 hereof:

(a) the Target and GPRe will conduct their businesses and operations only in the ordinary and usual course of business, consistent with past practice; provided that (A) the Target and GPRe may endeavor to sell (i) assets of the Target, other than the Shares, and (ii) the Non-WRL Assets of GPRe in accordance with Section 4.18; and (B) GPRe may pay operating expenses, consistent with past practice, including, without limitation operating expense payments to Target, up to an average of $8,000 per day for the period from the date of this Agreement to the Effective Time;

(b) except as otherwise consented to by the Parent or the Acquiror in writing or as required by law (and in such event reasonably prompt notice will be provided to the Parent), the Target will not cause, nor permit (i) any change to any provision of GPRe’s constituent documents; (ii) GPRe to declare or pay any dividend or make any distribution with respect to any Shares, other than Permitted GPRe Distributions; (iii) GPRe to directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding shares or any other securities issued by it; (iv) GPRe to change the number of shares of its authorized share capital; (v) GPRe to issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued stock or any securities convertible into or exchangeable for shares of such stock; (vi) GPRe to directly or indirectly issue or sell any shares or any other securities; and (vii) any solicitation or encouragement of the submission of any acquisition proposal for the shares or substantially all of the assets of GPRe or the Target other than that of Parent or the Acquiror;

(c) without the prior written consent of the Parent or the Acquiror, which will not be unreasonably withheld or delayed, the Target will not, nor will it permit GPRe to:

(i) amalgamate, merge or consolidate with any other Person;

(ii) sell, lease, license or otherwise dispose of any assets or property, other than (A) the assets of the Target other than the Shares or (B) the investment assets of GPRe as permitted pursuant to Section 4.1(d)(ix);

(iii) make or pay any dividend or other distribution payable with respect to any of its shares, other than Permitted GPRe Distributions;

(iv) cause or permit any material damage, destruction or other casualty loss (whether or not covered by insurance) to or affecting the Assets or the business of GPRe;

(v) enter into any new reinsurance agreement either as reinsurer or as retrocessionaire; or

(vi) enter into any agreement or agree or commit to do any of the foregoing; and

(d) except to the extent any such action would not, individually or in the aggregate have a Material Adverse Effect on the Target or GPRe, without the prior written consent of the Parent or the Acquiror, which will not be unreasonably withheld or delayed, the Target will not permit GPRe to:

(i) make any loans, advances or capital contributions to, or investments in, any other entity or person, on behalf of GPRe, if the receivable with respect to such loan would constitute an asset of GPRe;

(ii) enter into any agreement, commitments, contracts, or modifications thereto;

(iii) take any other action which would cause any of the representations and warranties of the Target set forth in Article II not to be true and correct in any material respect as of the date of this Agreement and as of the Closing Date as though made as of such date;

(iv) incur, assume or guarantee any indebtedness;

(v) cancel any debts or waive any claims or rights;

(vi) fail to perform its obligations under Contracts to which Target is a party;

(vii) enter into any modification or amendment of any existing reinsurance agreement either as reinsurer or as retrocessionaire;

(viii) change current accounting methods, principles, practices or its fiscal year or make any material Tax election;

(ix) alter the mix of investment assets of GPRe or the duration or credit quality of such assets; or

(x) enter into any agreement or agree or commit to do any of the foregoing.

Section 4.2 Consents

Subject to the terms and conditions herein provided and Section 4.12, the Acquiror, the Parent and the Target shall use their respective reasonable best efforts to obtain all consents and approvals (including any approval pursuant to the HSR Act) required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the transactions contemplated by this Agreement.

Section 4.3 Reasonable Best Efforts; Further Assurances

Subject to the terms and conditions herein provided, each of the Target, the Parent and the Acquiror shall take all actions reasonably necessary to comply promptly with all applicable laws which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and shall promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such party regarding the consummation of the transactions contemplated by this Agreement. The Target, the Parent and the Acquiror shall take all actions reasonably necessary to obtain (and shall cooperate with each other in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required, respectively, to be obtained or made by the Target, by the Parent or by the Acquiror in connection with the taking of any action contemplated by this Agreement. After the Closing, any out-of-pocket expenses related to the foregoing shall be borne by the party incurring such expenses.

If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties hereto shall take, or cause to be taken, all such necessary action.

None of the Target, the Parent nor the Acquiror shall knowingly take any action, or knowingly fail to take any action, that would reasonably be likely to jeopardize the Reorganization contemplated herein from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.4 Publicity

So long as this Agreement is in effect, neither the Parent, directly or through the Acquiror, nor the Target, directly or through GPRe, shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby or thereby without prior written approval from the other party, except as may be required by law.

Section 4.5 Dissolution

(a) Within twelve (12) months after the Closing Date (“Dissolution Period”), the Target will effect the Dissolution pursuant to which the Target will distribute, in complete liquidation, all remaining shares of

Parent Common Stock received as the Stock Consideration and all other assets that were retained by the Target and not transferred to the Acquiror pursuant to this Agreement to the holders of the Target Common Stock. If deemed necessary, appropriate or desirable by the board of directors of the Target, in its absolute discretion, in furtherance of the Dissolution, as a final liquidating distribution or from time to time during the Dissolution Period, the Target may transfer any remaining post-Closing assets to one or more liquidating trusts for the benefit of its stockholders.

(b) The Target will satisfy all conditions and requirements for its Dissolution during the Dissolution Period.

(c) During the Dissolution Period, the Target will permit the Acquiror and its auditors, during normal business hours with prior notice, to have access to and examine and make copies of all books and records of the Target relating to the Dissolution (including correspondence, memoranda, books of account and the like) that are not subject to attorney-client privilege of the Target.

(d) During the Dissolution Period, the Target shall not sell, transfer or otherwise distribute any of the Stock Consideration, or commit to do any of the foregoing, to any Person other than to the holders of the Target Common Stock as contemplated by the Reorganization; provided, however, the Target may, and otherwise has the authority to, sell any remaining post-Closing assets, including, without limitation, any Stock Consideration, to the extent necessary to pay the Target’s retained liabilities and to pay the holders of Target Common Stock cash in lieu of any fractional shares.

Section 4.6 Sales and Transfer Taxes

All sales and transfer Taxes incurred in connection with the transactions contemplated by this Agreement (other than withholding or other Taxes imposed under Dutch tax law or regulation) will be borne by the Target and the Target will, at its own expense file all necessary Tax Returns and other documentation with respect to all such sales, transfer and recording Taxes, and, if required by law, the Acquiror and/or Parent will join in the execution of any such Tax Returns or other documentation.

Section 4.7 Notices of Certain Events

Each party shall give written notice to the other party upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party set forth within this Agreement.

Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Target threatened against, relating to or involving or otherwise affecting the Target, GPRe, the Assets or the business of GPRe.

Section 4.8 Approval and Consummation of the Transaction

Promptly after the declaration of effectiveness of the registration statement for registration of the Stock Consideration as set forth in Section 4.12 below, the Target shall deliver to its stockholders an information and proxy statement/prospectus which shall contain, among other things, the recommendation of the Target’s board of directors to adopt and approve both (i) the Target’s plan of liquidation and dissolution, and the authority of the Target to act in accordance with the Target’s plan of liquidation and dissolution, and (ii) this Agreement and the transactions contemplated by this Agreement. Except as expressly permitted by Section 4.9(d), the Target’s board of directors (or any committee thereof) shall not (1) withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Acquiror or the Parent, its recommendation that the Target’s stockholders vote in favor of the adoption and approval of the transactions contemplated by this Agreement and the Target’s plan of liquidation and dissolution, (2) recommend or propose to recommend the approval of or adoption of any Acquisition Proposal (as defined in Section 4.9(a) below), (3) adopt or approve or propose to adopt or approve any Acquisition Proposal, (4) cause or permit the Target to enter into any letter of intent, letter of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture, partnership or other agreement (each, an “Acquisition Agreement”) constituting or referring to or which is intended to or is reasonably likely to lead to an Acquisition Proposal, and (5) agree or resolve to take any of the actions prohibited by subclauses (1) through (4) above.

Section 4.9 Exclusivity and Acquisition Proposals.

(a) The Target shall immediately terminate any discussions or negotiations with any Person, other than the Acquiror, relating to any proposal for the acquisition of the Target, GPRe, the sale of the Target’s securities (other than under employee benefit plans), or assets of GPRe (each, an “Acquisition Proposal”). Unless otherwise permitted under this Section 4.9, from and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Target specifically shall not, and the Target shall use all reasonable commercial efforts to cause its directors, officers, employees, stockholders, financial advisors, agents and affiliates not to, directly or indirectly, (i) solicit, conduct discussion with or engage in negotiation with any Person (other than the Acquiror and its affiliates, agents and representatives) relating to an Acquisition Proposal, (ii) provide information concerning the Target or GPRe to, or afford access to the properties, books or records of the Target to, any Person (other than the Acquiror and its affiliates, agents and representatives), or enter into any agreement or understanding with, any Person (other than the Acquiror and its affiliates, agents, and representatives) relating to, constituting or reasonably likely to lead to an Acquisition Proposal, or (iii) approve, endorse or recommend an Acquisition Proposal of any Person (other than that of the Acquiror as set forth in and as consistent with this Agreement); provided, however, that so long as the Target complies with the terms of this Section 4.9,nothing contained in this Section 4.9 shall prohibit the board of directors of the Target from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to an unsolicited tender or exchange offer that constitutes an Acquisition Proposal.

(b) As promptly as practicable after receipt of any Acquisition Proposal or request for nonpublic information or inquiry which the Target reasonably believes would lead to an Acquisition Proposal, as the case may be, the Target shall promptly notify the Acquiror thereof in writing specifying the identity of the Person making such Acquisition Proposal or request for nonpublic information and the specific terms of same.

(c) Notwithstanding anything to the contrary contained in this Section 4.9, in the event that the Target receives an unsolicited, bona fide written Acquisition Proposal from a Person (other than the Acquiror and its affiliates, agents and representatives) that the Target’s board of directors concludes in good faith (following receipt of the advice of outside counsel and an outside financial advisor) is, or is likely to result in, a Superior Proposal (as defined in Section 4.9(e) below), the Target may take any of the following actions if and to the extent the Target’s board of directors concludes in good faith (following receipt of the advice of outside counsel) that such actions are necessary in order to comply with its fiduciary obligations under applicable law:

(i) furnish information concerning the Target or the business and assets of the Target or GPRe, and afford access to the properties, books or records of the Target and GPRe to the Person making such Acquisition Proposal; provided, however, that (i) concurrently with such action the Target must give the Acquiror written notice of its (the Target’s) intention to take such action, (ii) the Target must receive from the Person making such Acquisition Proposal an executed confidentiality or nondisclosure agreement containing customary limitations on the use and disclosure of all information, written and oral, received from the Target under this Section 4.9(c) and (iii) contemporaneously with furnishing said information to the Person making the Acquisition Proposal, the Target must also provide the Acquiror with such information to the extent such information has not been previously so provided to the Acquiror; and

(ii) engage in negotiations with such Person with respect to the Acquisition Proposal; provided, however, that prior to entering into negotiations with such Person, the Target gives the Acquiror written notice of the Target’s intention to enter into negotiations with such Person.

(d) In response to the receipt of a Superior Proposal, the Target’s board of directors may withhold, withdraw, amend or modify its approval and, if previously made to the Target’s stockholders, its recommendation in favor of this Agreement (each, a “Target Adverse Recommendation Change”) and the transactions contemplated by this Agreement, but only if the following conditions (A) through (F) inclusive are met: (A) the Superior Proposal has not been withdrawn, (B) the Target’s stockholders have not yet voted with respect to or otherwise not yet consented to the approval of the Target’s plan of liquidation and dissolution, this Agreement and the transactions contemplated by this Agreement, (C) the Target has not less than three (3) Business Days prior to taking such action (i) provided the Acquiror with written notice which expressly verifies the Target’s receipt of a Superior Proposal, explains the material terms of such Superior Proposal, discloses the identity of the Person making such Superior Proposal, and states that the Target’s board of directors is vacating its previous approval of this Agreement and the sale of the Assets hereunder, and (ii) provided the Acquiror with a copy of all written materials delivered to the Person making said Superior Proposal, (D) the Target has not breached in any material respect any of the provisions of this Agreement, (E) the Target’s board of directors has determined in good faith (after consultation with the Target’s outside counsel) that such course of action is necessary for compliance with the directors’ fiduciary duties under applicable law, and (F) the Target has negotiated, and its board of directors has determined to enter into, an Acquisition Agreement relating to such Superior Proposal.

If the Target elects to make a Target Adverse Recommendation Change, then the Target shall pay to the Acquiror the fee required to be paid to the Acquiror pursuant to Section 6.2(b) and the Target shall concurrently terminate this Agreement pursuant to Section 6.1(f).

(e) For purposes of this Section 4.9, “Superior Proposal” means any Acquisition Proposal which the Target’s board of directors (i) determines in good faith is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects thereof, including, but not limited to, the Person making such Acquisition Proposal, and (ii) believes in good faith (after consultation with the Target’s outside counsel and an outside financial advisor) is more favorable to the Target’s stockholders from a financial point of view than the transactions contemplated under this Agreement.

Section 4.10 Cooperation

Subject to the approval by the Target’s stockholders of the Target’s plan of liquidation and dissolution, the Target shall (i) use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) execute and deliver, or cause to be executed and delivered, such additional or further bills of sale, endorsements, assignments, consents and other instruments as the Acquiror or the Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to put the Acquiror in possession of the Assets acquired under this Agreement. To such end, at any time, and from time to time, after the Closing, the Target shall, promptly upon request by the Acquiror, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Acquiror may reasonably request in order more effectively to transfer, convey and assign to the Acquiror, or to confirm the Acquiror’s title to, the Assets, and/or to put the Acquiror in possession and control thereof. All such documents shall be in form reasonably satisfactory to the Acquiror. After the Closing, any out-of-pocket expenses related to the foregoing shall be borne by the party incurring such expense.

Section 4.11 Access to Information

During the period commencing on the date of this Agreement and continuing through the Closing Date, upon reasonable prior notice from the Acquiror to the Target, the Acquiror shall be permitted to make a full and complete investigation of the assets, business, and books and records of GPRe. For such purpose, the Target shall (i) afford to the Acquiror and its representatives, during normal business hours, full and complete access to Target’s personnel, professional advisors, properties, contracts, books and records and other documents and data, (ii) furnish the Acquiror and its representatives with copies of all such contracts, books and records, and other existing documents and data as the Acquiror may reasonably request, and (iii) furnish the Acquiror and its representatives with such additional financial documentation (including Tax Returns and supporting documentation), audit work papers, if any, operating and other data and financial information as the Acquiror may reasonably request, in each case relating to GPRe. No information or knowledge obtained in any investigation pursuant to this Section 4.11 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

Section 4.12 F-4 Registration Statement

Within sixty (60) days after execution of this Agreement or as promptly thereafter as reasonably practicable, the Parent shall prepare and file with the SEC a registration statement on Form F-4 and/or any other documents required by the Securities Act or the Exchange Act in connection with the transaction contemplated by this Agreement, specifically the registration of the maximum number of shares of Parent Common Stock that comprise the Stock Consideration pursuant to this Agreement. The Acquiror and the Parent shall use their commercially reasonably efforts to cause the F-4 registration statement to become effective under the Securities Act as promptly as reasonably practicable after such filing (giving due regard to any comments from the SEC pertaining to such filing). The Parent and the Acquiror shall also take all action required to be taken under any applicable state securities or “blue sky” laws in connection with the Stock Consideration. The Target shall provide the Parent and its counsel for inclusion in the F-4 registration statement, in form and substance reasonably satisfactory to the Parent and its counsel, such information concerning the Target, GPRe or the Target’s or GPRe’s business as the Parent may reasonably request, including the financial statements of the Target and GPRe identified in Section 2.5 above as well as the required SEC opinion of its tax counsel regarding the disclosure in the registration /proxy statement required by the SEC regarding the material U.S. federal income tax consequences of the Reorganization. Each of the Parent, the Acquiror and the Target shall use its respective commercially reasonable efforts to respond to any comments that the SEC may forward regarding the F-4 registration statement and to have the F-4 registration statement declared effective under the Securities Act, as promptly as practicable after the filing of same. The Parent will notify the Target promptly of the receipt of any comments from the SEC or its staff for amendments or supplements to the F-4 registration statement or for additional information, and the Target shall supply the Parent with all information relating to the Target or GPRe that the Parent or its counsel deem necessary to appropriately respond to the SEC or to prepare an amendment or supplement to the F-4 registration statement for filing.

Section 4.13 GPRe Name

The Target hereby agrees to relinquish any and all rights and claims to use the name “Global Preferred Re Limited” as of the Effective Time and agrees to transfer any and all such rights and claims as of the Effective Time to the Acquiror and/or the Parent, as the Acquiror may direct reasonably prior to the Closing Date. The Target shall retain any and all rights and claims to use the name “Global Preferred Holdings.”

Section 4.14 Regulatory Filings

As soon as may be reasonably practicable, the Target and the Parent each shall file any reports, documents, filings or other data required to be filed pursuant to the HSR Act or the Insurance Act relating to the transactions contemplated herein. The Target and the Parent each shall as promptly as reasonably practicable (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the HSR Act, the Insurance Act or by the Bermuda Monetary Authority and which the parties may reasonably deem appropriate; provided, however, that the Parent shall not be required to agree to any divestiture by the Parent or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of the Parent or its subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

Section 4.15 Tax Provisions

Each of the Parent and the Acquiror covenants and agrees that:

(a) The fair market value of the Stock Consideration received by each Target shareholder will be approximately equal to the fair market value of the Assets surrendered in the exchange pursuant to, and in connection with, the Reorganization. No holder of the Target Common Stock will receive in exchange for Target Common Stock, directly or indirectly, any consideration from Acquiror other than the Parent Common Stock (except in the case of cash in lieu of fractional shares).

(b) Both immediately before and immediately after the Closing, the Parent shall control the Acquiror within the meaning of Section 368(c) of the Code. At those times, the Acquiror shall not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any Person could acquire stock in the Acquiror that, if exercised or converted, would affect the Parent’s control of the Acquiror within the meaning of Section 368(c) of the Code.

(c) The Parent and the Acquiror shall pay their expenses incurred in connection with the Reorganization and this Agreement, and not those of the Target (or any other shareholder, officer, director or other Person affiliated with the Target).

(d) Following the Closing, the Acquiror (or a member of the Acquiror’s qualified group as defined in Treasury Regulation Section 1.368-1(d)(4)) intends to continue the Target’s historical business (such business carried on indirectly through GPRe) or to use a significant portion of the Assets in a business (and for purposes of this particular representation, treating the business assets of GPRe as Assets). There is no plan or intention for the Parent, Acquiror or any Person related (as defined in Treasury Regulations Section 1.368-1(e)(3)) to the Parent, to acquire any of the Stock Consideration from a stockholder of Target through any transaction, agreement or arrangement with any other Person, except for cash distributed to Target’s shareholders in lieu of fractional shares of Parent Common Stock.

(e) Neither the Parent nor the Acquiror has a plan or intention to sell or otherwise dispose of any of the Assets, except in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or in Treasury Regulation Section 1.368-2(k). GPRe may be liquidated in a transaction separate from the transactions contemplated by this Agreement. Such liquidation would not be completed by any binding commitment existing at Closing, nor would any part of this Agreement be meaningless if the liquidation did not occur.

(f) There is no inter-corporate indebtedness existing between the Target and either the Parent or the Acquiror that was issued, acquired or will be settled at a discount.

(g) Neither the Parent nor the Acquiror shall assume any liabilities, obligations or commitments of the Target of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown) in connection with the Reorganization.

(h) Following the transaction, the Acquiror shall not issue additional shares of its securities that would result in the Parent losing control of the Acquiror within the meaning of Section 368(c) of the Code.

(i) The Acquiror and Target shall pay fees related to filings under the HSR Act in accordance with Section 7.11. Such fees shall be solely and directly related to the transfer of Assets as that term is used in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(j) The payment of cash in lieu of fractional shares of Parent Common Stock shall be solely for the purpose of avoiding the expense and inconvenience to the Parent of issuing fractional shares. The payment shall not give any Person an increased interest in the assets or earnings and profits of the Parent or the Acquiror, and shall not represent separately bargained-for consideration. The total cash consideration that shall be paid to the Target shareholders in lieu of fractional shares shall not exceed one percent (1%) of the total consideration that will be issued by Parent to the Target shareholders in the transaction. The fractional share interests of each Target shareholder shall be aggregated, and no Target shareholder shall receive cash in lieu of fractional shares in an amount equal to or greater than the value of one (1) full share of Parent Common Stock.

(k) Unless otherwise required by law, the Parent and the Acquiror shall not take any position on their tax returns inconsistent with treatment of the transfer of the Assets hereunder as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. The Acquiror shall comply with the recordkeeping and filing requirements of Treasury Regulation Section 1.368-3.

(l) The Parent shall not have owned, directly or indirectly, stock of the Target during the five-year period ending on the Closing Date.

(m) Neither the Parent nor the Acquiror is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

The Target covenants and agrees that:

(n) The fair market value of the Stock Consideration to be received by each Target shareholder, together with the fair market value of all assets retained by Target and distributed to the Target shareholders upon dissolution of Target pursuant to this Agreement, will be approximately equal to the fair market value of the Target Common Stock surrendered by the Target shareholders pursuant to, and in connection with, the Reorganization. No holder of the Target Common Stock will receive in exchange for Target Common Stock, directly or indirectly, any consideration from Acquiror other than Parent Common Stock (except in the case of cash in lieu of fractional shares.)

(o) The Target shall not have acquired any of its stock during the five (5) year period ending on the date hereof.

(p) The Assets shall constitute at least ninety percent (90%) of the fair market value of the Target’s net assets and at least seventy percent (70%) of the fair market value of the Target’s gross assets held by Target immediately prior to the Closing Date. For this purpose, amounts used by the Target to pay reorganization expenses, amounts paid by Target to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by the Target during the period from the date hereof until the Closing Date shall be included as the Target’s assets held immediately prior to the Closing Date.

(q) No share of stock of the Target or of GPRe shall be subject to any Code provision that would recapture or otherwise recharacterize any gain or loss on its disposition (for example, sections 1017(d) (relating to recapture of basis reductions to account for certain cancellation of debt income), 1092 (relating to straddles), or 1258 (relating to conversion transactions)).

(r) The Target shall dissolve as expeditiously as possible after the Closing Date, and, in all cases, within the twelve (12) month period described in Section 4.5(a) and, except as provided in Section 4.5(d), Target will distribute to its shareholders the Parent Common Stock it received in the Reorganization.

(s) Unless otherwise required by law, the Target shall not take any position on its tax return inconsistent with treatment of the transfer of the Assets hereunder as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. The Target shall comply with the recordkeeping and filing requirements of Treasury Regulation Section 1.368-3.

(t) The Target and its shareholders shall pay their expenses incurred in connection with the Reorganization and this Agreement.

(u) There is no inter-corporate indebtedness existing between the Target and either the Parent or the Acquiror that was issued, acquired or will be settled at a discount.

(v) Neither the Parent nor the Acquiror shall assume any liabilities, obligations or commitments of the Target of any nature whatsoever (whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown) in connection with the Reorganization.

(w) On the Closing Date, the Target shall be solvent, and not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Section 4.16 Standstill

From the date hereof until the Closing Date, neither the Parent nor any affiliates of the Parent, acting on its behalf or in concert with it, will directly or indirectly (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, a majority of any class of any securities of the Target, or (b) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of, a majority of any class of any securities of the Target.

Section 4.17 Grant of Target Options

During the period from the date hereof through the Closing Date or earlier termination of this Agreement, Target will, prior to granting new options to purchase shares of Target, obtain the unanimous approval of Target’s board of directors.

Section 4.18 Sale of Non-WRL Assets of GPRe

Notwithstanding the provisions of Sections 4.1 and 4.9 above, during the period from the date hereof through the Closing Date, Target may solicit and negotiate one or more transactions for the sale of Non-WRL Assets owned by GPRe. Prior to entering into a binding agreement to sell any such assets of GPRe, Target shall obtain the written consent of Acquiror, which consent shall not be unreasonably withheld or delayed. In the event that Target or GPRe shall dispose of any such assets, then the aggregate amount, if any, by which the consideration received by GPRe prior to the Closing Date for the sale of each such asset owned by GPRe, net of taxes owed on such consideration, exceeds the Baseline Amount for such asset set forth in Section 4.18 of the Target Disclosure Schedule hereto shall be referred to herein as the “Excess Non-WRL Consideration.”

Section 4.19 Stock Consideration

The parties acknowledge that the Parent (A) intends to purchase from third parties all the Parent Common Stock comprising the Stock Consideration after the date hereof and prior to the Closing Date and (B) shall not be obligated to use any shares of Parent Common Stock in its treasury or authorized and unissued as of the date hereof towards the satisfaction of its obligation to deliver the Stock Consideration. Because the obligations of the parties remain subject to the satisfaction of the conditions set forth in Article V, including receipt of Target Stockholder Approval, the parties acknowledge that the Parent intends to repurchase some or all of the shares of the Parent Common Stock comprising the Stock Consideration during the period after the Target Stockholder Meeting and before the Closing Date. Assuming that Target Stockholder Approval is obtained at the Target Stockholder Meeting, the Parent shall use its best efforts to complete its purchase of shares of Parent Common Stock comprising the entire Stock Consideration during the first seven (7) Business Days that are not Blackout Days following the date of the Target’s Stockholders Meeting. Each day commencing on January 3, 2005 through March 3, 2005 and on April 20, 2005 through May 11, 2005 and on each day the Parent is prohibited from acquiring the Parent Common Stock either by law or stock exchange requirement or in order to comply with its internal trading policies shall be a “Blackout Day.”

ARTICLE V

CONDITIONS

Section 5.1 Conditions to the Obligations of Each Party

The respective obligations of each party to effect the transactions contemplated by Article I shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a) the Reorganization shall have been approved by the Target’s stockholders as required by the Delaware General Corporation Law and the Target’s certificate of incorporation and bylaws;

(b) no litigation, claim or investigation shall have been initiated or threatened by any Governmental Entity or shall have been initiated by any Person nor shall any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity which in each case could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated herein;

(c) all licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of any Governmental Entity and any other Person to any contracts with the Target and/or GPRe necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, including specifically the approval of the Bermuda Monetary Authority for the transfer of the Shares to the Acquiror;

(d) early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable;

(e) the registration statement on Form F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement on Form F-4 shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC;

(f) tax counsel to the Target shall have delivered to the Target an opinion that the transactions contemplated by this Agreement qualify as a reorganization of the Target under Section 368(a)(1)(C) of the Code; and

(g) KPMG LLP, tax advisor to the Parent shall have delivered to the Acquiror and the Parent (or an affiliate thereof) an opinion that the transactions contemplated by this Agreement qualify as a reorganization of the Target under Section 368(a)(1)(C) of the Code.

Section 5.2 Additional Conditions to the Obligations of the Target

The obligation of the Target to effect the transactions contemplated by Article I is also subject to each of the following conditions:

(a) the Acquiror and the Parent shall in all material respects have performed each obligation to be performed by each of them hereunder on or prior to the Closing Date;

(b) the representations and warranties of the Acquiror and the Parent set forth in this Agreement which are qualified by materiality or Material Adverse Effect shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date;

(c) the representations and warranties of the Acquiror and the Parent set forth in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(d) from the date hereof through the Closing Date, there shall not have occurred any Material Adverse Effect on either the Acquiror or the Parent, nor shall any event, fact or circumstance have occurred during such time that could reasonably be likely to result in a Material Adverse Effect on either the Acquiror or the Parent;

(e) the Acquiror and the Parent shall have delivered or caused to be delivered to the Target the documents required under Section 1.5 of the Agreement; and

(f) the Acquiror and the Parent shall have delivered such certificates as are reasonably requested by the Target certifying the satisfaction of the foregoing conditions.

Section 5.3 Additional Conditions to the Obligations of Parent and the Acquiror

The obligation of the Parent and the Acquiror to effect the transactions contemplated by Article I are also subject to each of the following conditions:

(a) the Target shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date;

(b) the representations and warranties of the Target set forth in this Agreement which are qualified by materiality or Material Adverse Effect shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(c) the representations and warranties of the Target set forth in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(d) the Target shall have delivered such certificates as are reasonably requested by the Parent certifying the satisfaction of the foregoing conditions;

(e) prior to the Closing Date, the Target shall have obtained the Target Stockholder Approval;

(f) the Parent and the Acquiror shall have received all consents, authorizations or approvals referred to in Section 3.3 hereof, in each case in form and substance reasonably satisfactory to the Parent and the Acquiror, and no such consent, authorization or approval shall have been revoked;

(g) the Target has delivered or caused to be delivered to the Parent and the Acquiror the documents required under Section 1.4 of the Agreement;

(h) from the date of the GPRe Financial Statements through the Closing Date, there shall not have occurred any Material Adverse Effect on either the Target or GPRe, nor shall any event, fact or circumstance have occurred during such time that could reasonably be likely to result in a Material Adverse Effect on either the Target or GPRe;

(i) the Parent shall have purchased after the date hereof Parent Common Stock comprising the Stock Consideration in accordance with Section 4.19; and

(j) the Executive Board of the Parent and the board of directors of the Acquiror shall have authorized and/or ratified the Parent’s and the Acquiror’s execution and delivery of this Agreement and not have withdrawn such approval or ratification.

ARTICLE VI

TERMINATION AND AMENDMENT

Section 6.1 Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of the Parent, the Acquiror and the Target;

(b) by either the Target or the Parent and/or the Acquiror, if:

(i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action could reasonably be expected to result in a material delay in the Closing or a material reduction in the benefits expected by any of the parties from the transactions contemplated hereby; or

(ii) any Person brings a claim or action before any Governmental Entity seeking to restrain, enjoin or otherwise prohibit any of the transactions contemplated by this Agreement; or

(c) by the Target if:

(i) the Parent and/or the Acquiror shall have breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which would cause a failure of a condition set forth in Article V, and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Target to the Parent and/or the Acquiror of such breach; or

(ii) prior to the Effective Time, either the Parent’s Executive Board and/or the Acquiror’s board of directors shall have withdrawn, modified or changed in a manner adverse to the Target its approval of this Agreement or the transactions contemplated thereby; or

(iii) Parent shall not have filed the F-4 registration statement referenced in Section 4.12 with the SEC by the date sixty (60) days following the date of this Agreement, unless the delay is caused by the unreasonable delay of the Target; or

(iv) the Closing is not consummated on or before August 1, 2005 (or such later date as shall have been approved by the Target, the Parent and the Acquiror), unless the failure of such occurrence shall be due to the failure of the Target or GPRe to perform or observe the covenants and agreements hereof to be performed or observed by the Target or GPRe at or before Closing;

(v) the Share Price is greater than eur. 12.108.

(d) by either the Target or the Parent and/or the Acquiror if the Target Stockholder Approval is not obtained at the Target’s Stockholder Meeting;

(e) by the Parent and/or the Acquiror if:

(i) prior to the Effective Time, the Target’s board of directors shall have withdrawn, modified or changed in a manner adverse to the Parent and/or the Acquiror its approval or recommendation of this Agreement pursuant to Section 4.9 or if the Acquiror receives a notice pursuant to Section 4.9(d)(C); or

(ii) the Target breaches any of its obligations under Section 4.9; or

(iii) prior to the Effective Time, the Target shall have breached in any material respect any representation, warranty or covenant contained in this Agreement, which would cause a failure of a condition set forth in Article V, and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Parent and/or the Acquiror to the Target of such breach;

(iv) the Closing is not consummated on or before August 1, 2005 (or such later date as shall have been approved by the Parent, the Target and the Acquiror), unless the failure of such occurrence shall be due to the failure of the Parent to perform or observe the covenants and agreements hereof to be performed or observed by the Parent at or before Closing; or

(v) the Share Price is less than eur. 8.072.

(f) by the Target in accordance with the terms and conditions of Section 4.9(d).

Section 6.2 Effect of Termination

(a) In the event of the termination of this Agreement under Section 6.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except with respect to this Section 6.2, which shall survive termination of this Agreement indefinitely.

(b) If this Agreement is terminated by the Target pursuant to Section 6.1(c)(ii) or 6.1(c)(iv) above, or by any of the Target, the Parent or the Acquiror pursuant to Section 6.1(d) above or by either the Parent or the Acquiror pursuant to Section 6.1(e)(i), 6.1(e)(ii) or 6.1(e)(iv) above, then:

(A) in the case of termination pursuant to Section 6.1(c)(ii), the Parent and/or the Acquirer shall, within two (2) Business Days following such termination, pay in cash to the Target as a termination fee a lump sum of $2,000,000; or

(B) in the case of termination pursuant to Section 6.1(d), (i) the Target shall, within two (2) Business Days following such termination, pay in cash to the Acquiror as a termination fee a lump sum of $1,000,000, and (ii) if within twelve (12) months after the date of termination of this Agreement, the Target enters into an Acquisition Agreement with any Person with respect to an Acquisition Proposal or any Acquisition Proposal with respect to the Target is consummated, then the Target shall pay to the Acquiror, not later than two (2) Business Days after the earlier of the date such agreement is entered into or such Acquisition Proposal is consummated, an additional lump sum amount in cash equal to $500,000;

(C) in the case of termination pursuant to Section 6.1(e)(i) or Section 6.1(e)(ii), the Target shall, within two (2) Business Days following such termination, pay in cash to the Acquiror as a termination fee a lump sum of $2,000,000; or

(D) in the case of termination pursuant to Sections 6.1(c)(iv) or 6.1(e)(iv), if at the time of such termination any of the conditions to Closing in Sections 5.3(f), (i) or (j) have not been satisfied, then the Parent and/or the Acquiror shall, within two (2) Business Days following such termination, pay in cash to the Target as a termination fee a lump sum of $1,000,000. Notwithstanding the above provision, if at the time of such termination, all conditions to Closing, other than the conditions in Section 5.3(f), have been satisfied and Parent and/or the Acquiror have exercised their good faith, commercially reasonable best efforts to satisfy the conditions of Section 5.3(f), then the termination fee in the preceding sentence shall be reduced to $200,000.

(c) The parties acknowledge and agree that the agreements contained in Section 6.2(b) are an integral part of the transactions contemplated by this Agreement.

Section 6.3 Waiver and Amendment

Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective boards of directors (or authorized representative) of the Parent, the Acquiror or the Target. No such amendment shall reduce the amount or change the form of the consideration to be delivered to the Target as contemplated by this Agreement or otherwise materially adversely affect the interests of the Target unless such amendment is approved by the Target’s board of directors. No amendment to this Agreement shall be effective unless it has been executed by the Target, the Parent and the Acquiror.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival of Representations, Warranties, Covenants and Agreements

The representations, warranties, covenants and agreements of the Target, the Parent and the Acquiror contained in this Agreement, or in any instrument, certificate or other agreement delivered pursuant to this Agreement, shall survive the Closing until the filing by Target of a Certificate of Dissolution with the State of Delaware, but in no event beyond the date ninety (90) days prior to the end of the Dissolution Period.

Section 7.2 Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Target:

Global Preferred Holdings, Inc.

6455 East Johns Creek Crossing

Suite 402

Duluth, Georgia 30097

Attention: Ed McKernan

Telecopy No.: (770) 248-3323

With a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road

Atlanta, Georgia 30326

Attn: Ward S. Bondurant, Esq.

Telecopy No.: (404) 365-9532

If to Parent:

(via mail):

AEGON N.V.

P.O. Box 202

2501 CE The Hague

The Netherlands

Attention: Mr. Don Shepard

Telecopy No.: (31-70) 347-7929

(via hand delivery):

AEGON N.V.

AEGONplein 50

2591 TV The Hague

The Netherlands

Attention: Mr. Don Shepard

Telecopy No.: (31-70) 347-7929

With a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Peter Harwich

Telecopy No.: (212) 610-6399

and to:

GPRe Acquisition Corp.

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499

Attention: Mr. Craig D. Vermie

Telecopy No.: (319) 369-2218

If to the Acquiror:

GPRe Acquisition Corp.

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499

Attention: Mr. Craig D. Vermie

Telecopy No.: (319) 369-2218

With a copy to:

GPRe Acquisition Corp.

11315 Johns Creek Parkway

Duluth, GA. 30097-1517

Attention: Scott Ham

Telecopy No.: (678) 966-6295

Section 7.3 Descriptive Headings; Interpretation

The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. The words “to the knowledge of the Target” or “to the Target’s knowledge” and any words of similar import shall mean that any one of the persons listed on Exhibit A has actual knowledge of the matter. The words “to the knowledge of Parent” or “to Parent’s knowledge” and any words of similar import shall mean that any one of the persons listed on Exhibit B has actual knowledge of the matter.

Section 7.4 Counterparts

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

Section 7.5 Entire Agreement

This Agreement contains the entire agreement between Parent, the Acquiror and the Target with respect to the transactions contemplated by this Agreement, and supersedes all prior arrangements or understandings with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.6 GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF ANOTHER JURISDICTION'S LAW TO APPLY).

Section 7.7 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 7.8 Enforcement of Agreement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.9 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 7.10 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

EACH PARTY IRREVOCABLY CONSENTS TO AND AGREES THAT ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING BY OR AGAINST IT WITH RESPECT TO ITS RIGHTS, OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT.

Section 7.11 Fees and Expenses

All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, however, that any fees incurred by any of the Target, the Parent or the Acquiror in connection with any filings required by the HSR Act shall be borne equally by the Target and the Acquiror.

ARTICLE VIII

DEFINITIONS

Section 8.1 Definitions

For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Agreement” or “this Agreement” means this Agreement and Plan of Reorganization, together with the Exhibits and Schedules hereof and the Target Disclosure Schedule.

“Assets” have the meaning set forth in the preamble hereof.

“Acquiror” has the meaning set forth in the preamble hereof.

“Business Day” means a day that is not (i) a Saturday or Sunday or (ii) a day on which commercial banks in the State of Delaware are required by law to be closed, or (iii) a day on which the New York Stock Exchange is closed, or (iv) a day on which the Amsterdam Stock Exchange is closed, or (v) a day on which commercial banks in Amsterdam are required by law to be closed.

“Cash Amount” means fifty seven million dollars US$ 57,000,000, which amount shall not be reduced by any Permitted GPRe Distributions.

“Closing” means the closing referred to in Section 1.3 hereof.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in the preamble hereof.

“Contracts” has the meaning set forth in Section 2.11.

“Converted Cash Amount” means the value, in euros, which the Cash Amount would convert into at the US Dollar-to-Euro exchange rate shown in the “Key Currency Cross Rates” table published in The Wall Street Journal on the 6th Business Day prior to the first trading day used in the determination of the Share Price hereunder.

“Dissolution” means the dissolution and liquidation of the Target, in accordance with Delaware law, subsequent to the consummation of the sale of the Assets contemplated by this Agreement.

“Dissolution Period” has the meaning set forth in Section 4.5(a) hereof.

“Effective Time” means the close of business on the Closing Date, at which time the Closing and all transactions contemplated thereby shall be deemed to have occurred simultaneously; provided that the Closing has actually occurred.

“Environmental Law” means any applicable law, permit, consent, directive or judgment of a Governmental Entity relating to human health and safety, hazardous substances, or the environment (including ambient air, surface water, groundwater, land surface or surface strata, natural resources and man-made structures).

“Excess Non-WRL Consideration” has the meaning set forth in Section 4.18 hereof.

“Files and Records” means all files, plans, surveys and documents, whether in hard copy, electronic or magnetic format, of the Target relating to the Assets.

“Financial Statements” has the meaning set forth in Section 1.4(e) hereof.

“Governmental Entity” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government, including the Bermuda Monetary Authority and any autonomous or semi-autonomous regulatory body.

“GPRe” has the meaning set forth in the preamble hereof.

“Intellectual Property” has the meaning set forth in Section 2.16 hereof.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the financial condition, business or annual or quarterly earnings capacity of the Person, on a consolidated basis, except to the extent that such adverse effect results from changes affecting the reinsurance industry generally, or (b) the ability of the Person to consummate the transactions contemplated by this Agreement.

“Non-WRL Assets” means those Contracts for reinsurance entered into by GPRe with Persons other than Western Reserve Life Assurance Company of Ohio, including the business derived therefrom.

“Parent” has the meaning set forth in the preamble hereof.

“Parent Common Stock” means AEGON N.V. common shares of New York registry, par value eur. 0.12 per share.

“Parent Dutch Shares” means AEGON N.V. common shares, par value eur. 0.12 per share.

“Parent Reports” has the meaning set forth in the second sentence of Section 3.8 hereof.

“Permitted GPRe Distributions” means one or more dividends or distributions paid by GPRe to Target between the date of this Agreement and the Effective Time, not to exceed in the aggregate an amount equal to the sum of (i) the Cash Amount multiplied by the product of multiplying 0.000112 by the number of calendar days between December 31, 2004 and the Effective Time, inclusive and (ii) the Excess Non-WRL Consideration.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

“Reorganization” means the reorganization of the Target under Section 368(a)(1)(C) of the Code contemplated by the terms of this Agreement which includes the transfer of substantially all of the assets of the Target to the Acquiror in exchange for the Stock Consideration, followed by the distribution in liquidation by the Target of the Stock Consideration received from Parent plus any other assets retained by the Target to the holders of the Target Common Stock.

“Shares” has the meaning set forth in the preamble hereof.

“Share Price” means the average of the closing prices of the Parent Dutch Shares quoted on Euronext Amsterdam as reported in The Euronext Amsterdam Daily Official List (Officiële Prijscourant van Euronext Amsterdam N.V.) on each of the last 20 trading days ending on the day which is the last Business Day prior to the Target’s Stockholder Meeting, whether or not trades occurred on those days, rounded to four decimals. If the Parent declares (i) a dividend or distribution on Parent Dutch Shares or (ii) any subdivision, reverse stock split or comparable reclassification of Parent Dutch Shares, and the ex-dividend date (in the case of a dividend or distribution) or the record date (in the case of a subdivision, reverse stock split or comparable reclassification) occurs after the commencement of the measurement period for the Share Price, but prior to the Closing Date, then, in each such case, the Share Price shall be reduced to provide to Target additional Stock Consideration equal in value to the value of the dividend distribution or other property that Target would have received had the Closing Date occurred prior to such ex-dividend or record date, as the case may be. Each such adjustment shall be prorated by multiplying the adjustment by a fraction where the number of trading days used in the calculation of the Share Price that occurred during the period prior to the ex-dividend date or record date applicable to such adjustment is the numerator and 20 is the denominator.

“Stock Consideration” is the number of shares of Parent Common Stock, equal to the Converted Cash Amount divided by the Share Price. Only whole shares of Parent Common Stock shall be issued as Stock Consideration; any fractional share shall be rounded up to a whole share.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least a majority of the value of the outstanding equity is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Target” has the meaning set forth in the preamble hereof.

“Target Common Stock” means the common stock of the Target, par value $0.001 per share.

“Target Disclosure Schedule” has the meaning set forth in the first sentence of Article II hereof.

“Target Stockholder Approval” has the meaning set forth in the first sentence of Section 2.2 hereof.

“Target’s Stockholder Meeting” means the special meeting of the holders of the Target Common Stock required by the Delaware General Corporation Law to be held in accordance with Section 271 of the Delaware General Corporation Law as well as the Target’s bylaws and certificate of incorporation to consider adopting a resolution authorizing this Agreement and the transactions contemplated hereby.

“Taxes” (including, with correlative meaning, “Tax”) means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security, use, capital or other taxes, including any interest, penalties or additions attributable thereto, and “Tax Return” means any return, report, information return or other document (including any related or supporting information), or amendment thereto, with respect to Taxes or the refiling of any such Tax Return previously filed.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

AEGON N.V.

By:	/s/ DONALD SHEPARD
Name:	Donald Shepard
Title:	Chairman of the Executive Board

GPRE ACQUISITION CORP.

By:	/s/ JEROME C. VAHL
Name:	Jerome C. Vahl
Title:	President

GLOBAL PREFERRED HOLDINGS, INC.

By:	/s/ EDWARD MCKERNAN
Name:	Edward McKernan
Title:	President and Chief Executive Officer

ANNEX B-1

CERTIFICATE OF DISSOLUTION

OF

GLOBAL PREFERRED HOLDINGS, INC.

Global Preferred Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

FIRST: The name of the Corporation is Global Preferred Holdings, Inc.

SECOND: The dissolution was authorized by the Board of Directors of the Corporation on December 30, 2004. The dissolution was authorized by the stockholders of the Corporation on [                 ], 2005.

THIRD: That the dissolution of the Corporation was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 275(a) and (b) of the General Corporation Law of the State of Delaware.

FOURTH: That the names and addresses of the directors of the Corporation are as follows:

Name	Address

Joseph F. Barone	583 Laramie Lane MahWah, NJ 07430

Edward McKernan	6455 East Johns Crossing, Suite 402 Duluth, Georgia 30097

Thomas W. Montgomery	3975 Johns Creek Court, Suite 100 Suwanne, Georgia 30024

Milan M. Radonich	100 Nyala Farms Rd., Building 100 Westport, CT 06880

C. Simon Scupham	44 Church Street Hamilton, Bermuda HM 12

FIFTH: That the names and addresses of the officers of the Corporation are as follows:

Name and Address	Office

Edward McKernan 6455 East Johns Crossing Suite 402 Duluth, Georgia 30097	Chief Executive Officer and President

Bradley Barks 6455 East Johns Crossing Suite 402 Duluth, Georgia 30097	Chief Financial Officer and Senior Vice President of Finance

Caryl Shepherd 6455 East Johns Crossing Suite 402 Duluth, Georgia 30097	Vice President, Chief Accounting Officer and Controller

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its authorized officer, this      day of             , 2005.

GLOBAL PREFERRED HOLDINGS, INC.

By:
Name: Edward F. McKernan Title: Chief Executive Officer

B-1-2

ANNEX B-2

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

GLOBAL PREFERRED HOLDINGS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Global Preferred Holdings, Inc., a Delaware corporation (the “Company”), in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.        The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and has presented the Plan to the Company’s stockholders (the “Stockholders”) to take action on the Plan. If the holders of a majority in voting power of the outstanding common stock (the “Common Stock”) approve the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the “Adoption Date”). No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

2.        Following the Adoption Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the General Corporation Law (the “Liquidation Date”). On the Liquidation Date, the Company shall, as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities. The Board of Directors is not required to make any distribution to the Company’s Stockholders, if at all, until after the Liquidation Date.

3.        After the Liquidation Date, the Company shall not engage in any business activities except to facilitate the Company’s ability to preserve the values of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan.

4.        From and after the Liquidation Date, the Company shall complete the following corporate actions:

(a)      The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

(b)      The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

(c)      The Company shall distribute pro rata to the Stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

(d)      Notwithstanding the foregoing, the Company may, if and when determined by the Board of Directors or the Trustees, at any time after the Adoption Date (including at any time prior to the Liquidation Date), either (i) distribute the shares of common stock of AEGON, N.V. (the “Aegon Stock”) owned by the Company to the Stockholders pro rata as a dividend, or (ii) sell the shares of Aegon Stock owned by the Company and use the proceeds to repay existing indebtedness of the Company.

5.        The distributions to the Stockholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest date (the “Final Record Date”) to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.        If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.        If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. If assets are transferred to the Trust, each Stockholder on the Final Record Date shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so

B-2-2

transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section 7 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

8.        Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to [                                 , 200    ] (the “Final Distribution Date”), then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9.        Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.      In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.      In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

12.      The Company shall indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Trust will similarly be authorized to indemnify the Trustees and any employees, agents or representatives of the Trust for actions taken in connection with the operations of the Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13.      Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the Delaware General Corporation Law.

B-2-3

14.      The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

B-2-4

ANNEX C

COCHRAN, CARONIA & CO.

December 30, 2004

Board of Directors

Global Preferred Holdings, Inc.

6455 East Johns Crossing

Suite 402

Duluth, GA 30097-1567

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (collectively the “Stockholders”) of Global Preferred Holdings, Inc. (the “Company”) of the Consideration (as defined below) specified in the Agreement and Plan of Reorganization dated as of December 30, 2004 (the “Purchase Agreement”) by and among AEGON N.V. (“AEGON”). GPRe Acquisition Corp. (“Acquisition Sub”), a Delaware Corporation that is a wholly-owned subsidiary of AEGON, and the Company.

Pursuant to the terms of and subject to the conditions set forth in the Purchase Agreement, the Company shall transfer to Acquisition Sub all of the issued and outstanding share capital of Global Preferred Re Limited, the Company’s direct wholly-owned Bermuda-based subsidiary (“GPRe”), (the “Transaction”) in exchange for fifty seven million dollars (US$57,000,000) of AEGON common shares of New York registry, par value eur. 0.12 per share (the “Consideration”). You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Transaction.

We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including the pursuit of various public and private capital raising alternatives as well as providing valuation services in connection with the granting of stock options to Company management.

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined: (a) the Purchase Agreement; (b) certain audited historical financial statements of the Company and of AEGON for the three years ended December 31, 2003; (c) the audited financial statements of the Company and of AEGON for the nine months ended September 30, 2004; (d) certain audited historical financial statements of GPRe for the two years ended December 31, 2003; (e) the unaudited financial statements of GPRe for the nine months ended September 30, 2004; (1) information regarding certain publicly traded comparable companies in the life insurance and reinsurance industries; (g) information regarding publicly available financial terms of certain recently-completed transactions in the life insurance and reinsurance industries (h) current and historical market prices and trading volumes of the common stock of AEGON; and (j) certain other publicly available information on the Company and AEGON. We have also held discussions with members of the senior management of the Company and AEGON to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or AEGON. In addition, we did not make an independent evaluation of the adequacy of the reserves, or collectibility of reinsurance, related to the future policy benefits and unpaid loss and loss adjustment expenses of the Company or AEGON nor have we reviewed any individual insurance claims or policy files or contracts relating to the Company or AEGON. We have, with your permission, assumed that the respective policy reserves are adequate to cover such losses and benefits and will be adequate on a pro forma basis for the combined entity.

Global Preferred Holdings, Inc.

December 30, 2004

We were not requested to, and did not, participate in the negotiation or structuring of the Transaction nor were we asked to consider, and our opinion does not address, the relatives merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Transaction will be consummated on the terms described in the Purchase Agreement, without any waiver of any material terms or conditions by the Company.

Cochran, Caronia & Co., LLC is regularly engaged in the valuation of insurance company securities in connection with business combinations, investments and other transactions. As specialists in the securities of companies in the insurance industry, Cochran, Caronia & Co., LLC has experience in, and knowledge of the valuation of such enterprises. We have acted as the investment banker to the Board of Directors only in in connection with this opinion and will receive a fee for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may actively trade the equity securities of AEGON for our own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

We are expressing no opinion herein as to the price at which the common stock of AEGON will trade at any future time or as to the effect of the Transaction on the trading price of the common stock of AEGON. Such trading price may be effected by a number of factors, including but not limited to (i) dispositions of the common stock of AEGON by Stockholders within a short period of time after the effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of AEGON or in the insurance industry, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Purchase Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Consideration to be delivered in connection with Transaction, and we do not address the merits of the underlying decision by the Company to engage in the Transaction and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote on the proposed Transaction. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in submissions to state insurance regulatory authorities or in a proxy statement mailed to the Stockholders by the Company with respect to the Transaction.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ Cochran, Caronia & Co., LLC
COCHRAN, CARONIA & CO., LLC

C-2

ANNEX D

OPINION OF MORRIS, MANNING & MARTIN, LLP

April 4, 2005

Global Preferred Holdings, Inc.

6455 East Johns Crossing

Suite 402

Duluth, Georgia 30097

Ladies and Gentlemen:

We have acted as counsel to Global Preferred Holdings, Inc., a Delaware corporation (“Company”), in connection with the proposed transaction (the “Transaction”) among AEGON N.V., a company formed under the laws of The Netherlands (“Parent”), GPRE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquiror”), and Company pursuant to an Agreement and Plan Reorganization dated as of December 30, 2004 (the “Agreement”). The Transaction is described in Parent’s Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes the proxy statement of Company (the “Proxy Statement/Prospectus”). This opinion letter is rendered pursuant to the requirements of Item 4(b) of Form F-4 under the Securities Act. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

Subject to the qualifications and limitations contained therein, the Registration Statement sets forth our opinion as to the anticipated material federal income tax consequences of the Transaction in the section of the Proxy Statement/Prospectus entitled “Material U.S. Federal Income Tax Consequences to GPH Stockholders.” Changes in the law after the date of our opinion may affect the federal income tax consequences of the Transaction. Moreover, notwithstanding our opinion, there can be no assurance that contrary positions will not be asserted by the Internal Revenue Service.

Consistent with the foregoing, we hereby confirm our opinion in the Registration Statement, consent to the filing of this opinion with the Securities and Exchange Commission as an appendix to the Registration Statement, and consent to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

/s/ CASSADY V. BREWER
Cassady V. Brewer, Partner

D-1

ANNEX E

TAX OPINION OF KPMG LLP

April 4, 2005

AEGON U.S. Corporation

Attn:    Arthur C. Schneider

    Senior Vice President and Chief Tax Officer

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499

Ladies and Gentlemen:

This letter responds to your request for the opinion of KPMG LLP regarding certain federal income tax consequences resulting from a proposed Transaction described in an Agreement and Plan of Reorganization dated as of December 30, 2004, and in a Registration Statement of Parent on Form F-4 filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which includes a Proxy Statement/Prospectus.

Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus. Unless otherwise indicated, all section references in this letter are to the Internal Revenue Code of 1986, as amended and the regulations promulgated under the Code.

We have been provided with two separate, complementary letters with facts and representations, one of yours, and the other of GPH, that you know or have reason to know are pertinent to our opinions. Our opinions contained in this letter are based on those facts and representations. We have not independently verified, and will not independently verify, the completeness or accuracy of any facts or representations stated herein. You understand and agree that we are relying on these facts and representations in rendering the opinions contained in this letter. If any of these facts or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing, because the incompleteness or inaccuracy could cause us to change our opinions. We have reviewed the Reorganization Agreement and the Registration Statement. We assume that all necessary documents described therein have been or will be executed properly under applicable law and that all necessary steps of the Reorganization have been or will be consummated in accordance with the terms and conditions of the Agreement, and consistent with applicable federal, state, or local law. To our knowledge, our opinion is not based on unreasonable factual or legal assumptions (including assumptions as to factual events) and we have not unreasonably relied upon the representations, statements, findings, or agreements of any person.

Subject to the limitations below, it is our opinion that the federal income tax consequences described below will prevail if challenged by the Internal Revenue Service:

1. The Reorganization will constitute a reorganization within the meaning of section 368(a)(1)(C) and will not be subject to section 367.

2. No gain or loss will be recognized by AEGON or GAC as a result of the Reorganization. GPH will recognize gain or loss on its sale of AEGON common stock to generate cash to satisfy its liabilities and expenses. GPH will recognize gain, if any, on the distribution of property other than shares of AEGON common stock to its shareholders or creditors as if the property had been sold to the distributee at its fair market value. GPH will recognize no loss.

3. A GPH stockholder will treat the receipt of cash in lieu of fractional share interests in AEGON common stock as if he received the fractional share interest in the Reorganization. So treated, a GPH stockholder who receives only AEGON common stock in the Reorganization will recognize no gain or loss on his surrender of shares of GPH common stock in exchange therefor. A GPH stockholder who receives cash (other than cash in lieu of fractional share interests) or other property that is not shares of AEGON common stock in addition to AEGON common shares will recognize gain equal to the lesser of: (a) the sum

E-1

AEGON U.S. Corporation

April 4, 2005

Page: 2

of the amount of such cash plus the fair market value of the other property received; or (b) his gain realized (i.e., the fair market value of the AEGON common shares and all other property received less that stockholder’s tax basis in the shares of GPH common stock surrendered). The gain recognized will be treated as capital gain or dividend income (which generally are taxable at the same rates, in the case of long-term capital gains) depending on whether the receipt of the cash and other property has the effect of a dividend distribution, as provided in section 356(a)(2) with the application of section 318(a), and not in excess of the shareholder’s ratable share of GPH’s earnings and profits.

4. A GPH stockholder’s total tax basis in the shares of AEGON common stock received in the Reorganization (including a fractional share interest in AEGON common stock) will be the same as the total tax basis of the shares of GPH common stock surrendered in the exchange, decreased by the fair market value of any other property received by the stockholder, and increased by the amount that was treated as a dividend and the amount of gain which the stockholder recognized in the exchange (not including the portion of the gain treated as a dividend). The shareholder’s basis in any other property received will be its fair market value.

5. A GPH stockholder’s holding period of the shares of AEGON common stock received in the Reorganization (including a fractional share interest in AEGON common stock) will include the holding period of the shares of GPH common stock surrendered, provided that GPH stock was held as a capital asset on the day of receipt. The stockholder’s holding period in any other property received will begin on the day after receipt.

6. A GPH stockholder will recognize gain or loss on the receipt of cash in lieu of fractional share interests in AEGON common stock equal to the amount of cash less that stockholder’s tax basis in the fractional share interest.

Our opinions in this letter are limited to those specifically set forth above. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described in this letter. No inference should be drawn on any matter for which we have not specifically given an opinion.

In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, and judicial and administrative interpretations of these — all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the IRS, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed in this opinion will not be asserted by a tax authority and ultimately sustained by a court.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby imply or admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

KPMG LLP

/s/    DAVID P. MADDEN

David P. Madden

E-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

AEGON has agreed to indemnify each member of the Executive Board and the Supervisory Board and each officer of AEGON if, in carrying out his duties, such person incurs personal liability under civil law for the financial consequences thereof, subject to AEGON’s reservation of its rights to recover payment made under the indemnity from each such person to the fullest extent permitted by applicable laws. AEGON maintains an insurance policy with a third party insurer insuring officers and directors against this type of liability.

Item 21. Exhibits and Financial Statements

(a) Exhibits

The following documents are filed as exhibits to the registration statement.

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated as of December 30, 2004, among AEGON N.V., GPRE ACQUISITION CORP., and GLOBAL PREFERRED HOLDINGS, INC. (included as Annex A to Proxy Statement/Prospectus included in this Registration Statement)

2.2	Plan of Liquidation and Complete Dissolution of Global Preferred Holdings, Inc. (included as Annex B-2 to Proxy Statement/Prospectus included in this Registration Statement)

2.3	Certificate of Dissolution of Global Preferred Holdings, Inc. (included as Annex B-1 to Proxy Statement/Prospectus included in this Registration Statement)

5.1	Opinion of E. Lagendijk, General Counsel to AEGON, regarding the validity of AEGON common shares

8.1	Opinion of Morris, Manning & Martin, LLP as to certain federal tax consequences of the Reorganization (included as Annex D to Proxy Statement/Prospectus included in this Registration Statement)

8.2	Opinion of KPMG LLP as to certain federal tax consequences of the Reorganization (included as Annex E to Proxy Statement/Prospectus included in this Registration Statement)

23.1	Consent of Ernst & Young Accountants

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of E. Lagendijk (included in Exhibit 5.1)

23.4	Consent of Cochran, Caronia & Co. (included in Exhibit 99.1)

23.5	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)

23.6	Consent of KPMG LLP (included in Exhibit 8.2)

23.7	Consent of KPMG LLP

23.8	Consent of Marcum & Kliegman LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)*

99.1	Opinion of Cochran, Caronia & Co., LLC (included as Annex C to the Proxy Statement/Prospectus included in this Registration Statement)

99.2	Proxy for holders of Global Preferred Holdings, Inc. common stock

*	Filed with the Commission on February 25, 2005.

(b) Schedules

Not required.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, AEGON N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, the Netherlands, on this 5th day of April, 2005.

AEGON N.V.

By:	*
Name:	D.J. Shepard
Title:	Chief Executive Officer Chairman of the Executive Board

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the Registration Statement has been signed by the following persons (who comprise a majority of the Executive and Supervisory Boards) in the capacities and on the dates indicated.

Signature	Title	Date

* D.J. Shepard	Chief Executive Officer and Chairman of the Executive Board (Principal Executive Officer)	April 5, 2005

* J.B.M. Streppel	Executive Board Member (Principal Financial and Principal Accounting Officer)	April 5, 2005

* J.G. van der Werf	Executive Board Member	April 5, 2005

* A.R. Wynaendts	Executive Board Member	April 5, 2005

* M. Tabaksblat	Chairman of the Supervisory Board	April 5, 2005

* D.G. Eustace	Vice Chairman of the Supervisory Board	April 5, 2005

Signature	Title	Date

* K.J. Storm	Supervisory Board Member	April 5, 2005

* I.W. Bailey, II	Supervisory Board Member	April 5, 2005

* O.J. Olcay	Supervisory Board Member	April 5, 2005

* T. Rembe	Supervisory Board Member	April 5, 2005

* W.F.C. Stevens	Supervisory Board Member	April 5, 2005

* P. Voser	Supervisory Board Member	April 5, 2005

* L.M. van Wijk	Supervisory Board Member	April 5, 2005

* R. Dahan	Supervisory Board Member	April 5, 2005

*By:	/S/ CRAIG D. VERMIE	Authorized Representative of AEGON N.V. in the United States
Craig D. Vermie Attorney-in-Fact

Cedar Rapids, Iowa

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated as of December 30, 2004, among AEGON N.V., GPRE ACQUISITION CORP., and GLOBAL PREFERRED HOLDINGS, INC. (included as Annex A to Proxy Statement/Prospectus included in this Registration Statement)

2.2	Plan of Liquidation and Complete Dissolution (included as Annex B-2 to Proxy Statement/Prospectus included in this Registration Statement)

2.3	Certificate of Dissolution of Global Preferred Holdings, Inc. (included as Annex B-1 to Proxy Statement/Prospectus included in this Registration Statement)

5.1	Opinion of E. Lagendijk, General Counsel to AEGON, regarding the validity of the AEGON common shares

8.1	Opinion of Morris, Manning & Martin, LLP as to certain federal tax consequences of the Reorganization (included as Annex D to Proxy Statement/Prospectus included in this Registration Statement)

8.2	Opinion of KPMG LLP as to certain federal tax consequences of the Reorganization (included as Annex E to Proxy Statement/Prospectus included in this Registration Statement)

23.1	Consent of Ernst & Young Accountants

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of E. Lagendijk (included in Exhibit 5.1)

23.4	Consent of Cochran, Caronia & Co. (included in Exhibit 99.1)

23.5	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)

23.6	Consent of KPMG LLP (included in Exhibit 8.2)

23.7	Consent of KPMG LLP

23.8	Consent of Marcum & Kliegman LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)*

99.1	Opinion of Cochran, Caronia & Co. (included as Annex C to the Proxy Statement/Prospectus included in this Registration Statement)

99.2	Proxy for holders of Global Preferred Holdings, Inc. common stock

*	Filed with the Commission on February 25, 2005.